EXECUTION COPY
CREDIT AGREEMENT

dated as of

December 29, 2017

among

MVP REIT II OPERATING PARTNERSHIP, LP,
As Borrower

and

The Lenders Party Hereto

and

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

and

KEYBANC CAPITAL MARKETS
As Lead Arranger

TABLE OF CONTENTS

ARTICLE I Definitions
SECTION 1.01 Defined Terms
SECTION 1.02 Classification of Loans and Borrowings
SECTION 1.03 Terms Generally
SECTION 1.04 Accounting Terms; GAAP
ARTICLE II The Credits
SECTION 2.01 Revolving Commitments
SECTION 2.02 Loans and Borrowings.
SECTION 2.03 Requests for Borrowings
SECTION 2.04 Swingline.
SECTION 2.05 Letters of Credit.
SECTION 2.06 Funding of Borrowings.
SECTION 2.07 Interest Elections.
SECTION 2.08 Termination, Reduction and Increase of Commitments.
SECTION 2.09 Repayment of Loans; Evidence of Debt.
SECTION 2.10 Prepayment of Loans.
SECTION 2.11 Fees.
SECTION 2.12 Interest.
SECTION 2.13 Alternate Rate of Interest
SECTION 2.14 Increased Costs.
SECTION 2.15 Break Funding Payments
SECTION 2.16 Taxes.
SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
SECTION 2.18 Mitigation Obligations; Replacement of Lenders.
SECTION 2.19 Extension
SECTION 2.20 Defaulting Lenders.
SECTION 2.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions
ARTICLE III Representations and Warranties
SECTION 3.01 Organization; Powers
SECTION 3.02 Authorization; Enforceability
SECTION 3.03 Governmental Approvals; No Conflicts
SECTION 3.04 Financial Condition; No Material Adverse Change.
SECTION 3.05 Properties.
SECTION 3.06 Intellectual Property
SECTION 3.07 Litigation and Environmental Matters.
SECTION 3.08 Compliance with Laws and Agreements; No Default
SECTION 3.09 Investment and Holding Company Status; EEA Financial Institution
SECTION 3.10 Taxes
SECTION 3.11 ERISA
SECTION 3.12 Disclosure

SECTION 3.13 Insurance
SECTION 3.14 Margin Regulations
SECTION 3.15 Subsidiaries; REIT Qualification
SECTION 3.16 OFAC; Anti-Money Laundering
SECTION 3.17 Solvency
SECTION 3.18 Brokers
SECTION 3.19 Ground Lease.
ARTICLE IV Conditions
SECTION 4.01 Effective Date
SECTION 4.02 Each Credit Event
ARTICLE V Affirmative Covenants
SECTION 5.01 Financial Statements; Ratings Change and Other Information
SECTION 5.02 Financial Tests
SECTION 5.03 Notices of Material Events
SECTION 5.04 Existence; Conduct of Business
SECTION 5.05 Payment of Obligations
SECTION 5.06 Maintenance of Properties; Insurance.
SECTION 5.07 Books and Records; Inspection Rights.
SECTION 5.08 Compliance with Laws, Charter Documents, etc.
SECTION 5.09 Use of Proceeds
SECTION 5.10 Fiscal Year
SECTION 5.11 Environmental Matters.
SECTION 5.12 [Intentionally Omitted]
SECTION 5.13 Pool Properties
SECTION 5.14 Further Assurances
SECTION 5.15 Parent Covenants
SECTION 5.16 ECP
SECTION 5.17 Collateral and Guaranty Requirements; Security Interest Termination
ARTICLE VI Negative Covenants
SECTION 6.01 Liens
SECTION 6.02 Fundamental Changes; Asset Sales
SECTION 6.03 Investments, Loans, Advances and Acquisitions
SECTION 6.04 Hedging Agreements
SECTION 6.05 Restricted Payments
SECTION 6.06 Transactions with Affiliates
SECTION 6.07 Parent Negative Covenants
SECTION 6.08 Restrictive Agreements
SECTION 6.09 Indebtedness
SECTION 6.10 Management Fees
SECTION 6.11 Leases.
SECTION 6.12 Amendment to Organizational Documents; Ground Leases
SECTION 6.13 Sanctions

ARTICLE VII Events of Default
SECTION 7.01 Events of Default
SECTION 7.02 Performance by Administrative Agent
SECTION 7.03 Distribution of Collateral Proceeds
SECTION 7.04 Remedies in Respect of Hedge Obligations
ARTICLE VIII The Administrative Agent
ARTICLE IX Miscellaneous
SECTION 9.01 Notices
SECTION 9.02 Waivers; Amendments.
SECTION 9.03 Expenses; Indemnity; Damage Waiver
SECTION 9.04 Successors and Assigns.
SECTION 9.05 Survival
SECTION 9.06 Counterparts; Integration; Effectiveness; Joint and Several.
SECTION 9.07 Severability
SECTION 9.08 Right of Setoff
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
SECTION 9.10 WAIVER OF JURY TRIAL
SECTION 9.11 Headings
SECTION 9.12 Confidentiality
SECTION 9.13 Interest Rate Limitation
SECTION 9.14 USA PATRIOT Act
SECTION 9.15 Fiduciary Duty/No Conflicts

SCHEDULES:

Schedule 1.01 – Commitments
Schedule 3.05(f) – Earthquake or Seismic Area
Schedule 3.07 – Litigation Disclosure
Schedule 3.15 – Subsidiaries
Schedule 5.13 – Pool Properties
Schedule SG – Subsidiary Guarantors

EXHIBITS:

Exhibit A – Form of Assignment and Acceptance
Exhibit B – Form of Compliance Certificate
Exhibit C	–	Form of Guaranty
Exhibit D-1 to D-3	–	Forms of Note
Exhibit E	–	Form of Borrowing Request/Interest Rate Election
Exhibit F	–	Joinder Agreement
Exhibit G	–	Form of Borrowing Base Certificate
Exhibit H-1 to H-4	–	Form of Tax Certificate
Exhibit I	–	Form of Environmental Indemnity
Exhibit J	–	Form of Letter of Credit Request
Exhibit K	–	Form of Letter of Credit Application

CREDIT AGREEMENT ("Agreement") dated as of

December 29, 2017,

among

MVP REIT II OPERATING PARTNERSHIP, LP,
as Borrower,

the LENDERS party hereto,

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent,
and
KEYBANC CAPITAL MARKETS,
as Lead Arranger

ARTICLE I

Definitions
SECTION 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:
"ABR" when used in reference to any Loan or Borrowing of any Class, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
"Acquisition WC Revolving Loans" means WC Revolving Loans made in accordance with the terms hereof for the purpose of paying costs and expenses described in clause (y) of the definition of Permitted WC Uses.
"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
"Administrative Agent" means KeyBank National Association, in its capacity as administrative agent for the Lenders hereunder.
"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Advisory Agreement" means, that certain Second Amended and Restated Advisory Agreement dated May 26, 2017, by and between The Parking REIT, Inc. (as successor by merger to MVP REIT II, Inc.), MVP REIT II Operating Partnership, LP, and MVP Realty Advisor, LLC.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBO Rate for an Interest Period of one month determined as of the applicable date for which the Alternate Base Rate is being determined plus one percent (1%).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
"Anti-Corruption Laws" means all Legal Requirements of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.
"Anti-Money Laundering Laws" means all Legal Requirements related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act," 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
"Applicable Percentage" means, with respect to any Lender of any Class, such Lender's Applicable Revolving Percentage or Applicable Term Loan Percentage, as applicable, for such Class.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments of each applicable most recently in effect, giving effect to any assignments.
"Applicable Rate" means, a rate per annum equal to:
(a) with respect to WC Revolving Loans that are (i) Eurodollar Loans, four percent (4.00%) and (ii) ABR Loans, three percent (3.00%); and
(b) with respect to BB Revolving Loans and any Term Loans, (i) at all times prior to the Investment Grade Pricing Date, the percentage rate set forth in the immediately following table corresponding to the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 5.01(c).  Any adjustment to the Applicable Rate for BB Loans during such times shall be effective as of the first day of the calendar quarter immediately following the quarter during which the Borrower delivers to the Agent the applicable Compliance Certificate pursuant to Section 5.01(c) (with the Compliance Certificate for the most recently ended reporting period delivered during a subject quarter taking precedence over a Compliance Certificate for a prior reporting period delivered during the same quarter).  If the Borrower fails to deliver a Compliance Certificate on or prior to the date when it is required to deliver it pursuant to Section 5.01(c), the Applicable Rate shall equal the percentages corresponding to Level 3 from the date when the Borrower was required to deliver such Compliance Certificate until the first day of the calendar quarter immediately following the quarter that the required Compliance Certificate is delivered.  Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Rate for Loans as provided above, the Applicable Rate shall be determined based on Level 3:
Level	Consolidated Leverage Ratio	BB Revolving Loans which are Eurodollar Loans	BB Revolving Loans which are Alternate Base Rate Loans	BB Term Loans which are Eurodollar Loans	BB Term Loans which are Alternate Base Rate Loans
1	Less than or equal to 40%	1.750%	0.750%	1.700%	0.700%
2	Greater than 40% but less than or equal to 50%	2.250%	1.250%	2.200%	1.200%
3	Greater than 50%	2.500%	1.500%	2.450%	1.450%

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of SECTION 2.17(f).

(ii) from and after the Investment Grade Pricing Date,  the percentage rate set forth in the immediately following table corresponding to the level (each a "Pricing Level") into which the Borrower's Debt Rating then falls, notwithstanding any failure of Borrower to maintain an Investment Grade Rating or any failure of Borrower to maintain a Debt Rating.  Any subsequent change in or loss of any of the Borrower's Credit Ratings which would cause a different level to be applicable shall be effective as of five (5) Business Days following the date when the Administrative Agent receives written notice from the Borrower that such change in or loss of a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower's Credit Ratings have changed or that the Borrower ceases to have a Credit Rating, then the Administrative Agent shall adjust the level effective as of five (5) Business Days following the date of effectiveness of such change in or loss of the Borrower's Credit Ratings:
Senior Unsecured Rating	BB Revolving Loans which are Eurodollar Loans	BB Revolver Facility Fee	BB Revolver All-in Drawn	BB Revolving Loans which are Alternate Base Rate Loans	BB Term Loans which are Eurodollar Loans	BB Term Loans which are Alternate Base Rate Loans
≥ A-/A3	0.825%	0.125%	0.950%	0.000%	0.900%	0.000%
BBB+/Baa1	0.875%	0.150%	1.025%	0.025%	0.950%	0.000%
BBB/Baa2	1.000%	0.200%	1.200%	0.200%	1.100%	0.100%
BBB-/Baa3	1.200%	0.250%	1.450%	0.450%	1.350%	0.350%
< BBB-/Baa3	1.550%	0.300%	1.850%	0.850%	1.750%	0.750%

During any period for which the Borrower has received three Debt Ratings which are not equivalent, the Applicable Rate will be determined by (a) the highest Debt Rating if they differ by only one level and (b) the average of the two highest Debt Ratings if they differ by two or more levels (unless the average is not a recognized level, in which case the Applicable Rate will be based on the level corresponding to the second highest Debt Rating).  During any period for which the Borrower has received only two Debt Ratings and such Debt Ratings are not equivalent, the Applicable Rate will be determined by (i) the highest Debt Rating if they differ by only one level and (ii) the median of the two Debt Ratings if they differ by two or more levels (unless the median is not a recognized level, in which case the Applicable Rate will be based on the Debt Rating one level below the level corresponding to the higher Debt Rating). During any period for which the Borrower has received a Debt Rating from only one rating agency, the Applicable Rate shall be determined based on such Debt Rating so long as such Debt Rating is from either S&P or Moody's. During any period for which the Borrower does not have a Debt Rating from any rating agency, or during any other period not otherwise covered by this definition, the Applicable Rate shall be determined based on the Pricing Level corresponding to a Debt Rating of "> BBB-/ Baa3" on the table above.
"Applicable Revolving Percentage" means, with respect to any Revolving Lender, the percentage of the Total Revolving Commitment represented by such Revolving Lender's Revolving Commitment.  If the Revolving Commitments of all Revolving Lenders have terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
"Applicable Term Loan Percentage" means, with respect to each Term Lender, the percentage set forth on Schedule 1.01 hereto as such Term Lender's percentage of the Term Loan Commitments, as the same may be amended from time to time in accordance with the terms of this Agreement.  If the Term Loan Commitments of the Term Lenders have been terminated or expired as provided in this Agreement, then the Applicable Term Loan Percentage of each Term Lender shall be determined based on the Term Loan Commitments immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
"Approved Fund" has the meaning set forth in Section 9.04(b).
"Approved Lease" has the meaning set forth in Section 6.11(a).
"Assets Under Development" means all Real Property, or phases thereof, that is under construction or development as an income-producing parking project in a diligent manner and in accordance with industry standard construction schedules, but for which a certificate of occupancy has not been issued.
"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time, which is described in the EU Bail-In Legislation Schedule.
"BB Availability Period" means the period from and including the Effective Date to but excluding the BB Maturity Date.
"BB LC Disbursement" means a payment made by the Issuing Bank pursuant to a BB Letter of Credit.
"BB LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding BB Letters of Credit at such time plus (b) the aggregate amount of all BB LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The BB LC Exposure of any Lender at any time shall be its Applicable Revolving Percentage of the total BB LC Exposure at such time.
"BB Maturity Date" means the earliest of: (a) the BB Stated Maturity Date; or (b) the date upon which Administrative Agent declares the Obligations due and payable after an Event of Default has occurred and is continuing.
"BB Revolving Credit Exposure" means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender's BB Revolving Loans, its BB LC Exposure and BB Swingline Exposure at such time.
"BB Revolving Loan" means a revolving loan made pursuant to SECTION 2.01(a).

"BB Stated Maturity Date" means January 3, 2021, as the same may be extended in accordance with Section 2.19.
"BB Swingline Exposure" means, at any time, the aggregate principal amount of all BB Swingline Loans outstanding at such time.  The BB Swingline Exposure of any Lender at any time shall be its Applicable Revolving Percentage of the total BB Swingline Exposure at such time.
 "BB Swingline Loan" means a Loan made pursuant to SECTION 2.04(a)(x).
"BB Total Credit Exposure" means, at any time, the sum of (i) the BB Revolving Credit Exposure and (ii) the outstanding principal amount of all Term Loans.
"Board" means the Board of Governors of the Federal Reserve System of the United States of America.
"Borrower" has the meaning set forth in the preamble hereto.
"Borrower Materials" has the meaning set forth in Section 9.01.
"Borrowing" means Loans of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
"Borrowing Base Availability" means, as adjusted from time to time pursuant to the terms hereof, the following: the lesser of (a) a maximum aggregate BB Total Credit Exposure such that the Pool Leverage Ratio would not exceed fifty five percent (55%) and (b) a maximum aggregate BB Total Credit Exposure which would provide a Pool Debt Yield of no less than ten and one-half percent (10.5%).  Notwithstanding the foregoing, the Borrowing Base Availability created by the property located at 735 & 749 N. 2nd St., 746-752 N. Old World 3rd St., 215 W. Wells St., Milwaukee, Wisconsin (the "Milwaukee Wells Asset") shall, unless and until that certain Participation Agreement by and among PCAM, LLC, a California limited liability company, MVP Milwaukee Wells, LLC, a Nevada limited liability company, and MVP REIT, Inc., a Maryland corporation is terminated or otherwise satisfied and evidence of such termination or satisfaction, in form and substance reasonably satisfactory to the Administrative Agent is delivered to the Administrative Agent, be adjusted as follows: (a) 100% of the first $3,900,000.00 of Borrowing Base Availability as calculated above, plus (b) 75% of the remaining Borrowing Base Availability in excess of $3,900,000.00; from and after the date upon which the Administrative Agent has received and approved a release of the aforementioned participation agreement, the Borrowing Base Availability for the Milwaukee Wells Asset will thereafter be determined in the same manner as all other Pool Properties as set forth above.
"Borrowing Base Certificate" means a borrowing base certificate of a Financial Officer of the Borrower (the "Borrowing Base Certificate") in the form of Exhibit G attached hereto, setting forth a calculation of the Maximum BB Loan Available Amount, Maximum BB Revolving Available Amount, and, prior to the WC Termination Date, the Maximum WC Revolving Loan Available Amount.

"Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.
"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
"Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
"Capital Stock" means, collectively, all shares of capital stock (whether denominated as common or preferred stock), equity interests, partnership, limited liability company, or membership interests, joint venture interests or other ownership interests in or equivalents of or in a Person (other than an individual), whether voting or non-voting, and to the extent not included in the foregoing, any of a member's or partner's control rights in such Person, including the rights to manage or participate in management, voting rights, inspection rights and other rights.
"Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than twenty percent (20%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the REIT Guarantor; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the REIT Guarantor (the "Board of Directors") by Persons who were neither (i) nominated by the Board of Directors nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the REIT Guarantor by any Person or group; (d) the replacement, removal or resignation of the Management Company or an Affiliate thereof as asset manager and advisor to the Borrower, any Subsidiary Guarantor and the REIT Guarantor, (e) the failure of the Borrower to own, directly or indirectly, free and clear of any Liens, 100% of the ownership interests in each Subsidiary Guarantor, (f) the REIT Guarantor fails to own, directly or indirectly, ninety percent (90%) of the Equity Interest in the Borrower, or (g) the REIT Guarantor fails to be the sole general partner of the Borrower.
"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement by any Governmental Authority, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Class" means, when used with respect to (a) a Commitment, refers to whether such Commitment is a Revolving Commitment, Swingline Commitment, or any tranche of Term Loan Commitments, (b) when used with respect to any Loan, refers to whether such Loan is a BB Loan, WC Revolving Loan, Swingline Loan, or Term Loan, and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.  For the avoidance of doubt, each tranche of Term Loans may, if agreed by the Borrower, the Agent, and the applicable Term Loan Lenders, be treated as a separate Class.
"Code" means the Internal Revenue Code of 1986, as amended from time to time.
"Collateral" means all property, tangible or intangible, real, personal or mixed, now or hereafter subject to the liens and security interests of the Loan Documents, or intended so to be, which Collateral shall secure the Obligations and the Hedging Obligations on a pari passu basis.
"Commitment" means, with respect to each Lender, the aggregate amount of such Lender's Revolving Commitment and Term Commitment, if any, as such commitment may be reduced or increased from time to time pursuant to SECTION 2.08 or to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of such Lender's Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" has the meaning set forth in Section 5.01(c) hereof and a form of which is attached hereto as Exhibit B.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated Leverage Ratio" means, the ratio (expressed as a percentage) of (a) the Indebtedness of the REIT Guarantor and its direct and indirect subsidiaries (without duplication) to (b) Total Asset Value.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company, any general partner of any limited partnership, or any board of directors of a corporation.  "Controlling" and "Controlled" have meanings correlative thereto.
"Core Funds from Operations" means for a given period, the REIT Guarantor's net income (or loss) after any preferred dividends determined on a consolidated basis in accordance with GAAP (unless otherwise indicated herein) for such period, excluding gains or losses from extraordinary items, impairment and other non-cash charges and related expenses, including fees and expenses related to the consummation of the Merger, plus real estate depreciation and amortization. Core Funds from Operations will be adjusted for (i) unconsolidated entities to reflect funds from operations on the same basis, (ii) the impact of straight-lining of rents, (iii) the amortization of intangibles associated with the amortization of above or below market rents, pursuant to ASC 805 and calculation of interest expense in accordance with FBS APB 14-1, and (iv) the consummation of the Merger.
"Credit Party" means each of the Borrower and each Guarantor.
"Debt Rating" means, as of any date of determination, the rating as determined by a Rating Agency of a Person's non credit enhanced, senior unsecured long term debt. The Debt Rating in effect at any date is the Debt Rating that is in effect at the close of business on such date.
"Debtor Relief Laws" means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of this Agreement.
"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
"Default Rate" has the meaning set forth in SECTION 2.12(c).
"Defaulting Lender" means any Lender that: (a) has failed to perform any of its funding obligations hereunder, including in respect of its commitment to make Loans or acquire participations in respect of Letters of Credit or Swingline Loans, within two (2) Business Days of the date required to be funded by it hereunder; (b) has notified the Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender's obligation to fund a Loan or participations in respect of Letter of Credit or Swingline Loans hereunder and indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan or participations in respect of Letters of Credit or Swingline Loans is not or cannot be satisfied) or under other agreements generally in which it commits to extend credit; (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower (and the Administrative Agent has received a copy of such request), to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action; (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; or (iii) in the good faith determination of the Administrative Agent, taken any material action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.
"Designated Jurisdiction" means any country, region, or territory to the extent that such country, region, or territory itself, or its government, is the subject or target of any Sanction.
"Dollars" or "$" refers to lawful money of the United States of America.
"EBITDA" means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense, preferred dividends, and income taxes, plus or minus (c) to the extent included in the determination of net income, any extraordinary losses or gains, such as those resulting from sales or payment of Indebtedness and any fees and expenses related to the consummation of the Merger,  but excluding straight-line rents and FAS 141 accruals or similar adjustments, in each case, as determined on a consolidated basis in accordance with GAAP (unless otherwise indicated herein) and including (without duplication) the Equity Percentage of EBITDA for the REIT Guarantor's non-wholly owned direct and indirect subsidiaries, and all as adjusted to reflect the consummation of the Merger.
"Economic Interests Pledge" means that certain Pledge and Security Agreement, dated as of the date hereof by the Borrower and certain of its Subsidiaries party thereto from time to time in favor of the Administrative Agent pledging Borrower's direct or indirect distribution and/or other cash flow interests in certain of its Subsidiaries as required under SECTION 5.17.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Effective Date" means the date on which the conditions specified in SECTION 4.01are satisfied (or waived in accordance with Section 9.02).
Eligible Ground Lease. A ground lease with respect to a Pool Property executed or assumed by a Subsidiary Guarantor as lessee, which must provide customary protections for a potential leasehold mortgagee ("mortgagee") such as (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 30 years as of the date the applicable Real Property is admitted as a Pool Property, (ii) a provision that the ground lease will not be terminated until the mortgagee has received notice of a default, has had a reasonable opportunity to cure and has failed to do so, (iii) provision for a new lease to the mortgagee as tenant on the same terms if the ground lease is terminated for any reason, (iv) transferability of the tenant's interest under the ground lease by the mortgagee without any requirement for consent of the ground lessor unless based on delivery of customary assignment and assumption agreements from the transferor and transferee and other reasonably restrictions, (v) the ability of the tenant to mortgage tenant's interest under the ground lease without any requirement for consent of the ground lessor and (vi) provisions that the tenant under the ground lease (or the mortgagee) has customary protections with respect to the application of insurance proceeds or condemnation awards attributable to the tenant's interest under the ground lease and related improvements.
"Environmental Assessment" shall mean a written assessment and report approved by the Administrative Agent as to the status of any Pool Properties regarding compliance with any Legal Requirements related to environmental matters and accompanied by a reliance letter satisfactory to the Administrative Agent. Each Environmental Assessment must comply with all Legal Requirements.
"Environmental Claim" means any notice of violation, action, claim, Environmental Lien, demand, abatement or other order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restriction, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Borrower or any of its Subsidiaries or any activities or operations thereof; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Borrower or any of its Subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Borrower or any of its Subsidiaries.

"Environmental Indemnity" means any Environmental Indemnity from the Borrower and each Guarantor to Administrative Agent for the benefit of the Lenders, now or hereafter delivered pursuant to this Agreement to secure the Obligations, which shall be substantially in the form of Exhibit I hereto, as the same may be amended, restated, supplemented, or otherwise modified in accordance with its terms.
"Environmental Laws" means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. §  9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §  1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §  136 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §  6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §  2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §  1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. §  651 et seq., (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. §  2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) exposure to any Hazardous Materials in violation of any Environmental Law, (c) the Release or threatened Release of any Hazardous Materials into the environment in violation of any Environmental Law or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Lien" means any lien in favor of any Governmental Authority arising under any Environmental Law.
"Environmental Permit" means any permit required under any applicable Environmental Law or under any and all supporting documents associated therewith.
"Equity Interests" means, with respect to any Person, all of the shares, partnership or membership interests, economic and other rights, participations or other equivalents (however designated) of Capital Stock of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"Equity Percentage" means the aggregate ownership percentage of Borrower in each of its non-wholly owned direct and indirect subsidiaries, which shall be calculated as the greater of (a) Borrower's nominal capital ownership interest in such subsidiary as set forth in such Subsidiary's organizational documents, and (b) Borrower's economic ownership interest in such subsidiary, reflecting Borrower's share of income and expenses of such subsidiary.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Eurodollar," when used in reference to any Loan or Borrowing of any Class, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
"Event of Default" has the meaning assigned to such term in Article VII.
"Excluded Subsidiary" means, any direct or indirect subsidiary of the Borrower that (i) does not own a Pool Property and (ii) the terms of any Indebtedness permitted to be incurred by such Subsidiary prohibit the execution of the Guaranty or the pledge of the Equity Interests of such Subsidiary, as applicable, but only for so long as such prohibitions remain in effect.

"Excluded Swap Obligation" means, with respect to the liability of any Credit Party with respect to a Swap Obligation, including the grant of a security interest to secure such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under an agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.
"Excluded Taxes" means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Legal Requirements in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under SECTION 2.18(b) as a result of costs sought to be reimbursed pursuant to SECTION 2.16 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to SECTION 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with SECTION 2.16 and (d) any U.S. federal withholding Taxes imposed under FATCA.
"Facility Fee" has the meaning given that term in Section 2.11(b).
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by

 it.  Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.
"Fee Letter" means that certain Fee Letter dated as of December 7, 2017 by and among the Borrower, the REIT Guarantor, the Administrative Agent, and the Lead Arranger.
"Financial Officer" means the chief financial officer or the chief accounting officer of the REIT Guarantor.
"Financing Statements" means all such Uniform Commercial Code financing statements as the Administrative Agent shall require, duly authorized by the Credit Parties to give notice of and to perfect or continue perfection of the Lenders' security interest in all Collateral.
"Fitch" means Fitch, Inc. and its successors.
"Fixed Charge Calculation Period" means (i) for the quarter ending March 31, 2018 the   immediately preceding three-month period, (ii) for the quarter ending June 30, 2018 the immediately preceding six-month period, (iii) for the quarter ending September 30, 2018 the immediately preceding nine-month period and for the quarter ending December 31, 2018 and for all quarters thereafter the immediately preceding twelve-month period
"Fixed Charge Coverage Ratio" means, as of any date of calculation, the ratio for the REIT Guarantor and its Subsidiaries on a consolidated basis (without duplication) of, (a) the sum of EBITDA for the applicable Fixed Charge Calculation Period; to (b) all of the regularly scheduled principal due and payable and principal paid on all Indebtedness (other than amounts paid in connection with balloon maturities), plus all Interest Expense, plus the aggregate of all cash dividends paid or payable on any preferred stock, in each case, for the applicable Fixed Charge Calculation Period, in each case, as adjusted to reflect the consummation of the Merger.
"Foreign Lender" means, if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
"GAAP" means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.
"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
Ground Lease Default. Has the meaning given to such term in SECTION 3.19.
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
"Guarantor" means, each of the REIT Guarantor and each Subsidiary Guarantor.
"Guaranty" means the guaranty dated as of the Effective Date by the Guarantors in favor of the Administrative Agent, in the form of Exhibit C attached hereto.
"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law; provided, that Hazardous Materials shall not include any such substances or wastes utilized or maintained at the Real Property in the ordinary course of business and in accordance with all applicable Environmental Laws.
"Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
"Hedging Obligations" means, with respect to the REIT Guarantor, the Borrower or any Subsidiary thereof, any obligations arising under any Hedging Agreement entered into with the Administrative Agent or any Lender with respect to the Loans.  Under no circumstances shall any of the Hedging Obligations secured or guaranteed by any Loan Document as to a surety or guarantor thereof include any obligation that constitutes an Excluded Swap Obligation of such Person.
"Impacted Interest Period" has the meaning set forth in the definition of LIBO Rate.
"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding non-recourse carve-out guarantees until such time as a claim has been filed for breach thereof), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) all obligations contingent or otherwise, of such Person with respect to any Hedging Agreements (calculated on a mark-to-market basis as of the reporting date). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) REIT Guarantor's Equity Percentage of Indebtedness for non-wholly owned subsidiaries.
"Individual Property" and "Individual Properties" shall mean, from time to time, all real estate property owned or ground leased by the Borrower or its Subsidiaries, together with all improvements, fixtures, equipment, and personalty relating to such property.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
"Interest Expense" shall mean all of a Person's paid, accrued or capitalized interest expense on such Person's Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the REIT Guarantor's non-wholly owned direct or indirect subsidiaries.
"Interest Payment Date" means the first Business Day of each calendar quarter.
"Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, or three months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded  to the same number of decimal places as the LIBO Rate)  determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period for which the LIBO Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Rate for the shortest period for which that LIBO Rate is available that exceeds the Impacted Interest Period, in each case, at such time.
"Investment Grade Rating" means a Debt Rating of BBB- or better from S&P or Fitch, or Baa3 or better from Moody's.
"Investment Grade Pricing Date" means, at any time after the Borrower has received an Investment Grade Rating from either S&P or Moody's, the date specified by the Borrower in a written notice to the Administrative Agent and the Lenders as the date on which it irrevocably elects to have the Applicable Rate determined based on the Borrower's Credit Rating; provided that no Event of Default shall exist on the date of such notice or the specified Investment Grade Pricing Date.
"Issuing Bank" means KeyBank National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
"KeyBank" means KeyBank National Association, in its individual capacity.
"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit of any Class, including all BB LC Disbursements and WC LC Disbursements.
"LC Exposure" means, at any time, the sum of (a) the BB LC Exposure plus (b) the WC LC Exposure.  The LC Exposure of any Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.
"Lead Arranger" means KeyBanc Capital Markets, and any successors thereto.
"Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.
Lender Hedge Provider.  As may be applicable at any time with respect to any Hedging Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

"Lenders" means KeyBank and the  other banks and financial institutions party hereto from time to time as a Revolving Lender and/or Term Lender, the Issuing Bank, the Swingline Lender, and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. The term "Lender" shall exclude any Lender in its capacity as a "Lender Hedge Provider".
"Letter of Credit" means any letter of credit issued pursuant to this Agreement, including all BB Letters of Credit and WC Letters of Credit.
"LIBO Rate" means, for any Interest Period with respect to a LIBOR Rate Loan, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the "LIBOR Screen Rate") at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (i) if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period") then the LIBOR Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and (ii) if no such rate administered by ICE Benchmark Administration (or by such other Person that has taken over the administration of such rate for U.S. Dollars) is available to the Administrative Agent, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Rate Loan and having a maturity equal to such Interest Period.
"LIBOR Screen Rate" is defined in the definition of LIBOR Rate.
"Lien" means, with respect to an asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, negative pledge, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; (c) the filing under the Uniform Commercial Code or comparable law of any jurisdiction of any financing statement naming the owner of the asset to which such Lien relates as debtor; (d) any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation; and (e) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, including any dividend reinvestment or redemption plans.

"Liquidity" means, as of any date of calculation, the sum of unencumbered cash and cash equivalents of the REIT Guarantor and its Subsidiaries.
"Loan Documents" means this Agreement, the Notes, each Guaranty, the Environmental Indemnity, the Security Documents, and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties in connection with the transactions contemplated hereby.  For the avoidance of doubt, "Loan Documents" shall exclude any Hedging Agreements.
"Loans" means the loans made by the Lenders to the Borrower pursuant to Section 2.01 or SECTION 2.08(d) of this Agreement, including, without limitation, each BB Revolving Loan, WC Revolving Loan, Term Loan, and Swingline Loan.
"Major Lease" has the meaning assigned to such term in SECTION 6.11(a).
"Majority Lenders" means, as of any date of determination, Lenders having more than 50% of the Total Commitment or, if the Commitment of each Lender to make Loans, the commitment of the Swingline Lender to make Swingline Loans, and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Article VII, Lenders holding in the aggregate more than 50% of the Obligations (including the aggregate amount of each Revolving Lender's risk participation and funded participation in LC Exposure and Swingline Loans); provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
"Management Company" means, MVP Realty Advisors, LLC, a Nevada limited liability company.
"Material Acquisition" means a single transaction, or series of related transactions,  for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower and its Subsidiaries of properties or assets of a Person for an aggregate gross purchase price equal to or in excess of 15% of Total Asset Value (without giving effect to such acquisition).
"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of (i) the REIT Guarantor, the Borrower, and their Subsidiaries, other than owners of Pool Properties, taken as a whole, or (ii) any owner of a Pool Property, (b) the ability of any of the Credit Parties to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents.
"Material Contract" means any contract or other arrangement (other than Loan Documents), whether written or oral, to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

"Maximum BB Loan Available Amount" means, on any date, an amount equal to the lesser of (a) the Total Commitment minus the sum of the BB Total Credit Exposure and the WC Revolving Credit Exposure as of such date and (b) the aggregate Borrowing Base Availability.
"Maximum BB Revolving Available Amount" means, on any date, an amount equal to the lesser of (a) the Total Revolving Commitments minus the WC Revolving Credit Exposure as of such date and (b) the aggregate Borrowing Base Availability minus the outstanding principal amount of all Term Loans.
"Maximum WC Revolving Loan Available Amount" means, on any date, an amount equal to the lesser of (a) the Total Revolving Commitments minus the BB Revolving Credit Exposure as of such date and (b) the WC Sublimit.
"Maximum Rate" shall have the meaning set forth in Section 9.13.
"Merger" means the merger of MVP REIT, Inc. and MVP REIT II, Inc., each a Maryland corporation, which are the predecessor entities of the REIT Guarantor.
"Milwaukee Wells Asset" has the meaning set forth in the definition of Borrowing Base Availability.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"Net Operating Income" shall mean, for any income producing operating Real Property, for any determination period, the difference between (a) any rentals, proceeds and other income received from such property during such period, adjusted for all discounts, coupons, and similar inducements, less (b) an amount equal to all costs and expenses (excluding Interest Expense, depreciation and amortization expense, taxes, and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period.  Net Operating Income shall be calculated as of any date based on the twelve-month period ending on the last day of the immediately preceding month, unless the Real Property has not been owned by the Borrower or its Subsidiaries for the entirety of such twelve-month period, in which event annualized Net Operating Income shall be calculated based on the historical data provided by the Borrower, subject to adjustment by the Administrative Agent in its reasonable discretion, and thereafter until such Real Property has been owned by the Borrower or its Subsidiaries for the entirety of twelve calendar months, Net Operating Income shall be grossed up for such ownership period.  Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP but adjusted for non-cash operating items such as straight line rents and the amortization of above and below market lease assets and liabilities and other non-cash items and including (without duplication) the Equity Percentage of Net Operating Income for the REIT Guarantor's non-wholly owned direct or indirect subsidiaries.

"Net Proceeds" means (a) with respect to any sale, disposition, transfer, financing or refinancing of a Real Property or another asset by any Credit Party or any of its Subsidiaries, an amount equal to (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable Real Property or other asset in connection with such transaction (other than Indebtedness under the Loan Documents) and (B) the out-of-pocket expenses incurred by such Credit Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)), provided any proceeds received in connection with a contemplated 1031 exchange of a Real Property shall not be considered Net Proceeds to the extent such proceeds are reinvested in a replacement Real Property(s) within 180 days of receipt; and
(b) with respect to the sale or issuance of any Equity Interests or the incurrence of any other Indebtedness, in each case, by the REIT Guarantor or any of its Subsidiaries, an amount equal to (i) the sum of the cash and cash equivalents received in connection with such transaction minus (ii) the reasonable and customary underwriting discounts and commissions, and other out-of-pocket costs and expenses, incurred by Borrower or REIT Guarantor and paid to Persons not Affiliates of any Credit Party, as applicable, in connection therewith and, to the extent reasonably approved by the Administrative Agent in connection with such issuance, commissions paid to Affiliates, due diligence fees, and operational and organizational costs and expenses.
"Non-Recourse Exclusions" means, with respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional or willful misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or physical waste at the Real Property securing such Non-Recourse Indebtedness, or from gross negligence or willful misconduct (iii) arise from the presence of Hazardous Materials on the Real Property securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding, or (vi) arise from other acts, omissions, or circumstances that are set forth in the documents governing Non-Recourse Indebtedness of the Borrower's Subsidiaries as of the Closing Date.
"Non-Recourse Indebtedness" means Indebtedness that is not Recourse Indebtedness.
"Note" means a promissory note in the form attached hereto as Exhibit D-1, D-2, or D-3 payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by Borrower, as the same may be amended, supplemented, modified or restated from time to time; "Notes" means, collectively, all of such Notes outstanding at any given time.
"Obligations" means the payment of the principal sum, interest at variable rates, charges and indebtedness with respect to the Loans (as may be evidenced by the Notes) including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrower to the order of the respective Lenders, the payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by any Credit Party under and pursuant to this Agreement or the other Loan Documents, the payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in the enforcement or collection thereof, and the payment, performance, discharge and satisfaction of all other liabilities and obligations of the Borrower under the Loan Documents to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several, and whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or other insolvency proceeding  naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings. For the avoidance of doubt, "Obligations" shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Hedging Obligations.
"OFAC" has the meaning set forth in Section 3.16.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
"Other Taxes" means, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to SECTION 2.18(b) as a result of costs sought to be reimbursed pursuant to SECTION 2.16).
"Payout Ratio" means, for any twelve-month period, the ratio of (i) cash dividends or distributions to common equity holders of the REIT Guarantor paid or payable during such period to (ii) Core Funds from Operations for such period, in each case, as adjusted to reflect the consummation of the Merger.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Encumbrances" means:
(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
(b) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(c) deposits to secure the performance of bids, trade contracts, purchase, construction or sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(d) the Title Instruments and Liens (including  customary Liens granted to or for the benefit of a Governmental Authority in connection with tax increment financing, tax abatements, or entitlement/payment in lieu of taxes structures) approved by the Administrative Agent;
(e) Liens securing Capital Leases of vehicles or office equipment which, in each instance, are entered into in the ordinary course of the business or otherwise permitted under this Agreement and such Liens do not at any time extend to or cover any assets other than the assets financed by such Capital Leases;
(f) landlords' liens for rent not yet due and payable; or
(g) Liens securing the Obligations and the Hedging Obligations;
provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness other than the Obligations and the Hedging Obligations.
"Permitted Investments" means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having an investment grade credit rating on the date of acquisition;
(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e) investments in Subsidiaries and non-wholly owned direct and indirect subsidiaries made in accordance with this Agreement, including, the value thresholds and other limitations set forth in Section 6.03.
"Permitted WC Uses" means (x) during the period commencing on the Effective Date and terminating on the date that is ninety (90) days after the Effective Date, those certain working capital needs of Borrower disclosed in writing to the Administrative Agent on October 24, 2017 but excluding repayment of principal under a then-existing line of credit with KeyBank, and (y) payment of up to 100% of the purchase price  of any Real Property and all other costs and expenses incurred in connection with the acquisition of such Real Property to the extent that 100% of the Equity Interests of the owner of such Real Property are pledged to the Administrative Agent pursuant to the Pledge Agreement.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Platform" has the meaning set forth in Section 9.01.
"Pledge Agreement" means that certain Equity Interest Pledge and Security Agreement, executed by Borrower and certain of its Subsidiaries party thereto from time to time in favor of Administrative Agent pledging Borrower's Equity Interest in certain of its Subsidiaries as required under SECTION 5.17.
"Pledged Best Available Interests" has the meaning set forth in SECTION 5.17(d).
"Pledged Pool Interests" has the meaning set forth in SECTION 5.17(d).
 "Pool Debt Yield" means, as of any date of calculation, the ratio expressed as a percentage of (i) the Pool NOI, divided by (ii) the aggregate Unsecured Debt (including the BB Total Credit Exposure but excluding the WC Revolving Credit Exposure), in each case, as of such date.

"Pool Leverage Ratio" means, as of any date of calculation, the ratio expressed as a percentage of (i) the aggregate Unsecured Debt (including the BB Total Credit Exposure but excluding the WC Revolving Credit Exposure) to (ii) Total Pool Value.
"Pool NOI" means, as of any date of calculation, Net Operating Income from all Pool Properties as of the last day of the most recently ended calendar month.
"Pool Property(ies)" means the Real Properties described on Schedule 5.13 (as such schedule may be amended from time to time) attached hereto and any additional Real Property, whether now existing or hereafter acquired, that is initially added as a Pool Property pursuant to SECTION 5.13(b), in each case, which shall meet the following criteria at all times:
(a) An existing operating, income producing property that (i) is primarily a parking property (it being understood that retail and other ancillary uses shall be permitted so long as they are not the principal use of the property), (ii) is located in any of the fifty states of the United States or the District of Columbia, and (iii) the parking portion of such property is 100% leased to a third-party operator pursuant to an Approved Lease;
(b) Consisting of one or more separate tax parcels;
(c) Owned 100% by a Subsidiary Guarantor whose Equity Interests are subject to the Liens of the Pledge Agreement (i) in fee simple, or (ii) subject to an Eligible Ground Lease that has been approved by Administrative Agent in its sole discretion;
(f) Free of any material environmental, structural, architectural, mechanical or title defects;
(g) Insured in form and substance satisfactory to the Administrative Agent;
(h) Not subject to any mortgage, negative pledge, or other Lien other than Permitted Encumbrances;
(i) The Equity Interests in, or cash flows from, the applicable Pool Property Owner (and all subsidiaries of the REIT Guarantor or the Borrower which own Equity Interests in such Pool Property Owner) are not subject to a Lien or negative pledge to any other lender;
(j) if such Real Property is located in a "special hazard area" (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E) as reasonably determined by the Administrative Agent pursuant to a flood certification or a property survey delivered to and reasonably approved by the Administrative Agent, the flood determination, flood insurance, and all other special or high hazard flood requirements of any Lender for any Pool Property located in a special or high hazard flood zone have been approved by each Lender;

(k) Such Real Property was initially and at all times thereafter continues to be approved as a Pool Property by (i) if the Value of such Pool Property is $25,000,000 or less and there will be no less than eight (8) Pool Properties after giving effect to the inclusion of such Pool Property, the Administrative Agent in its sole discretion, and (ii) otherwise, the Administrative Agent and the Majority Lenders; and
(l) Such Real Property meets all other customary standards for commercial real estate lending, as determined by the Administrative Agent in its reasonable discretion.
If the Real Property does not meet any of the foregoing requirements (other than clause (j) which must be satisfied for all Real Property), the Real Property shall have received approval of the Administrative Agent and the Required Lenders in their sole discretion for addition as a Pool Property.
"Pool Property Owner" shall mean, from time to time with respect to any Pool Property, a wholly owned Subsidiary of the Borrower which is the owner of the fee simple interest in, or the approved ground  or tax increment lessee of, such Pool Property.
"Pool Value" means, as of any date of calculation for any Pool Property, the Value of such Pool Property as of such date.
"Preliminary Approval" shall mean the following:
(a) Delivery by the Borrower to the Administrative Agent and the Lenders of  a written request respect to any Individual Property proposed to be a Pool Property together with the following, each such item to the reasonable satisfaction of the Administrative Agent:
(i) A physical description;
(ii) Operating statements for the Individual Property;
(iii) To the extent then available in Borrower's files, copies of existing title insurance policies, a title report and similar Lien status information;
(iv) A summary of the proposed terms of each operating lease for such Individual Property;
(v) If such Real Property is ground leased, a copy of the applicable ground lease with all amendments thereto;
(vi) The Borrower's and the applicable Pool Property Owner's certification that to its knowledge the proposed Pool Property presently satisfies (or is anticipated to satisfy upon the approval of such Pool Property) the criteria for Pool Properties; and
(vii) Such other customary due diligence as the Administrative Agent may reasonably request.

(b) Administrative Agent shall, within ten (10) Business Days after delivery of all items described in subsection (a), above, grant or deny the preliminary approval for the proposed Pool Property, with any denial providing an explanation of the reasons for such denial.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by KeyBank National Association, as its prime rate in effect at its principal office in Cleveland, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  The prime rate is not intended to be the lowest general rate of interest charged by the Administrative Agent to its customers.
"Public Lender" has the meaning set forth in Section 9.01.
"Qualified ECP Party" means, in respect of any interest rate cap, swap or other hedging obligation, each Person which is a Credit Party that has total assets exceeding $10,000,000 at the time such Credit Party's guarantee and/or other credit or collateral support, of such interest rate cap, swap or other hedging obligation becomes effective, or otherwise constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder.
"Real Property" means, collectively, all interest in any land and improvements located thereon (including direct financing leases of land and improvements owned by a Credit Party or Subsidiary thereof), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by a Credit Party or any Subsidiary thereof.
"Recipient" means, each of the Administrative Agent, the Issuing Bank and any Lender.
"Recourse Indebtedness" means Indebtedness in which the recourse of the applicable lender or lenders to the obligor for nonpayment is not limited to such lender's lien on an asset or assets, including any guarantee of payment by a Credit Party or a subsidiary, whether direct or indirect, of another Credit Party and any Non‑Recourse Exclusions at such time a written claim for payment of an amount of money under such agreement from such Person is made with respect thereto. If a Subsidiary is a single purpose entity which owns a real property asset and has Indebtedness which is limited in recourse to that real property asset, such Indebtedness shall not be considered "Recourse Indebtedness", unless a Credit Party or another Subsidiary has guaranteed such Indebtedness on a recourse basis as of the applicable date of determination.
"REIT Guarantor" means The Parking REIT, Inc., a Maryland corporation, which is the successor by merger to MVP REIT, Inc. and MVP REIT II, Inc., each a Maryland corporation.
"Register" has the meaning set forth in Section 9.04.
"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property in violation of applicable Environmental Laws.
"Release Conditions" has the meaning set forth in Section 5.13(a).
"Release Request" has the meaning set forth in Section 5.13(a).
"Remedial Action" means all actions, including without limitation any capital expenditures, required or necessary to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger public health or the environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned or leased by the Borrower or any of its Subsidiaries into compliance with all Environmental Laws.
"Rent Roll" means a report prepared by the Borrower showing for each Pool Property owned or leased by Borrower or its Subsidiaries, its occupancy, tenants, lease expiration dates, lease rent and other information in form reasonably acceptable to the Agent.
"Required Class Lenders" means, with respect to any Class of Lenders on any date of determination, Lender or Lenders holding in the aggregate at least sixty-six and 2/3 percent (66.67%) of the aggregate Commitments of such Class of all Lenders of such Class; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided further that that any time there are two (2) or more non-Defaulting Lenders hereunder, Required Class Lenders shall mean at least two (2) non-Defaulting Lenders of such Class.
"Required Lenders" means, as of any date of determination, Lenders having more than 66 2/3% of the Total Commitments or, if the Commitments of each Lender to make Loans have been terminated pursuant to Article VII, Lenders holding in the aggregate at least 66 2/3% of the aggregate Obligations (including the aggregate amount of each Revolving Lender's risk participation in outstanding LC Exposure and Swingline Loans); provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that any time there are two (2) or more non-Defaulting Lenders hereunder, Required Lenders shall mean at least two (2) non-Defaulting Lenders.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any ownership interests in the REIT Guarantor, Borrower or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such ownership interests in the REIT Guarantor or Borrower or any option, warrant or other right to acquire any such shares of capital stock of the REIT Guarantor or the Borrower.

"Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, participate in Letters of Credit for the account of the Borrower, and participate in Swingline Loans to the Borrower, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to SECTION 2.08 or by assignments by or to such Lender pursuant to Section 9.04.  The initial amount of such Revolving Lender's Revolving Commitment is set forth on Schedule 1.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.
"Revolving Lender" means any Lender that has a Revolving Commitment, with the initial Revolving Lenders listed on Schedule 1.01.
"Revolving Loan" means a BB Revolving Loan or WC Revolving Loan.  "Revolving Loans" means, collectively, all BB Revolving Loans and WC Revolving Loans.
"S&P" means Standard & Poor's Rating Services, a Standard & Poor's Financial Services LLC business, and its successors.
 "Sanctioned Person" means any Person that is (i) listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty's Treasury, the European Union or any other Governmental Authority, (ii) any Person located, operating, organized or resident in a Designated Jurisdiction, (iii) an agency of the government of a Designated Jurisdiction, or (iv) any Person owned or controlled by any Person or agency described in any of the preceding clauses (i) through (iii)..
"Sanction(s)" means any economic or financial sanction or trade embargo administered or enforced by the United States government or any agency or instrumentality thereof (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.
"Secured Debt" means any Indebtedness of Borrower, the REIT Guarantor or their direct or indirect subsidiaries which is secured by a lien on real property, an ownership interest in any Person or any other asset. Secured Debt shall include Borrower's and REIT Guarantor's pro rata share of Secured Debt of any non-wholly-owned direct or indirect subsidiary, but shall not include the Obligations.
"Secured Debt Ratio" means, as of any date of calculation, the ratio expressed as a percentage of (i) Secured Debt to (ii) Total Asset Value, in each case, as of such date.
"Secured Recourse Debt" means all Secured Debt of Borrower, the REIT Guarantor or their direct or indirect subsidiaries that is Recourse Indebtedness.
"Secured Recourse Debt Ratio" means, as of any date of calculation, the ratio expressed as a percentage of (i) all Secured Recourse Debt to (ii) Total Asset Value, in each case, as of such date.

"Security Documents" means the Pledge Agreement, the Economic Interest Pledge, the Financing Statements, and each other collateral or security agreement or assignment to the Administrative Agent, for the benefit of the Secured Parties, to secure the Obligations and any Hedging Obligations.
"Security Interest Termination Date" means the date when the Borrower shall have delivered a Compliance Certificate evidencing that the REIT Guarantor and its Subsidiaries have Total Asset Value of $750,000,000 or more, which date shall be no earlier than the WC Termination Date.
"Specified Party" has the meaning given to such term in Section 5.16.
"Specified WC Revolving Loans" means WC Revolving Loans made in accordance with the terms hereof during the period commencing on the Effective Date and terminating on the date that is ninety (90) days after the Effective Date and for the purpose of paying costs and expenses described in clause (x) of the definition of Permitted WC Uses.
"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Governmental Authority to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
"Subsidiary" means, with respect to Borrower, REIT Guarantor or any other Credit Party, as applicable (for the purposes of this definition, the "parent"), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by parent, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.
"Subsidiary Guarantor" means each Pool Property Owner and any other Subsidiary of the Borrower that is required to guarantee the Obligations and Hedging Obligations in accordance with SECTION 5.17, including, without limitation, those listed on Schedule SG hereto, as such schedule may be amended from time to time.

"Swap Obligation" means, any Hedging Obligation that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total Swingline Exposure at such time.
"Swingline Lender" means KeyBank National Association, in its capacity as lender of Swingline Loans hereunder.
"Swingline Loan" means a BB Swingline Loan or a WC Swingline Loan.  "Swingline Loans" means, collectively, all BB Swingline Loans and WC Swingline Loans.
"Tangible Net Worth" means, as of any date of calculation the sum of (a) Total Asset Value as of such date minus (b) all Indebtedness (including identified contingent and indirect liabilities, without duplication) of the Borrower, REIT Guarantor, and their Subsidiaries as of such date.
"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Loan" means a term loan made pursuant to SECTION 2.08(d).
"Term Loan Amendment" means an amendment to this Agreement providing for any Term Loans which shall be consistent with the applicable provisions of this Agreement relating to such Term Loans and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.  For the avoidance of doubt, no Lender that is not a Term Loan Lender with respect to such tranche of Term Loans shall have any consent rights with respect to the terms of such Term Loans set forth in such Term Loan Amendment so long as such terms are in accordance with the provisions of this Agreement.
"Term Loan Commitments" has the meaning assigned to such term in SECTION 2.08(d).
"Term Loan Lender" any Lender holding a Term Loan Commitment or Term Loan.
"Title Instruments" means true and correct copies of all instruments of record in the Office of the County Clerk, the Real Property Records or of any other Governmental Authority affecting title to all or any part of the Pool Properties, including but not limited to those (if any) which impose restrictive covenants, easements, rights-of-way or other encumbrances on all or any part of the Pool Properties.
"Total Asset Value" means the sum of (without duplication) (a) the aggregate Value of all of Borrower's, each Guarantor's, and their direct and indirect subsidiaries' Real Property, plus (b) the amount of any cash and cash equivalents of the Borrower and its direct and indirect subsidiaries, excluding tenant security and other restricted deposits. For any non-wholly owned Real Properties, Total Asset Value shall be adjusted for Borrower's and REIT Guarantor's Equity Percentage of such non-wholly owned direct or indirect subsidiaries.

"Total Commitment" means the sum of the Commitments of the Lenders, as in effect from time to time. On the Effective Date, the Total Commitment equals $50,000,000.
"Total Pool Value" means, as of any date of calculation the sum of the Pool Value of each Pool Property on such date; provided that, no single Pool Property shall comprise in excess of 25% of the Total Pool Value at any time from and after January 1, 2019, and Pool Properties that are subject to a ground lease shall not comprise in excess of 15% of the Total Pool Value at any time, in each case, with any excess being excluded from Total Pool Value.
"Total Revolving Commitment" means the sum of the Revolving Commitments of all of the Revolving Lenders, as in effect from time to time. On the Effective Date, the Total Revolving Commitment equals $50,000,000.
"Total Revolving Credit Exposure" means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender's BB Revolving Credit Exposure and WC Revolving Credit Exposure.
 "Transactions" means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans, the issuance of Letters of Credit, and the use of the proceeds thereof.
"Type," when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning set forth in SECTION 2.16(f)(ii)(2)(C).
"Unhedged Variable Rate Debt" means Indebtedness of the REIT Guarantor, the Borrower and their Subsidiaries which has a floating rate of interest and which interest rate is not fixed, capped or otherwise limited by an interest rate protection product.
"Unsecured Debt" means all Indebtedness of Borrower, REIT Guarantor or their direct or indirect subsidiaries, which is not Secured Debt, provided that the Obligations shall be deemed to be Unsecured Debt.
"Unused Fee" shall have the meaning set forth in SECTION 2.11(a).
"Usage" means, on any date of calculation, the aggregate Revolving Loans and LC Exposure of each Revolving Lender (but excluding, for the sake of clarity, any Swingline Loans or participation exposure in connection with any Swingline Loans) as of such date.
"Value" means, as of any date of calculation:

(a) For each operating Real Property (including any Pool Property) (i) if such Real Property has been owned by the Borrower or its subsidiaries for less than twelve (12) months as of such date, undepreciated cost basis of such Real Property as of such date and (ii) otherwise, the Net Operating Income from such Real Property for the immediately preceding twelve-month period divided by 6.75%; or
(b) For Assets Under Development, the undepreciated cost basis thereof;
(c) For each unimproved land parcel, the undepreciated cost basis thereof; and
(d) For each mortgage loan investment, the lower of cost basis or face value thereof.
"WC Availability Period" means the period from and including the Effective Date to but excluding the WC Maturity Date.
"WC Maturity Date" means the earliest of: (a) the WC Stated Maturity Date; (b) the WC Termination Date; or (c) the date upon which Administrative Agent declares the Obligations due and payable after an Event of Default has occurred and is continuing.
"WC Revolving Credit Exposure" means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender's WC Revolving Loans, its WC LC Exposure and WC Swingline Exposure at such time.
"WC Revolving Loan" means a revolving Loan made pursuant to SECTION 2.01(b).
"WC Stated Maturity Date" means January 4, 2019.
"WC Sublimit" means, $25,000,000, as may be increased to an amount not to exceed $35,000,000 in accordance with SECTION 2.08(d).
"WC Swingline Exposure" means, at any time, the aggregate principal amount of all WC Swingline Loans outstanding at such time.  The WC Swingline Exposure of any Lender at any time shall be its Applicable Revolving Percentage of the total WC Swingline Exposure at such time.
"WC Swingline Loan" means a Loan made pursuant to SECTION 2.04(a)(y).
"WC Termination Date" means the date when the Revolving Lenders' obligation to make WC Revolving Loans, participate in WC Letters of Credit, and participate in WC Swingline Loans shall be terminated in accordance with SECTION 2.08(c).
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
"Withholding Agent" means any Credit Party and the Administrative Agent.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02 Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan") or Class (e.g., a "Term Loan").  Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing") or by Class (e.g., a "Term Loan Borrowing").
SECTION 1.03 Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof," and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04 Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and shall be determined, as to the REIT Guarantor and its Subsidiaries, on a consolidated basis; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Credits
SECTION 2.01 Revolving Commitments.  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make:
(a)
BB Revolving Loans to the Borrower from time to time during the BB Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender's Total Revolving Credit Exposure exceeding such Revolving Lender's Revolving Commitment, (ii) the aggregate BB Revolving Credit Exposure of the Revolving Lenders exceeding the Maximum BB Revolving Available Amount, or (iii) the aggregate BB Total Credit Exposure of the Lenders  exceeding the Maximum BB Loan Available Amount; provided however, that no Revolving Lender shall be obligated to make a BB Revolving Loan in excess of such Lender's Applicable Revolving Percentage of the difference between (A) the Maximum BB Revolving Available Amount and (B) the aggregate BB Revolving Credit Exposure; and

(b)
WC Revolving Loans to the Borrower from time to time during the WC Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender's Total Revolving Credit Exposure exceeding such Revolving Lender's Revolving Commitment, or (ii) the aggregate WC Credit Exposure of the Revolving Lenders exceeding the Maximum WC Revolving Loan Available Amount; provided however, that no Revolving Lender shall be obligated to make a WC Revolving Loan in excess of such Revolving Lender's Applicable Revolving Percentage of the difference between (A) the Maximum WC Revolving Loan Available Amount and (B) the WC Revolving Credit Exposure.  Notwithstanding anything herein to the contrary, the Revolving Lenders shall have no obligation to make (i) Specified WC Revolving Loans in an aggregate principal amount in excess of $17,250,000 or (ii) any WC Revolving Loans for purposes other than Permitted WC Uses.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02	Loans and Borrowings.
(a)
Each Loan shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders of such Class ratably in accordance with their respective Commitments of such Class.  The failure of any Lender of any Class to make any Loan of such Class required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans or participate in Letters of Credit or Swingline Loans as required hereunder.

(b)
Subject to Section 2.13, each Borrowing of any Class shall be comprised entirely of ABR Loans or Eurodollar Loans of such Class as the Borrower may request in accordance herewith.  Each Swingline Loan of any Class shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan of any Class by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)
At the commencement of each Interest Period for any Eurodollar Borrowing of any Class, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  At the time that each ABR Borrowing of any Class is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000, provided that an ABR Borrowing of any Class may be in an aggregate amount that is equal to the entire unused balance of Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by SECTION 2.05(e).  Each Swingline Loan of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.  Borrowings of more than one Class and/or Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding for all Classes in the aggregate.

(d)
Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the BB Maturity Date or WC Maturity Date, as applicable.

SECTION 2.03 Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Boston, Massachusetts time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Boston, Massachusetts time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Boston, Massachusetts time, on the date of the proposed Borrowing .  Each such telephonic Borrowing, Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit E attached hereto and hereby made a part hereof and signed by the Borrower, together with a completed Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents and a completed Borrowing Base Certificate, in each case, after giving effect to the requested Borrowing.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;
(ii)	the date of such Borrowing, which shall be a Business Day;
(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)	in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and
(v)	the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified in the Borrowing Request, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Borrowing.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04	Swingline.
(a)
Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make (x) BB Swingline Loans to the Borrower from time to time during the BB Availability Period, and (y) WC Swingline Loans to the Borrower from time to time during the WC Availability Period, in each case, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans of all Classes in the aggregate exceeding $10,000,000.00, (ii) the Total Revolving Credit Exposure of the Revolving Lenders exceeding the Total Revolving Commitment, (iii) the aggregate BB Revolving Credit Exposure of the Revolving Lenders exceeding the total Maximum BB Revolving Available Amount, (iv) the aggregate BB Total Credit Exposure of the Lenders exceeding the total Maximum BB Loan Available Amount, (v) the aggregate WC Credit Exposure of the Revolving Lenders exceeding the total Maximum WC Revolving Loan Available Amount, and (vi) in all events no Swingline Loan shall be outstanding for more than ten (10) Business Days; provided that the Swingline Lender shall not be required to make a Swingline Loan of any Class to refinance an outstanding Swingline Loan of any Class.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)
To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Boston, Massachusetts time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the Class and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan of the requested Class available to the Borrower by means of a credit to a general deposit account at the discretion of the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 4:00 p.m., Boston, Massachusetts time, on the requested date of such Swingline Loan.

(c)
The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Boston, Massachusetts time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans of each Class then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans of each Class in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender's Applicable Revolving Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, within two (2) Business Days after receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender's Applicable Revolving Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans of any Class pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments of any Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever, provided no Revolving Lender shall be required to acquire a participation in a Swingline Loan of any Class to the extent same would result in such Revolving Lender's Total Revolving Credit Exposure exceeding such Lender's Revolving Commitment.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, in each instance in accordance with SECTION 2.17(a); provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase by the Revolving Lenders of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 2.05	Letters of Credit.
(a)
General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit (which shall be either BB Letters of Credit or WC Letters of Credit) for its own account in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to thirty (30) days before the termination of the BB Availability Period or WC Availability Period, as applicable.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)
Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit of any Class (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a written request in the form of Exhibit J hereto (a "Letter of Credit Request") at least five (5) Business Days (or such shorter period as the Issuing Bank may approve) prior to the date upon which the requested Letter of Credit is to be issued, amended, or renewed, with such Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether such Letter of Credit is requested to be a BB Letter of Credit or a WC Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  Each Letter of Credit Request shall be accompanied by a completed Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents and a completed Borrowing Base Certificate, in each case, after giving effect to the requested Letter of Credit.  The Administrative Agent shall remit a copy of such request to the Lenders.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form (which application as of the date hereof is in the form of Exhibit K attached hereto) in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10,000,000, (ii) the Total Revolving Credit Exposure of the Revolving Lenders shall not exceed the Total Revolving Commitment, (iii) the aggregate BB Revolving Credit Exposure of the Revolving Lenders shall not exceed the total Maximum BB Revolving Available Amount, (iv) the aggregate BB Total Credit Exposure of the Lenders shall not exceed the total Maximum BB Loan Available Amount, (v) the aggregate WC Credit Exposure of the Revolving Lenders shall not exceed the total Maximum WC Revolving Loan Available Amount, (vi) the face amount of the subject Letter of Credit shall not be less than $100,000, (vii) the conditions set forth in Sections 4.01 and 4.02 shall have been satisfied (or if such condition is required to have been satisfied only as of the Effective Date, that such condition was satisfied as of the Effective Date), and (viii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit.  The Issuing Bank shall have no obligation to issue a Letter of Credit if a default of any Revolving Lender's obligations to fund any amount under this Agreement exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the Issuing Bank's risk with respect to such Revolving Lender (with cash collateral pledged to the Issuing Bank in the amount of such defaulting or Defaulting Lender's pro rata portion of the Letter of Credit being deemed satisfactory).  Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower.  The Issuing Bank shall be entitled to conclusively rely on such Person's authority to request a Letter of Credit on behalf of Borrower.  The Issuing Bank shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request.  The Borrower assumes all risks with respect to the use of the Letters of Credit.  The Issuing Bank shall, subject to the conditions set forth in this Agreement, issue the requested Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to this clause.  Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Bank in its reasonable discretion
(c)
Expiration Date.  Each Letter of Credit shall expire upon the earlier to occur of (i) one year from the date issuance, subject to a customary one year extension "evergreen" provision, or (ii) not later than the close of business on the date that is thirty (30) days prior to (x) with respect to any BB Letters of Credit, the BB Maturity Date or (y) with respect to any WC Letters of Credit, the WC Maturity Date, in each case, unless (1) all the Lenders have approved such expiry date, or (2) the Borrower agrees to deliver to the Administrative Agent no later than thirty (30) days prior to the BB Maturity Date or WC Maturity Date, as applicable, cash collateral in an amount equal to the undrawn amount of such Letter of Credit, with the Borrower hereby irrevocably requesting a Borrowing of an ABR Loan of the same Class as such Letter of Credit to fund such cash collateral payment in the event the Borrower does not deliver such cash collateral to the Administrative Agent on the due date thereof.

(d)
Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving

 Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender's Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender's Applicable Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever, provided no Revolving Lender shall be required to acquire a participation in a Letter of Credit to the extent same would result in such Lender's Total Revolving Credit Exposure exceeding such Lender's Revolving Commitment.
(e)
Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit of any Class, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Boston, Massachusetts time, on the Business Day that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Boston, Massachusetts time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and of the same Class as the Letter of Credit that gave rise to such LC Disbursement and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, whether such LC Disbursement is a BB LC Disbursement or a WC LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender's Applicable Revolving Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that

 Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan of the applicable class as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)
Obligations Absolute.  The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Administrative Agent or any Lender, none of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Administrative Agent, Issuing Bank or the Lenders hereunder.  In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Administrative Agent, Issuing Bank or the other Lenders in good faith will be binding on Borrower and will not put Administrative Agent, Issuing Bank or the other Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Bank, Administrative Agent or any Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing

 Bank, Administrative Agent or any Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)
Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement of any Class thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)
Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the same Class as the Letter of Credit that gave rise to such LC Disbursement; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)
Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(d).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this

 Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)
Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, if any; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f), (g) or (h) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement, provided that, to the extent such obligations are owed to Lenders, such application shall be on a pro rata basis.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06	Funding of Borrowings.
(a)
Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Boston, Massachusetts time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Boston, Massachusetts, or wire transferred to such other account or in such manner as may be designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.  The failure of any Lender to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Applicable Percentage of any Borrowing required to be advanced hereunder.
(b)
Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the corresponding Loan made to the Borrower.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.  If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)
Each Lender may:  (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (and the office to whose accounts payments are to be credited) for any Eurodollar Loan; (b) designate its principal office or a branch, subsidiary or Affiliate as its lending office (and the office to whose accounts payments are to be credited) for any ABR Loan and (c) change its lending office from time to time by notice to Administrative Agent and Borrower.  In such event, such Lender shall continue to hold the Note, if any, evidencing its loans for the benefit and account of such branch, subsidiary or Affiliate.  Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of this Section 2.06, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender's actual means of funding, be deemed to have funded its Commitment in accordance with the interest option selected from time to time by the Borrower for such Borrowing period.

SECTION 2.07	Interest Elections.
(a)
Each Borrowing initially shall be of the Class and Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing of any Class, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type of the same Class or to continue such

 Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)
To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of a Borrowing Request (with proper election made for an interest rate election only) and signed by the Borrower.

(c)	Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)
the Borrowing to which such Interest Election Request applies (including identifying the Class thereof) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)
if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)	Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)
If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing of any Class prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such

 Borrowing shall be converted to an ABR Borrowing of the same Class.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of any Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08	Termination, Reduction and Increase of Commitments.
(a)
Unless previously terminated by the Administrative Agent or Borrower in accordance with this Agreement, the Revolving Commitments shall terminate on the BB Maturity Date and the Revolving Lenders' obligation to make WC Revolving Loans and participate in WC Letters of Credit and WC Swingline Loans shall terminate on the WC Maturity Date.

(b)
The Borrower may from time to time, subject to the terms hereof, reduce the Revolving Commitments, provided that each reduction in the Commitments shall be in an amount that is at least $25,000,000 and an integral multiple of $5,000,000 in excess thereof, and the Revolving Commitments may not be reduced to less than $25,000,000 unless the Revolving Commitments are reduced to zero and terminated.  The Borrower shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the BB Revolving Credit Exposure would exceed the Maximum BB Revolving Available Amount, the Total BB Credit Exposure would exceed the Maximum BB Loan Available Amount, or the WC Credit Exposure would exceed the Maximum WC Revolving Loan Available Amount.  After any reduction in the Commitments, the Borrower's option to increase the Commitments provided in Section 2.08(d) shall terminate.

(c)
The Borrower shall notify the Administrative Agent of any election to reduce the Commitments under Section 2.08(b) at least three (3) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.  Any reduction of the Commitments shall be permanent.  Each reduction in the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class.  A reduction in the outstanding principal balance shall not constitute a reduction in the Commitments without the notice required above being delivered to Administrative Agent as set forth above.  Notwithstanding anything herein to the contrary, the Borrower may relinquish its ability to request WC Revolving Loans, WC Letters of Credit, and WC Swingline Loans hereunder, in whole but not in part, by notifying the Administrative Agent of its intention to relinquish such rights at least five (5) Business Days prior to the effective date of such relinquishment.  The WC Termination Date shall occur on the date that is at least five (5) Business Days after such notice and on which the Borrower shall repay all outstanding WC Revolving Loans, WC Swingline Loans, and WC LC Disbursements and terminate or cash collateralize all outstanding WC Letters of Credit.  From and after such WC Termination Date, the Maximum WC Loan Available Amount shall be $0, and the Borrower shall have no further right to request, and the Lenders and Issuing Bank shall have no further obligation to make (or participate in) WC Revolving Loans, WC Letters of Credit or WC Swingline Loans.
(d)	Increase in the Total Commitment.
(i)
Provided no Default or Event of Default shall then be in existence, the Borrower shall have the right, on one or more occasions, to elect to increase the Total Commitment, which increase shall be allocated at the Borrower's request to the Revolving Commitments or one or more tranches of new term loan commitments (the "Term Loan Commitments"); provided, however, that (i) the amount of each such increase shall not be less than Ten Million Dollars ($10,000,000) or in increments of Five Million Dollars ($5,000,000) in excess thereof, and (ii) the aggregate amount of all such increases shall not cause the Total Commitment to exceed Three Hundred Fifty Million Dollars ($350,000,000).  In connection with an increase to the Revolving Commitments pursuant to this Section, the Borrower may also elect to increase the WC Sublimit; provided that (i) any increase to the WC Sublimit may not exceed an amount equal to 50% of any concurrent increase to the Total Revolving Commitment, and (ii) the WC Sublimit shall not exceed Thirty Five Million Dollars ($35,000,000) at any time.  Such right to request increases to the Total Commitment may be exercised by the Borrower by written notice (an "Increase Notice") to the Administrative Agent, which election shall designate the requested increase in the Total Commitment.  Upon receipt of any Increase Notice, the Administrative Agent shall consult with the Lead Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Administrative Agent or Lead Arranger pursuant to the Fee Letter).  If the Borrower agrees to pay the facility fees so determined, then the Agent promptly shall send a notice to all Lenders (the "Additional Commitment Request Notice") informing them of the Borrower's request to increase the Total Commitment and of the facility fees to be paid with respect thereto and, with respect to any Term Loan Commitments, the proposed terms thereof.  At the time of sending such Additional Commitment Request Notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders), and each Lender shall endeavor to respond as promptly as possible within such time period.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment (which decision shall be in its sole discretion) and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders'

 responses to each request made hereunder.  If the requested increase is oversubscribed then the Administrative Agent and the Lead Arranger shall allocate the Commitment increase among the Lenders who agree provide such Commitments on such basis mutually acceptable to each of the Borrower, Administrative Agent and the Lead Arranger.  If the additional Commitments so provided by the Lenders are not sufficient to provide the full amount of the Commitment increase requested by the Borrower, then the Administrative Agent and the Lead Arranger shall use best efforts to, and Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Administrative Agent, the Lead Arranger and the Borrower) to become a Lender and provide an additional Commitment upon execution and delivery by the Borrower and such Lender of an instrument in form and substance reasonably satisfactory to the Administrative Agent to effect such increase.  If the Total Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of each Lender's increased Commitments.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase, the revised Applicable Percentages, and the Increase Effective Date.  In no event shall any Lender be obligated to provide an additional Commitment.
(ii)
The Borrower may elect to effect any increase in the Total Commitment by requesting one more tranches of Term Loan Commitments and Term Loans.  The Term Loan Commitments shall be effected pursuant to one or more Term Loan Amendments executed and delivered by the Borrower, the Term Loan Lenders, as applicable, and the Administrative Agent. All Term Loan Commitments and Term Loans shall (A) mature on the BB Maturity Date (including any extensions thereof), (B) bear interest at the rate provided in this Agreement, (C) not require scheduled amortization prior to the BB Maturity Date but may permit voluntary prepayment (subject to sub-clause (D) hereof), and (D) not rank higher than pari passu in right of payment and with respect to security with all Revolving Loans and any other existing Term Loans or have different borrower or guarantors as the Borrower and Guarantors with respect to all other Obligations.  Each Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as are consistent with this SECTION 2.08(d) and may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this SECTION 2.08(d) with respect thereto.  On any Increase Effective Date on which any Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable Term Loan Lender shall make a Loan to the Borrowers (a "Term Loan") in an amount equal to its Term Loan Commitment as of such date, and (ii) each Term Loan Lender shall become a Lender hereunder with respect to the Term Loan Commitment and the Term Loans made pursuant thereto.

(iii)
As a condition precedent to such increase, the Borrower shall (x)  deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by an Authorized Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 3 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.08(d), the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished to the Administrative Agent, and (B) no Default or Event of Default exists, (y)  pay (A) to the Administrative Agent those fees described in and contemplated by the Fee Letter with respect to the applicable increase in the Total Commitment, and (B) to the Lead Arranger such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, and (z) execute and deliver to Administrative Agent and the Lenders such additional documents, instruments, certifications and opinions as the Administrative Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Borrower shall pay the cost of any updated UCC searches and any and all intangible taxes or other' taxes, assessments or charges or any similar fees, taxes or reasonable and documented out-of-pocket expenses which are reasonably requested by the Agent in connection with such increase.Upon any Increase Effective Date, the Agent may unilaterally revise Schedule 1.01 and the Borrower shall, if requested by any such Lender, execute and deliver to the Administrative Agent new Notes for each Lender whose Commitment has changed or who has provided a new Commitment so that the principal amount of such Lender's Note(s) shall equal its aggregate Commitment.

(iv)
Existing Revolving Lenders may, as necessary, receive a prepayment of amounts of the Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Revolving Percentages arising from any non-ratable increase in the Revolving Commitments under this Section, which prepayment shall be accomplished by the pro rata funding required of the Revolving Lender(s) issuing new or increased Revolving Commitments.

SECTION 2.09	Repayment of Loans; Evidence of Debt.
(a)
The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each (w) BB Revolving Loan and Term Loan on the BB Maturity Date, (x) Specified WC Loan on July 31, 2018, (y) Acquisition WC Loan on the date that is six (6) months after such Acquisition

 WC Loan is made, and (z) other WC Revolving Loan on the WC Maturity Date, and (ii) subject to Section 2.04, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the BB Maturity Date (with respect to each BB Swingline Loan) or the WC Maturity Date (with respect to each WC Swingline Loan) and (y) the date that is ten (10) Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.  At the request of any Lender, the Loans and Credit Exposure of such Lender shall be evidenced by a Note payable to such Lender in the amount of such Lender's Commitment of each applicable Class.
(b)
Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan of each Class made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)
The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)
The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.10	Prepayment of Loans.
(a)
The Borrower shall have the right at any time and from time to time to prepay, without penalty, any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section, and subject to Section 2.15, if applicable.

(b)
The Borrower shall notify the Administrative Agent (and in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, one Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Boston, Massachusetts time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the Class and principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing of any Class, the

 Administrative Agent shall advise the Lenders of such Class of the contents thereof.   Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(c)
In connection with the prepayment of any Loan of any Class prior to the expiration of the Interest Period applicable thereto, the Borrower shall also pay any applicable expenses pursuant to Section 2.15.

(d)
Amounts to be applied to the prepayment of Loans of any Class pursuant to any of the preceding subsections of this Section shall be applied, first, to reduce outstanding ABR Loans of such Class and next, to the extent of any remaining balance, to reduce outstanding Eurodollar Loans of such Class.  Each such prepayment shall be applied to prepay ratably the Loans of the Lenders of such Class.

(e)
If at any time (x) the Total Revolving Credit Exposure of the Revolving Lenders exceeds the then effective Total Revolving Commitment, (y) the BB Revolving Credit Exposure exceeds the Maximum BB Revolving Available Amount, or (z) the BB Total Credit Exposure exceeds the Maximum BB Loan Available Amount, the Borrower shall prepay Loans and/or cash collateralize Letters of Credit of the applicable Class in an amount equal to such excess within one (1) Business Day after such occurrence, with any such payment being applied (i) first to the outstanding Swingline Loans of the applicable Class, (ii) second to the outstanding Revolving Loans of the applicable Class, (iii) third to cash collateralize any LC Exposure of the applicable Class, and (iv) last to the outstanding Term Loans.

(f)
No later than two (2) Business Days after any Credit Party or any of its Subsidiaries receives any Net Proceeds from any issuance of Equity Interests, asset sales, incurrence or refinancing of any Indebtedness, or any other capital event, the Borrower shall prepay WC Revolving Loans or WC Swingline Loans and/or cash collateralize WC Letters of Credit in an amount equal to 100% of such Net Proceeds, with any such payment being applied (i) first to the outstanding WC Swingline Loans until paid in full, (ii) second to the outstanding WC Revolving Loans until paid in full, and (iii) third to cash collateralize any WC LC Exposure, with any excess being returned to Borrower.

SECTION 2.11	Fees.
(a)
The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender an unused fee (the "Unused Fee"), which shall accrue during the period from and including the date of this Agreement to, but excluding, earlier to occur of (i) date on which such Revolving Commitment terminates, or (ii) the Investment Grade Pricing Date, at a rate equal to (a) 0.25% per annum on the daily unused amount of the Revolving Commitment of such Revolving Lender if Usage is less than 50% of such Lender's Revolving Commitment, and (b) 0.20% per annum on the daily unused amount of the Revolving Commitment of such

 Revolving Lender if Usage is greater than or equal to 50% of such Lender's Commitment.  Unused Fees shall be calculated quarterly through and including the last day of March, June, September and December of each year and shall be payable quarterly in arrears on the third Business Day following the last day of March, June, September and December of each year for the immediately preceding quarter or portion thereof and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Unused Fees accrued as of the date on which the Revolving Commitments terminate shall be payable on demand.  All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be based on the then existing Revolving Commitments of the Revolving Lenders.
(b)
From and after the Investment Grade Pricing Date, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (based on each Lender's Applicable Revolving Percentage) a facility fee (the "Facility Fee") which shall accrue at the per annum rate referenced in the grid set forth in clause (b)(ii) of the definition of Applicable Rate, times the Total Revolving Commitment.  Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement and on the BB Maturity Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.  The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Revolving Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c)	The Borrower agrees to pay to the Administrative Agent and the Lead Arranger, for their own account, fees payable in the amounts and at the times separately agreed upon in the Fee Letter.
(d)
The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate provided for BB Revolving Loans which are Eurodollar Loans on the average daily amount of such Revolving Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Revolving Lender's Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the Issuing Bank shall be payable, to the maximum extent permitted by applicable Legal Requirements, to the other Revolving Lenders in accordance with the upward adjustments in their respective Applicable Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iv) with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to the Issuing Bank a fronting fee, in the amount of 0.125% of the face amount of each Letter of Credit (but not less than $750.00 for each Letter of Credit).  Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Fronting fees shall be payable in full in advance on the date of the issuance, or renewal or extension of each Letter of Credit, and are not refundable. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(e)
All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

(f)
In the event that the BB Maturity Date is extended in accordance with the terms of Section 2.19, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to 0.20% of the Total Revolving Commitment and Term Loans of the Lenders on the first effective day of each extension.

SECTION 2.12	Interest.
(a)
The Loans of any Class comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the lesser of (x) the Alternate Base Rate plus the Applicable Rate for such Class, or (y) the Maximum Rate.

(b)
The Loans of any Class comprising each Eurodollar Borrowing shall bear interest at the lesser of (a) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for such Class, or (b) the Maximum Rate.

(c)
Notwithstanding the foregoing, (A) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per equal to the lesser of 10% per annum or the Maximum Rate; and (B) after the occurrence of any Event of Default, at the option of the Administrative Agent, or if the Administrative Agent is directed in writing by the Required Lenders to do so, the Loans shall bear interest at a rate per annum equal to the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12, or (y) the Maximum Rate (each interest rate described in (A) or (B) above, as applicable, the "Default Rate").

(d)
Accrued interest on each Loan of any Class shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Loans, upon termination of the applicable Class of Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan of any Class (other than a prepayment of a Revolving ABR Loan prior to the end of the BB Availability Period or WC Availability Period, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)
All interest hereunder shall be computed on the basis of a year of 360 days and twelve (12) 30-day months, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:
(a)
the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)
the Administrative Agent is advised by the Required Lenders that (i) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) of the applicable Class included in such Borrowing for such Interest Period and (ii) such fact is generally applicable to its loans of this type to similar borrowers, as evidenced by a certification from such Lenders;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in the first paragraph of this SECTION 2.13 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in the first paragraph of this SECTION 2.13 have not arisen but the supervisor for the administrator of LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBO Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an "Alternative Interest Rate Election Event"), the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBO Rate, which rate may include adjustment (to be determined from time to time by Administrative Agent in its sole discretion) to effect an aggregate interest rate comparable to the LIBO Rate on a historical basis prior to such determination, and that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within ten (10) Business Days after the date a copy of the amendment is provided to the Lenders, a written notice from Lenders comprising the Required Lenders stating that they object to such amendment.  To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower.  From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this paragraph, (x) any Interest Rate Election that requests the conversion of any Loan to, or continuation of any Loan as, an Eurodollar Loan shall be ineffective, and (y) if any Borrowing Request requests an Eurodollar Loan, such Loan shall be made as an ABR Loan; provided that (subject to the first paragraph of this SECTION 2.13) the LIBO Rate for such Interest Period is not available or published at such time on a current basis; provided, further, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
SECTION 2.14	Increased Costs.
(a)	If any Change in Law shall:
(i)
subject any Recipient to any Taxes or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender's Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(ii)
materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Recipient of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(iii)
impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(iv)
impose on any Recipient any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender's Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender's Commitment forms a part;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan of any Class (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)
If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender or Issuing Bank's capital or on the capital of such Lender or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by , or participations in Letters of Credit held by, such Lender, or the Letter of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender or Issuing Bank's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender or Issuing Bank's holding company for any such reduction suffered.

(c)
A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)
Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b)), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.16	Taxes.
(a)
All payments by the Borrower or Guarantors hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Legal Requirements. If any Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this SECTION 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)
The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Legal Requirements, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)
The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this SECTION 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(d)
Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of SECTION 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(e)
As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this SECTION 2.16, such Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)
(i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Legal Requirements or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(1)
any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of,

 U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(B)	an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;
(C)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(D)
to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(3)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Legal Requirements to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(4)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of

 FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Legal Requirements and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)
If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this SECTION 2.16 (including by the payment of additional amounts pursuant to this SECTION 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this SECTION 2.16 with respect to the Taxes giving rise to such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h)
Each party's obligations under this SECTION 2.16 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)
The obligations of the Borrower to the Lenders under this Agreement (and of the Revolving Lenders to make payments to the Issuing Bank with respect to Letters of Credit and to the Swingline Lender with respect to Swingline Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of any Letter of Credit; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Loan Parties or any of their Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Bank as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Bank to conform to the terms of a Letter of Credit (if, in Issuing Bank's good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that nothing contained herein shall relieve Issuing Bank, Agent or any Lender for liability to Borrower arising as a result of gross negligence or willful misconduct on the part of the Issuing Bank, Agent, any Lender or the Swingline Lender, as applicable as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

SECTION 2.17	Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)
The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Boston,

Massachusetts time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its main offices in Cleveland, Ohio, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  If the Administrative Agent receives a payment for the account of a Lender prior to 1:00 p.m., Boston, Massachusetts time, such payment must be delivered to the Lender on the same day and if it is not so delivered due to the fault of the Administrative Agent, the Administrative Agent shall pay to the Lender entitled to the payment interest thereon for each day after payment should have been received by the Lender pursuant hereto until the Lender receives payment, at the Federal Funds Effective Rate.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.
(b)
If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)
If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements or Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments, or participation in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)
Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)
If any Lender shall fail to make any payment required to be made by it pursuant to 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)
If, as a result of any restatement of or other adjustment to the financial statements of the REIT Guarantor or Borrower or for any other reason, REIT Guarantor, Borrower, Administrative Agent, or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the REIT Guarantor and Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher or lower pricing for such period, then (A) if the proper calculation results in a higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, within three (3) Business Days after demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (B) if the proper calculation results in a lower pricing for such period, Borrower shall receive a credit or refund of any overpayment promptly after such determination.  This paragraph shall not limit the rights of Administrative Agent or any Lender, as the case may be, under Section 2.12(c) or under Article VII (in each instance to the extent the Borrower is in violation of Section 5.02(a)

or such restatement of or other adjustment or recalculation otherwise constitutes an Event of Default hereunder).  To the extent that Administrative Agent makes any determination under this Section 2.17(f) based on computations provided by anyone other than Borrower, Administrative Agent shall deliver a copy of same to the Borrower prior to the demand for excess interest and fees.
SECTION 2.18	Mitigation Obligations; Replacement of Lenders.
(a)
Each Lender and the Issuing Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Person to compensation pursuant to Sections 2.14 and 2.16 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided that such Person shall not be liable for the failure to provide such notice.  If any Lender or the Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any such Person or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender or the Issuing Bank shall use reasonable efforts to avoid or minimize the amounts payable, including, without limitation, the designation of a different lending office for funding or booking its Loans and Letter of Credit hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or the Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)
If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.19 Extension.
(a)
So long as no Event of Default or Default shall be in existence on the date on which notice is given in accordance with the following clause (i) and on the then current BB Stated Maturity Date, Borrower may, on two occasions, elect to extend the BB Stated Maturity Date for a twelve-month period first to January 3, 2022 and then to January 3, 2023, upon satisfaction of the following: (i) delivery of a written request to Administrative Agent at least thirty (30) days, but no more than ninety (90) days, prior to the BB Stated Maturity Date then in effect; (ii) payment to Administrative Agent for the benefit of the Lenders of the extension fee set forth in SECTION 2.11(f), which fee shall be payable on or before the then applicable BB Stated Maturity Date; and (iii) payment by Borrower of all fees and expenses to Administrative Agent and the Lenders to the extent then due.  Such extension shall be evidenced by delivery of written confirmation of the same by Administrative Agent to Borrower, but Administrative Agent's failure to timely deliver the notice shall not affect Borrower's right to extend so long as the conditions contained herein are satisfied.

(b)
If the BB Stated Maturity Date is extended, all of the other terms and conditions of this Agreement and the other Loan Documents (including interest payment dates) shall remain in full force and effect and unmodified, except as expressly provided for herein.  Each extension of the BB Stated Maturity Date is subject to the satisfaction of each of the following additional conditions:

(i)
The representations and warranties of each Credit Party set forth in this Agreement or any other Loan Document to which such Credit Party is a signatory shall be true and correct in all material respects on the date that the extension request is given to the Administrative Agent and on the first day of the extension (except to the extent such representations and warranties relate to a specified date);

(ii)	no Default or Event of Default has occurred and is continuing on the date on which the Borrower gives the Administrative Agent the extension request or on the first day of the extension;
(iii)
the Borrower shall be in compliance with all of the financial covenants set forth in Section 5.02 hereof both on the date on which the extension request is given to the Administrative Agent and on the first day of the extension;

(iv)
the Borrower shall have paid to the Administrative Agent all amounts then due and payable to any of the Lenders and the Administrative Agent under the Loan Documents, including the extension fee described in Section 2.11(f) hereof;

(v)
the Borrower shall pay for any and all reasonable out-of-pocket costs and expenses, including, reasonable attorneys' fees and disbursements, incurred by the Administrative Agent in connection with or arising out of each extension of the BB Maturity Date;

(vi)
the Borrower shall execute and deliver to Administrative Agent such other documents, financial statements, instruments, certificates, opinions of counsel, reports, or amendments to the Loan Documents as the Administrative Agent shall reasonably request regarding the Credit Parties as shall be necessary to effect such extension; and

(vii)
a written agreement evidencing the extension is signed by the Administrative Agent, the Credit Parties and any other Person to be charged with compliance therewith, which agreement such parties agree to execute if the extension conditions set forth above have been satisfied.

SECTION 2.20	Defaulting Lenders.
(a)
Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)	Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 9.02.
(ii)
Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, if so determined by Administrative Agent or requested by the Issuing Bank or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, or the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all non-Defaulting Lenders on a pro rata basis until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with their Applicable Percentages, as applicable, without regard to SECTION 2.20(a)(iv) prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this SECTION 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)
Certain Fees.  A Defaulting Lender shall not be entitled to receive any Unused Fee, Facility Fee, or participation fee in respect of Letters of Credit pursuant to Section 2.11 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).  With respect to any such fees not required to be paid to any Defaulting Lender, the Borrower shall (x) pay to each non-Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letters of Credit that has been reallocated to such non-Defaulting Lender pursuant to SECTION 2.20(a)(iv), (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Defaulting Lender's participation in Letters of Credit that has not been reallocated to such non-Defaulting Lender pursuant to SECTION 2.20(a)(iv), and (z) not be required to pay any remaining amount of any such fee.

(iv)
Reallocation of Applicable Revolving Percentages to Reduce L/C Exposure.  During any period in which there is a Defaulting Lender which is a Revolving Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender which is a Revolving Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans, the "Applicable Revolving Percentage" of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided, that: (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender which is a Revolving Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans shall not exceed the positive difference, if any, of: (1) the Revolving Commitment of such non-Defaulting Lender; minus (2) the aggregate outstanding principal amount of the Total Revolving Credit Exposure of such Lender.  Subject to SECTION 2.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender's increased exposure following such reallocation

(b)
Defaulting Lender Cure.  If the Borrower and Administrative Agent agree in writing in their reasonable discretion that a Defaulting Lender has taken such action that it should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Defaulting Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Defaulting Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cessation in status as Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising during the period that such Lender was a Defaulting Lender.

SECTION 2.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
ARTICLE III

Representations and Warranties
The Borrower represents and warrants to the Lenders and the Administrative Agent that:
SECTION 3.01 Organization; Powers.  The REIT Guarantor is a real estate investment trust duly organized and validly existing under the laws of the State of Maryland.  The Borrower is a limited partnership duly organized and validly existing under the laws of the State of Delaware.  Each other Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Credit Party has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification or where the failure to be so qualified to do business would have a Material Adverse Effect.
SECTION 3.02 Authorization; Enforceability.  The Transactions are within the corporate, partnership or limited liability company powers (as applicable) of the respective Credit Parties and have been duly authorized by all necessary corporate, partnership or limited liability company action.  This Agreement and the Loan Documents have been duly executed and delivered by each Credit Party which is a party thereto and constitute the legal, valid and binding obligation of each such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or which shall be completed at the appropriate time for such filings under applicable securities laws, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any of the Borrower's Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of the Borrower's Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of the Borrower's Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party or any of the Borrower's Subsidiaries, except for the benefit of Administrative Agent on behalf of the Lenders as contemplated herein.
SECTION 3.04	Financial Condition; No Material Adverse Change.
(a)
Borrower has delivered to Administrative Agent, to the extent available, the most recently available copies of the financial statements and reports described in Section 5.01 hereof.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the REIT Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as provided therein.

(b)	Since December 31, 2016, no event has occurred which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.05	Properties.
(a)
Subject to Liens permitted by Section 6.01, each of the Borrower and its Subsidiaries has title to, or valid leasehold interests in, all Pool Properties owned by it and its other real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)	[Intentionally Omitted].
(c)
All components of all improvements included within the Real Property owned or leased, as lessee, by any Credit Party, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, subject to such exceptions which are not reasonably likely to have, in the aggregate, a Material Adverse Effect.  All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property owned or leased by any Credit Party are installed and operating and are sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated, and no Credit Party has any knowledge of any factor or condition that reasonably could be expected to result in the termination or material impairment of the furnishing thereof, subject to such exceptions which are not likely to have, in the aggregate, a Material Adverse Effect.  No improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property owned or leased by the Borrower or its Subsidiaries, other than for access or utilities provided pursuant to a recorded easement or other right of way establishing the right of such access or utilities subject to such exceptions which would not be reasonably expected to have, in the aggregate, a Material Adverse Effect.
(d)
To each Credit Party's knowledge, all franchises, licenses, authorizations, rights of use, governmental approvals and permits (including all certificates of occupancy and building permits) required to have been issued by Governmental Authority to enable all Real Property owned or leased by Borrower or any of its Subsidiaries to be operated as then being operated have been lawfully issued and are in full force and effect, other than those which the failure to obtain in the aggregate could not be reasonably expected to have a Material Adverse Effect.  No Credit Party is in violation of the terms or conditions of any such franchises, licenses, authorizations, rights of use, governmental approvals and permits, which violation would reasonably be expected to have a Material Adverse Effect.

(e)
None of the Credit Parties has received any notice or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by Borrower or any of its Subsidiaries or any part thereof, or any proposed termination or impairment of any parking (except as contemplated in any approved expansion approved by Administrative Agent), at any such owned or leased Real Property or of any sale or other disposition of any Real Property owned or leased by Borrower or any of its Subsidiaries or any part thereof in lieu of condemnation, which in the aggregate, are reasonably likely to have a Material Adverse Effect.

(f)
Except for events or conditions not reasonably likely to have, in the aggregate, a Material Adverse Effect, (i) no portion of any Real Property owned or leased by Borrower or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition prior to such casualty, and (ii) no portion of any Real Property owned or leased by Borrower or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Government Authorities or any area identified by the insurance industry or other experts acceptable to the Administrative Agent as an area that is a high probable earthquake or seismic area, except as set forth on Schedule 3.05(f).

(g)
There are no Persons operating or managing any Pool Property other than the Borrower and the Management Company pursuant to (i) the management agreements delivered to Administrative Agent as of the Effective Date, and (ii) such other management agreements in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3.06 Intellectual Property.  To the knowledge of each Credit Party, such Credit Party owns, or is licensed to use, all patents and other intellectual property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of each Credit Party, there are no material slogans or other advertising devices, projects, processes, methods, substances, parts or components, or other material now employed, or now contemplated to be employed, by any Credit Party with respect to the operation of any Real Property, and no claim or litigation regarding any slogan or advertising device, project, process, method, substance, part or component or other material employed, or now contemplated to be employed by any Credit Party, is pending or threatened, the outcome of which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.07	Litigation and Environmental Matters.
(a)
Except as set forth in Schedule 3.07 attached hereto, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Credit Party or any of the Borrower's Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)
Except as disclosed in the environmental reports delivered to the Administrative Agent (which the Administrative Agent shall promptly deliver to the Lenders)  obtained with respect to a Real Property and with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)
to the knowledge of the Credit Parties, all Real Property leased or owned by Borrower or any of its Subsidiaries is free from contamination by any Hazardous Material, except to the extent such contamination could not reasonably be expected to cause a Material Adverse Effect;

(ii)
to the knowledge of the Credit Parties, the operations of Borrower and its Subsidiaries, and the operations at the Real Property leased or owned by Borrower or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent such noncompliance could not reasonably be expected to cause a Material Adverse Effect;

(iii)
neither the Borrower nor any of its Subsidiaries have known liabilities with respect to Hazardous Materials and, to the knowledge of each Credit Party, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to Hazardous Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect;
(iv)
To the best of the Borrower's knowledge, (A) the Borrower and its Subsidiaries and all Real Property owned or leased by Borrower or its Subsidiaries have all Environmental Permits necessary for the operations at such Real Property and are in compliance with such Environmental Permits; (B) there are no legal proceedings pending nor, to the knowledge of any Credit Party, threatened to revoke, or alleging the violation of, such Environmental Permits; and (C) none of the Credit Parties have received any notice from any source to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any such properties, in each case, except to the extent the nonobtainment or loss of an Environmental Permit could not reasonably be expected to have a Material Adverse Effect;

(v)
neither the Real Property currently leased or owned by Borrower nor any of its Subsidiaries, nor, to the knowledge of any Credit Party, (x) any predecessor of any Credit Party, nor (y) any of Credit Parties' Real Property owned or leased in the past, nor (z) any owner of Real Property leased or operated by Borrower or any of its Subsidiaries, are subject to any outstanding written order or contract, including Environmental Liens, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Credit Party has been given notice respecting (A) Environmental Laws, (B) Remedial Action, (C) any Environmental Claim; or (D) the Release or threatened Release of any Hazardous Material, in each case, except to the extent such written order, contract or investigation could not reasonably be expected to have a Material Adverse Effect;

(vi)
none of the Credit Parties are subject to any pending legal proceeding alleging the violation of any Environmental Law nor, to the knowledge of each Credit Party, are any such proceedings threatened, in either case, except to the extent any such proceedings could not reasonably be expected to have a Material Adverse Effect;

(vii)
neither the Borrower nor any of its Subsidiaries nor, to the knowledge of each Credit Party, any predecessor of any Credit Party, nor to the knowledge of each Credit Party, any owner of Real Property leased by Borrower or any of its Subsidiaries, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment, in each case, except to the extent such Release of Hazardous Material could not reasonably be expected to have a Material Adverse Effect;

(viii)
none of the operations of the Borrower or any of its Subsidiaries or, to the knowledge of each Credit Party, of any owner of premises currently leased by  Borrower or any of its Subsidiaries or of any tenant of premises currently leased from Borrower or any of its Subsidiaries, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws;
(ix)
to the knowledge of the Credit Parties, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof could not reasonably be expected to have a Material Adverse Effect), on, in or under any Real Property leased or owned by Borrower or any of its Subsidiaries, or any of their predecessors (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos-containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material; and

(x)
(i) The Real Property of the Borrower and its Subsidiaries is not and will not be used for the handling, processing, storage or disposal of Hazardous Materials except in compliance with applicable Environmental Laws; (ii) in the course of any business activities conducted by the Borrower and its Subsidiaries, no Hazardous Materials have been generated or are being used on such Real Property except in the ordinary course of such Person's business and in compliance with applicable Environmental Laws; (iii) to the Borrower's knowledge, there has been no past or present Release or threatened Release of Hazardous Materials on, upon, into or from any of such Real Property, which Release could reasonably be expected to have a Material Adverse Effect; (iv) to the Borrower's knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any such Real Property which, through soil or groundwater contamination, have come to be located on the Borrower's or its Subsidiaries' Real Property; and (v) to the Borrower's actual knowledge, any Hazardous Materials that have been generated on the Borrower's or its Subsidiaries' Real Property have been transported off‑site in accordance with all applicable Environmental Laws.

SECTION 3.08 Compliance with Laws and Agreements; No Default.  Each of the Credit Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or to its knowledge, its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.
SECTION 3.09 Investment and Holding Company Status; EEA Financial Institution.  Neither any of the Credit Parties nor any of the Borrower's Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.  None of the Credit Parties is an EEA Financial Institution.

SECTION 3.10 Taxes.  Each Credit Party and each of the Borrower's Subsidiaries has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed in any jurisdiction (taking into account any available extensions for which such Credit Party have filed and (to the extent applicable) which have been granted) and has paid or caused to be paid all income and other material Taxes, assessments, fees, and other governmental charges required to have been paid by it, except such Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves.
SECTION 3.11 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The Borrower does not have any Plans as of the date hereof.  As to any future Plan the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of all such underfunded Plans.
SECTION 3.12 Disclosure.  The Borrower has disclosed or made available to the Lenders all agreements, instruments and corporate or other restrictions to which it, any other Credit Party, or any of its Subsidiaries is subject, and all other matters known to it, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.13 Insurance.  Borrower has provided to Administrative Agent an insurance schedule which accurately sets forth, in all material respects, as of the Effective Date, all insurance policies and programs currently in effect with respect to the assets and business of Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof and (v) the expiration date thereof.  Such insurance policies and programs (or such other similar policies as are permitted pursuant to Section 5.06) are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Borrower and its Subsidiaries.

SECTION 3.14 Margin Regulations. The Borrower is not engaged, nor will engage, in the business of purchasing or carrying margin stock or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock.
SECTION 3.15 Subsidiaries; REIT Qualification.  As of the Effective Date, the REIT Guarantor has only the Subsidiaries listed on Schedule 3.15 attached hereto.
SECTION 3.16 OFAC; Anti-Money Laundering.  None of the Borrower, any of the other Credit Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower is (or will be) (i) a Sanctioned Person, (ii) located, organized or resident in a Designated Jurisdiction, (iii) to the best of the Borrower's knowledge, without any independent inquiry, is or has been (within the previous five (5) years) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions, or (iv) has violated any Anti-Money Laundering Law in any material respect. Each of the Credit Parties and its Subsidiaries, and to the knowledge of the Credit Parties, each director, officer, employee, agent and Affiliate of the Credit Parties and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.  The Loan Parties have implemented and maintain in effect policies and procedures designed to promote and achieve compliance with the Anti-Corruption Laws and applicable Sanctions.
SECTION 3.17 Solvency.  As of the Effective Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including any contribution rights under the Guaranty), including all Loans made or to be made hereunder, no Credit Party is insolvent on a balance sheet basis such that the sum of such Person's assets exceeds the sum of such Person's liabilities, each Credit Party is able to pay its debts as they become due, and each Credit Party has sufficient capital to carry on its business.
SECTION 3.18 Brokers.  No Credit Party nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
SECTION 3.19 Ground Lease.
(a)
Each Eligible Ground Lease contains the entire agreement of the applicable Credit Party and the applicable owner of the fee interest in such real property (the "Fee Owner"), pertaining to the Real Property covered thereby.  With respect to Real Property subject to a Eligible Ground Lease, the applicable Credit Party has no estate, right, title or interest in or to the Real Property except under and pursuant to the Eligible Ground Lease or except as may be otherwise approved in writing by Administrative Agent.  The applicable Credit Party has delivered a true and correct copy of the Eligible Ground Lease to the Administrative Agent and the Eligible Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable Real Property records for such Real Property.
(b)	To the knowledge of the Credit Parties, the applicable Fee Owner is the exclusive fee simple owner of the Real Property and of the lessor's interest in the Eligible Ground Lease.
(c)
There are no rights to terminate the Eligible Ground Lease other than the applicable Fee Owner's right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Eligible Ground Lease.

(d)
Each Eligible Ground Lease is in full force and effect and, to the Borrower's knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Eligible Ground Lease (a "Ground Lease Default") exists or has occurred on the part of a Credit Owner or on the part of a Fee Owner under any Eligible Ground Lease.  All base rent and additional rent, if any, due and payable under each Eligible Ground Lease has been paid through the date hereof and no Credit Party is required to pay any deferred or accrued rent after the date hereof under any Eligible Ground Lease.  No Credit Party has received any written notice that a Eligible Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(e)
The applicable Credit Party is the exclusive owner of the ground lessee's interest under and pursuant to each Eligible Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Eligible Ground Lease.

ARTICLE IV

Conditions
SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)
The Administrative Agent (or its counsel) shall have received from each Credit Party either (i) a counterpart of this Agreement and all other Loan Documents to which it is party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of the Loan Documents, together with copies of all Loan Documents.

(b)
The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower and the Guarantors, and such other counsel as the Administrative Agent may approve, covering such matters relating to the Credit Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.
(c)
The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement (including each Credit Party's compliance with Section 9.14 and other customary "know your customer" requirements) or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d)
The Administrative Agent shall have received searches of Uniform Commercial Code ("UCC") filings (or their equivalent) together with such other customary lien, litigation and bankruptcy searches as the Administrative Agent may require.

(e)
The Administrative Agent shall have received a Compliance Certificate and Borrowing Base Certificate, signed by a Financial Officer of Borrower, in form and substance satisfactory to the Administrative Agent.

(f)
The Administrative Agent shall have received evidence satisfactory to it that, prior to or concurrently with the Effective Date, all amounts due under the $30,000,000 revolving credit facility and $6,000,000 bridge loan facility with KeyBank National Association shall be repaid in full, each such facility shall be terminated, and all liens on assets of the Credit Parties securing such Indebtedness shall be irrevocably discharged.

(g)
The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)
The Administrative Agent shall have received copies of all other Loan Documents (including the Pledge Agreement) and all other documents and certificates with respect to the Pledged Pool Interests and Pledged Best Available Interests as Administrative Agent may require.

(i)
The Borrower and each of the Credit Parties shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with the requirements of any Anti-Money Laundering Laws, including, without limitation, the Patriot Act and any applicable "know your customer" rules and regulations.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event.  The obligation of each Lender (as applicable) to make a Loan on the occasion of any Borrowing, of the Swingline Lender to make a Swingline Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit,  is subject to the satisfaction of the following conditions:
(a)
The representations and warranties of each Credit Party set forth in this Agreement or in any other Loan Document shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which, case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02(a), the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01.

(b)
At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)
With respect to (i) any requested Borrowings, the Borrower shall have complied with Section 2.03 or Section 2.04, as applicable, and (ii) the request for the issuance, amendment, renewal or extension of any Letters of Credit, the Borrower shall have complied with Section 2.05(b).

(d)	The Administrative Agent shall have received a Borrowing Base Certificate and a Compliance Certificate signed by a Financial Officer of Borrower.
(e)	Administrative Agent shall have received the documents set forth in Section 5.13(b) with respect to each Pool Property included in the calculation of the Borrowing Base Availability.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.
ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letter of Credit  shall have expired or terminated and all LC Disbursements shall have reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:
(a)
within 120 days after the end of each fiscal year of the REIT Guarantor, the REIT Guarantor's audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, together with all notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by RSM US LLP or other independent public accountants of recognized national standing and in good standing with the Public Company Accounting Oversight Board (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the REIT Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)
within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the REIT Guarantor, (i) the REIT Guarantor's consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the REIT Guarantor on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, and (ii) operating statements for each Pool Property in form and substance reasonably satisfactory to the Administrative Agent;

(c)
concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the REIT Guarantor (the "Compliance Certificate") in the form of Exhibit B attached hereto, a Borrowing Base Certificate, and a Rent Roll with respect to all non-parking tenants;

(d)
promptly after the same become publicly available for Forms 10-K and 10-Q described below (unless available publicly), and upon written request for items other than Forms 10-K and 10-Q described below, copies of all periodic and other reports, proxy statements and other materials filed by the REIT Guarantor, the Borrower or any Subsidiary with the Securities and Exchange Commission (including registration statements and reports on Form 10-K, 10-Q and 8-K (or their equivalents)), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the REIT Guarantor or the Borrower to its shareholders generally, as the case may be;

(e)
simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000 or more of the REIT Guarantor and its subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(f)	to the extent requested by Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Pool Properties;
(g)	promptly upon becoming aware thereof, notice of the breach, nonperformance, cancellation or failure to renew by any party under any Material Contract; and
(h)
promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary of the Borrower, the Pool Properties, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Financial Tests.  The REIT Guarantor and the Borrower shall comply or cause compliance with the following covenants, tested as of the close of each calendar quarter:
(a)
The Consolidated Leverage Ratio shall not exceed (i) at any time on or prior to December 31, 2018, sixty percent (60%) or (ii) at any time thereafter, fifty five percent (55%); provided that, if the Consolidated Leverage Ratio is greater than the foregoing percentages during any applicable period, then the Borrower shall be deemed to be in compliance with this Section 5.02(a) so long as (a) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded the applicable forgoing percentage, (b) such ratio does not exceed the applicable percentage for a period of more than two consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, and (c) such ratio is not greater than 65.0% at any time;

(b)	The Fixed Charge Coverage Ratio shall not be less than (i) at any time on or prior to December 31, 2018, 1.35:1.00, and (ii) at any time thereafter, 1.60:1.00;
(c)
Tangible Net Worth shall not be less than (i) $107,068,224.00, plus (ii) eighty percent (80%) of the Net Proceeds (provided that, for purposes of calculating Net Proceeds in connection with this Section, the gross proceeds from any such issuance shall include the fair market value of any Real Property or other assets contributed to any such Person in exchange for such Equity Interests in lieu of cash) received by the REIT Guarantor or the Borrower at any time from the issuance of Equity Interests (whether common, preferred or otherwise) of the REIT Guarantor or the Borrower or any Subsidiary thereof after the date of this Agreement;
(d)	a maximum Secured Debt Ratio of not greater than (i) at any time on or prior to June 30, 2018, fifty five percent (55%) or (ii) at any time thereafter, forty percent (40%);
(e)
a maximum Secured Recourse Debt Ratio (excluding, for the purposes of this covenant, Secured Recourse Debt in connection with Hedging Obligations) of not greater than (i) zero percent at any time on or prior to the WC Termination Date, and (ii) thereafter, 10% of Total Asset Value;

(f)	Unhedged Variable Rate Debt shall not exceed 30% of the aggregate Indebtedness of the REIT Guarantor and its Subsidiaries at any time;
(g)	a maximum Payout Ratio of ninety five percent (95%) at any time commencing with the fiscal quarter ending March 31, 2020;
(h)	the Borrower and REIT Guarantor shall maintain at all times minimum Liquidity of not less than the greater of (i) $2,000,000 and (ii) one percent (1%) of Total Asset Value as of such time; and
(i)	there shall be no less than (x) three (3) Pool Properties at any time from and after July 1, 2018 but on or prior to December 31, 2018 and (y) ten (10) Pool Properties at any time thereafter.
SECTION 5.03 Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after it becomes aware of same (unless specific time is set forth below):
(a)	the occurrence of any Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a "notice of default";
(b)
within five (5) Business Days after the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)
within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against Borrower, any other Credit Party, or any Subsidiary thereof that, alone or together with any other judgment, is in an amount in excess of $2,500,000;

(d)
within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000.00;

(e)
within three (3) Business Days after becoming aware of (i) any known Release, or threat of Release, of any Hazardous Materials in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Credit Party or Subsidiary thereof reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, or investigation, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Pool Property or could otherwise reasonably be expected to have a Material Adverse Effect;

(f)
promptly (and at any time after the Investment Pricing Date, within three (3) Business Days) after becoming aware thereof, notice of a change in the Debt Rating of Borrower or any announcement that any Debt Rating of Borrower is "under review" or that such Debt Rating has been placed on a watch list or that any similar action has been taken by a Rating Agency;

(g)
promptly after obtaining knowledge of any default in the performance or observance of any of the terms, covenants and conditions under an Eligible Ground Lease.  The Borrower will promptly deliver to the Administrative Agent copies of all material notices, certificates, requests, demands and other instruments received from or given to Borrower or a Subsidiary Guarantor under an Eligible Ground Lease; and

(h)	any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.  Within five (5) Business Days after receiving any notice under this SECTION 5.03, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.
SECTION 5.04 Existence; Conduct of Business.  Each Credit Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, disposition, liquidation or dissolution permitted under Section 6.02.
SECTION 5.05 Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, which, in the case of any Collateral or Pool Property, shall suspend the collection thereof with respect to such property or which have been bonded over and neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, or loss by reason of such proceeding, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06	Maintenance of Properties; Insurance.
(a)
The Borrower will, and will cause each of its Subsidiaries or tenants, as applicable, to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as required pursuant to clause (c) below.

(b)
The Borrower and each Credit Party will pay and discharge (i) all taxes, assessments, maintenance charges, permit fees, impact fees, development fees, capital repair charges, utility reservations and standby fees and all other similar impositions of every kind and character charged, levied, assessed or imposed against any interest in any of the Pool Property owned by it, as they become payable and before they become delinquent, except where such claims are being contested in accordance with SECTION 5.05, as well as (ii) all claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Pool Properties or other property such Person.  The Borrower shall furnish receipts evidencing proof of such payment to the Administrative Agent promptly after payment and before delinquency.

(c)
The Borrower shall, at its own cost and expense, procure and maintain for the benefit of the Borrower, each other Credit Party, and the Administrative Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Agent, taking into consideration the property size, use, and location that a commercially prudent lender would require, providing the following types of insurance covering each Pool Property:

(i)
An all-risk policy of permanent property insurance insuring the Pool Property against all risks of any kind or character except those permitted by the Administrative Agent in writing to be excluded from coverage thereunder.

(ii)
A boiler and machinery insurance policy covering loss or damage to all portions of the Pool Property comprised of air-conditioning and heating systems, other pressure vessels, machinery, boilers or high pressure piping.

(iii)	An all-risk policy of insurance covering loss of earnings and/or rents from the Pool Property in the event that the Pool Property is not available for use or occupancy due to casualty, damage or destruction required to be covered by the policies of insurance described in (i) and (ii) above, at least in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Pool Property for a twelve (12) month period, including a provision for an extended period of indemnity of not less than one year.
(iv)
Commercial general liability, auto liability, umbrella or excess liability and worker's compensation insurance against claims for bodily injury, death or property damage occurring on, in or about the Pool Property in an amount and containing terms acceptable to the Administrative Agent and, with respect to workers' compensation insurance with limits as required by applicable law.

(v)
Pollution liability insurance with a maximum policy limit for all Pool Properties in the aggregate of no less than $10,000,000.00 (or such lesser amount acceptable to Administrative Agent) and otherwise containing terms acceptable to the Administrative Agent and in legal form satisfactory to counsel for the Administrative Agent.

(vi)
Such other insurance against other insurable hazards, risks or casualties which at the time are commonly insured against in the case of owners and premises similarly situated, due regard being given to the financial condition of the Borrower, the height and type of the Pool Property, its construction, location, use and occupancy.

(vii)
All required insurance will be written on forms acceptable to the Administrative Agent and by companies having a Best's Insurance Guide Rating of not less than A or A+ (subject to the requirements of any Lease in place as of the date a Borrower acquires a Real Property) and which are otherwise acceptable to the Administrative Agent.  The Borrower agrees to furnish (only to the extent available in the event such premiums are paid directly by tenants) due proof of payment of the premiums for all such insurance to Administrative Agent promptly after each such payment is made and in any case at least fifteen (15) days before payment becomes delinquent.  The Borrower shall deliver certificates of insurance for all such policies to the Agent, and the Borrowers shall promptly furnish to the Agent duplicate originals or certified copies of all such policies, all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid.  At least ten (10) days prior to the expiration date of the policies, the Borrower shall deliver to the Administrative Agent evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Administrative Agent; provided, however, if Borrower is continuing insurance renewal negotiations at such date, then Borrower shall inform Administrative Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.
SECTION 5.07	Books and Records; Inspection Rights.
(a)
The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(b)
The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to rights of tenants, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.08 Compliance with Laws, Charter Documents, etc..  Each Credit Party will, and will cause each of its Subsidiaries to, comply with (i) all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.09 Use of Proceeds.  The proceeds of the Loans and Letters of Credit will be used to finance or refinance, on a bridge basis, the acquisition of Real Property, working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for financing, funding or completing the hostile acquisition of publicly traded Persons or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
SECTION 5.10 Fiscal Year.  Borrower shall maintain as its fiscal year the twelve (12) month period ending on December 31 of each year.
SECTION 5.11	Environmental Matters.
(a)
Borrower shall comply and shall cause each of its Subsidiaries and each Real Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b)	If the Administrative Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental

 Law related to any Real Property owned or leased by Borrower or any of its Subsidiaries, or Real Property adjacent to such Real Property, which could reasonably be expected to have a Material Adverse Effect, then Borrower agrees, upon request from the Administrative Agent (which request may be delivered at the option of Administrative Agent or at the direction of Required Lenders), to provide the Administrative Agent, at the Borrower's expense, with such reports, certificates, engineering studies or other written material or data as the Administrative Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Administrative Agent and the Required Lenders that any Credit Party or Real Property owned or leased by them is in material compliance with all applicable Environmental Laws.
(c)	Borrower shall, and shall cause each of its Subsidiaries to, take such Remedial Action or other action as required by Environmental Law or any Governmental Authority.
(d)
If the Borrower or any Credit Party fails to timely take, or to diligently and expeditiously proceed to complete in a timely fashion, any action described in this Section, the Administrative Agent may, after notice to the Borrower, with the consent of the Required Lenders, make advances or payments toward the performance or satisfaction of the same, but shall in no event be under any obligation to do so.  All sums so advanced or paid by the Administrative Agent (including reasonable counsel and consultant and investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will become due and payable from the Borrower ten (10) Business Days after demand, and shall bear interest at the rate for past due interest provided in Section 2.12(c) from the date any such sums are so advanced or paid by the Administrative Agent until the date any such sums are repaid by the Borrower.  Promptly upon request, the Borrower (or the subject Credit Party) will execute and deliver such instruments as the Administrative Agent may deem reasonably necessary to permit the Administrative Agent to take any such action, and as the Administrative Agent may require to secure all sums so advanced or paid by the Administrative Agent.  If a Lien is filed against any Pool Property by any Governmental Authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of the Borrower or for which the Borrower is responsible, resulting in the Releasing of any Hazardous Material into the waters or onto land located within or without the State where the Pool Property is located, then the Borrower will, within thirty (30) days from the date that the Borrower is first given notice that such Lien has been placed against the Pool Property (or within such shorter period of time as may be specified by the Administrative Agent if such Governmental Authority has commenced steps to cause the Pool Property to be sold pursuant to such Lien), either (i) pay the claim and remove the Lien, or (ii) furnish a cash deposit, bond or such other security with respect thereto as is satisfactory in all respects to the Administrative Agent and is sufficient to effect a complete discharge of such Lien on the Pool Property.

SECTION 5.12 [Intentionally Omitted].

SECTION 5.13 Pool Properties.
(a)
Removal of Individual Property as a Pool Property.  From time to time during the term of this Agreement following (i) Borrower's written request ("Release Request") and (ii) satisfaction of the Release Conditions, the Administrative Agent shall, in each case to the extent applicable, release the subject Pool Property from the calculation of the Borrowing Base Availability (and such Individual Property shall then cease to be a Pool Property) and release the subject Subsidiary Guarantor(s) which has no other ownership interest in any of the remaining Pool Properties, from further payment and performance of the Obligations; provided, however, any such release by the Administrative Agent shall not be deemed to terminate or release such Pool Property Owner or Subsidiary Guarantor from any obligation or liability under any Loan Document which specifically by its terms survives the said release or the payment in full of the Obligations.  The "Release Conditions" are the following:

(i)
Borrowing Base Compliance.  The Borrower has delivered a Borrowing Base Certificate reflecting that, after giving effect to the release of the Pool Property and any related prepayment of the Loans pursuant to Section 2.10(e), (x) the Total Revolving Credit Exposure of the Revolving Lenders will not exceed the then effective Total Revolving Commitment, (y) the BB Revolving Credit Exposure will not exceed the Maximum BB Revolving Available Amount, or (z) the BB Total Credit Exposure will not exceed the Maximum BB Loan Available Amount.

(ii)
No Default Upon Release.  No Default shall exist under this Agreement or the other Loan Documents after giving effect to the release of the Pool Property, except for any Default which is cured or remedied by the removal of such Individual Property from being a Pool Property.

(iii)
No Default Prior to Release.  No Event of Default shall exist under this Agreement or the other Loan Documents at the time of the Release Request or after giving effect to the release of the Pool Property, except for any Event of Default which is cured or remedied by the removal of such Individual Property from being a Pool Property.

(iv)
Payment of Fees.  The Borrower shall pay or reimburse the Administrative Agent for all reasonable legal fees and expenses and other reasonable costs and expenses incurred by Administrative Agent in connection with the release.

Any failure of any removal and release requested by the Borrower to meet all of the Release Conditions shall be deemed a rejection of the proposed Release Request and, subject to the other terms and conditions hereof as to whether any Individual Property is a Pool Property, such Pool Property shall remain a Pool Property hereunder.

Provided that no Default or Event of Default has occurred and is continuing, upon the release of a Pool Property as set forth above, Administrative Agent will, at the Borrower's sole cost and expense, release from the liens and security interests of the Loan Documents the pledged Equity Interests of such Pool Property Owner (to the extent it has no other ownership interest in any of the remaining Pool Properties) pledged hereunder; provided any amounts due under Section 2.10 arising from such release are paid in accordance with the terms thereof.
(b)
Additional Pool Property.  From time to time during the term of this Agreement, following the Borrower's written request ("Additional Borrowing Base Request"), the Administrative Agent shall initially accept one or more Individual Properties as Pool Properties upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Administrative Agent:

(i)	The Borrower shall have obtained Preliminary Approval for the addition of such Individual Property.
(ii)	The Borrower (or applicable Credit Party) shall have satisfied all of requirements set forth in the definition of Pool Property as to such Individual Property.
(iii)	The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate and Compliance Certificate evidencing compliance with Section 5.02 after giving effect to such addition.
(iv)
The Borrower shall have delivered to the Administrative Agent a certification that (A) the Individual Property is free of any material environmental, structural, architectural, mechanical or title defects and otherwise meets all the requirements of a Pool Property and (B) each Subsidiary thereof that is required to become a Subsidiary Guarantor under SECTION 5.17 in connection with such Individual Property being accepted as a Pool Property, has no Indebtedness or liabilities other than trade payables incurred in the ordinary course of business.

(v)
Subject to SECTION 5.17, the applicable Pool Property Owner must have joined in, and assumed all obligations of a "Subsidiary Guarantor" under the Loan Documents, and the Equity Interests of such Pool Property Owner shall have been pledged to the Administrative Agent as Collateral pursuant to the Pledge Agreement.

(vi)
Borrower shall have delivered to the Administrative Agent with respect to such Individual Property (a) descriptive information of the Real Property and operating statements, (b) an Environmental Assessment, property condition assessment, probable maximum loss studies and reliance letter (for properties in a seismic zone), and a flood determination with respect thereto, (c) certificates of insurance as to the insurance maintained by such Credit Party on such Individual Property (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms, and (d) such other due diligence information as the Administrative Agent may reasonably require with respect thereto.
(vii)
The Borrower shall pay or reimburse the Administrative Agent for all reasonable legal fees and expenses and other costs and expenses incurred by Administrative Agent in connection with the additional Pool Property.

(viii)
The Administrative Agent shall give the Borrower prompt written notice of its determination with respect to the admission or rejection of any Individual Property as a Pool Property.  To the extent that an Individual Property does not meet the requirements to qualify as a Pool Property, as defined, the Borrower may nevertheless request that such Individual Property be included as a Pool Property and the Required Lenders may, in their sole and absolute discretion, agree to the acceptance of such Individual Property as an additional Pool Property.

SECTION 5.14 Further Assurances.  At any time upon the request of the Administrative Agent, Borrower will (or will cause each Credit Party to), promptly and at its expense, execute, acknowledge and deliver such further documents and perform such other acts and things as the Administrative Agent may reasonably request to evidence the Loans made hereunder and interest thereon in accordance with the terms of this Agreement.
SECTION 5.15 Parent Covenants.  The REIT Guarantor will:
(a)	maintain management and Control of the Borrower and each Subsidiary Guarantor;
(b)	conduct substantially all of its operations through the Borrower and one or more of their Subsidiaries; and
(c)	comply with all Legal Requirements to maintain, and, will at all times elect, qualify as and maintain, its status as a real estate investment trust under Section 856(c)(i) of the Code.
SECTION 5.16 ECP.  Each Credit Party that is a Qualified ECP Party at the time that the Agreement becomes effective with respect to any Hedging Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party that is not then an "eligible contract participant" under the Commodity Exchange Act (a "Specified Party") to honor all of its obligations under the Agreement in respect of Hedging Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Party's obligations and undertakings under this Section 5.16 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Party under this Section 5.16 shall remain in full force and effect until the Loans have been repaid in full.  Each Qualified ECP Party intends this Section 5.16 to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Specified Party for all purposes of the Commodity Exchange Act.
SECTION 5.17 Collateral and Guaranty Requirements; Security Interest Termination.
(a)
Subject to the terms of this Section, the Obligations and the Hedging Obligations shall be secured by a perfected first priority lien and security interest to be held by the Administrative Agent for the benefit of the Secured Parties on the Collateral, pursuant to the terms of the Security Documents.

(b)
Subject to SECTION 5.17(c) below, prior to the acceptance of any Individual Property as a Pool Property, the Borrower shall cause each Pool Property Owner and any other direct or indirect subsidiary of Borrower (other than an Excluded Subsidiary) that owns a direct or indirect ownership interest in such Pool Property Owner (unless otherwise waived by Administrative Agent) to become a Subsidiary Guarantor hereunder.  The Borrower shall execute, and cause each such Subsidiary to execute and deliver a Joinder Agreement  in the form attached hereto as Exhibit F and other documents as the Agent may reasonably request to effect the requirements of this SECTION 5.17(b), including such organizational documents, directors' or comparable resolutions, secretary's, incumbency and like certificates, opinions of counsel, such information about such owner as the Administrative Agent may reasonably request (including the information required under SECTION 9.14 and other customary "know your customer" requirements) to conduct its customary background and internal compliance due diligence, the results of which shall be satisfactory to the Administrative Agent.

(c)
Notwithstanding SECTION 5.17(b) of this Agreement, upon the Investment Grade Pricing Date, no Subsidiary of the Borrower shall be required to become a Subsidiary Guarantor unless such Subsidiary creates, incurs, acquires, assumes, suffers to exist or otherwise is or becomes liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Recourse Indebtedness or Unsecured Indebtedness or the REIT Guarantor or the Borrower cease to have an Investment Grade Rating.  Upon the occurrence of the Investment Grade Pricing Date, and provided that no Default or Event of Default exists, the Administrative Agent shall promptly release any Subsidiary of the Borrower from the Guaranty upon receipt by the Administrative Agent of a certificate from an officer of the Borrower certifying that such Subsidiary has not created, incurred, acquired, assumed, suffered to exist and is not otherwise liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Recourse Indebtedness or Consolidated Unsecured Indebtedness (or simultaneously with the release hereunder will be released from liability with respect to such Indebtedness).  In the event that at any time after the Subsidiary Guarantors have been released from the Guaranty or from their obligation to become a Subsidiary Guarantor pursuant to this SECTION 5.17(c), such Subsidiary becomes obligated on any Unsecured Indebtedness or other Recourse Indebtedness or the REIT

 Guarantor or Borrower cease to have an Investment Grade Rating, the Borrower shall within ten (10) Business Days (or such later date as agreed by the Administrative Agent) after such occurrence cause such Subsidiary required to become a Subsidiary Guarantor under SECTION 5.17(b) of this Agreement to execute and deliver the documents required in said SECTION 5.17(b).  Notwithstanding the foregoing, the foregoing provisions shall not apply to the REIT Guarantor, which may only be released upon the written approval of the Administrative Agent and all of the Lenders.
(d)
Subject to SECTION 5.17(e), the Borrower (and any other applicable Subsidiary) shall, on or prior to the date when such Individual Property is accepted as a Pool Property, pursuant to the Pledge Agreement, grant to Administrative Agent, for the benefit of the Secured Parties, an exclusive, perfected, first priority security interest and Lien in and to 100% of the Equity Interests in each Pool Property Owner and each other direct or indirect Subsidiary of Borrower that owns a direct or indirect ownership interest in such Pool Property; provided that, with respect to any Excluded Subsidiary (but only for so long as such Subsidiary remains an Excluded Subsidiary), the Borrower shall only be required to pledge the maximum portion of the Equity Interests of such Subsidiary that would not violate the terms of the subject Indebtedness (collectively, the "Pledged Pool Interests").  In addition, the Borrower (and any other applicable Subsidiary) shall, no later than twenty (20) Business Days after any such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary (if applicable), grant to Administrative Agent, for the benefit of the Secured Parties, an exclusive, perfected, first priority security interest and Lien in and to (i) 100% of the Equity Interests in each direct or indirect Subsidiary of Borrower that owns a direct or indirect ownership interest in any Real Property (other than a Pool Property); provided that, with respect to any Excluded Subsidiary (but only for so long as such Subsidiary remains an Excluded Subsidiary), the Borrower shall only be required to pledge the maximum portion of the Equity Interests of such Subsidiary that would not violate the terms of the subject Indebtedness but the Borrower shall, and shall cause its Subsidiaries to, promptly comply with any notice or similar requirements under the applicable Indebtedness that would permit the pledge of any such Equity Interests; and (ii) 100% of the Borrower's and its Subsidiaries' rights to cash flow and other distributions from each Excluded Subsidiary that owns a direct or indirect ownership interest in any Real Property (other than a Pool Property) ; provided that, with respect to any Excluded Subsidiary (but only for so long as such Subsidiary remains an Excluded Subsidiary), the Borrower shall only be required to pledge the maximum portion of its rights to cash flow and other distributions from such Subsidiary that would not violate the terms of the subject Indebtedness but the Borrower shall, and shall cause its Subsidiaries to, promptly comply with any notice or similar requirements under the applicable Indebtedness that would permit the pledge of any such rights to cash flow and other distributions ((i) and (ii) collectively, the "Pledged Best Available Interests").

(e)
So long as no Default or Event of Default shall have occurred and be continuing, upon Borrower's written request following the occurrence of a Security Interest Termination Date, Administrative Agent shall release the Pledged Pool Interests from the lien of the Pledge Agreement and terminate the Pledge Agreement, the Financing Statements and the other documents and agreements pursuant to which the

 Pledged Pool Interests were made Collateral for the Loan and thereafter, subject to the immediately following sentence, the Borrower shall not be required to pledge any Pledged Pool Interests.  If at any time after the Security Interest Termination Date, the REIT Guarantor and its Subsidiaries shall cease to have Total Asset Value of $750,000,000 or more, the Borrower shall, and shall cause each applicable Subsidiary to, within ten (10) Business Days (or such later date as agreed by the Administrative Agent) after such occurrence grant to Administrative Agent, for the benefit of the Secured Parties, an exclusive, perfected, first priority security interest and Lien in the Pledged Pool Properties, as set forth in SECTION 5.17(d).  So long as no Default or Event of Default shall have occurred and be continuing, upon Borrower's written request following the occurrence of the WC Termination Date, Administrative Agent shall release the Pledged Best Available Interests from the lien of the Pledge Agreement and/or the Economic Interests Pledge and terminate the Economic Interests Pledge, the Financing Statements and the other documents and agreements pursuant to which the Pledged Best Available Interests were made Collateral for the Loan and thereafter the Borrower shall not be required to pledge any Pledged Best Available Interests.
ARTICLE VI

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01 Liens.  The Borrower will not create, incur, assume or permit to exist any Lien on any Pool Property or any direct or indirect Equity Interest in any Pool Property Owner now owned or hereafter acquired by the Borrower, the REIT Guarantor or any Subsidiaries thereof, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof to any Person, except Permitted Encumbrances.
SECTION 6.02 Fundamental Changes; Asset Sales.  No Credit Party will, nor will it permit any Subsidiary to:
(a)
merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or all or substantially all of the Equity Interests of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into, or consolidate with, the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person not a Credit Party may merge into, or consolidate with, any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary not a Credit Party may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any

 Subsidiary not required to be a Credit Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary which is a Credit Party may merge into (or consolidate with) or liquidate or dissolve into, any other Subsidiary which is a Credit Party, and (vi) any Subsidiary which is a Credit Party may sell, transfer, lease or otherwise dispose of its assets to Borrower or to any other Subsidiary which is a Credit Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.03;
(b)
engage to any material extent in any business other than the ownership, development, operation and management of parking properties and businesses reasonably related thereto, except as allowed by Section 6.03, without the prior written consent of the Lenders; or

(c)
sell, transfer or otherwise dispose of, or refinance, any Pool Property other than pursuant to a bona fide arm's length sale or refinancing transaction that results in the release of such Pool Property in accordance with Section 5.13(a);

provided, in each case, that the Borrower shall not, and shall not permit any other Credit Party or any of their Subsidiaries to, consummate (i) any sale, merger, transfer, or any similar transaction with respect to any Real Property or Equity Interests in any Person if the value or consideration of such transaction, together with the value or consideration of all other similar transactions consummated in the immediately preceding twelve months, would exceed fifteen percent (15%) of the Total Asset Value on such date, unless the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the expected consummation date for such transaction, written notice of such transaction (with reasonable detail) together with a Compliance Certificate evidencing that no Default or Event of Default would exist after giving effect to such transaction or result therefrom, or (ii) any proposed merger that would resulting in an increase of 25% or more in Total Asset Value or that involves the Borrower or REIT Guarantor and Borrower or REIT Guarantor will not be the surviving Person of such merger, unless the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the expected consummation date for such merger, written notice of such transaction (with reasonable detail), and the Required Lenders shall have consent to such merger in writing prior to the consummation thereof.
SECTION 6.03 Investments, Loans, Advances and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness (subject to Section 6.09 below) or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a)	Permitted Investments;
(b)	Real Property operated as parking properties;
(c)	undeveloped land, so long as the aggregate Value of such land does not exceed five percent (5%) of Total Asset Value, after giving effect to such investments;
(d)	Assets Under Development, so long as the aggregate Value thereof does not exceed five percent (5%) of the Total Asset Value after giving effect to such investments;
(e)
investments in non-wholly owned direct and indirect subsidiaries so long as the aggregate amount of such investments described in this clause (e) does not exceed fifteen percent (15%) of the Total Asset Value after giving effect to such investments (for the purposes of this clause (e) non-wholly owned shall mean less than a 90% ownership interest);

(f)	investments in mortgage notes receivable not exceeding five percent (5%) of Total Asset Value after giving effect to such investments; and
(g)	mergers, consolidations and other transactions permitted under Section 6.02, so long as same do not cause the Borrower to be in violation of any provision of this Section 6.03.
Provided (i) the aggregate total value of Investments described in subsections (c) through (f) will not exceed twenty percent (20%) of Total Asset Value on a consolidated basis, and (ii) any violation of the foregoing limitations shall not constitute an Event of Default but shall result in the exclusion of the excess value of any Investment in excess of any of the foregoing limitations from the calculation of Total Asset Value.
SECTION 6.04 Hedging Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.
SECTION 6.05 Restricted Payments.  The Borrower will not, and will not permit any other Credit Party or any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that any of the following Restricted Payments are permitted: (a) Restricted Payments by the REIT Guarantor in an amount equal to the minimum amount required to comply with SECTION 5.15(c), (b) provided no Default or Event of Default is then in existence, Restricted Payments made by the REIT Guarantor to its equity holders, including in connection with the existing redemption and dividend reinvestment plans, not to exceed (as applicable) the Payout Ratio set forth in

 SECTION 5.02(g) for any applicable period, and (c) Restricted Payments declared and paid ratably by Subsidiaries to the Borrower or REIT Guarantor with respect to their capital stock or equity interest.
SECTION 6.06 Transactions with Affiliates.  The Borrower will not, and will not permit any other Credit Party or any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower, such Credit Party, or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties (with in independent MAI appraisal delivered by a qualified third party appraiser being conclusive to establish compliance with this requirement), (b) transactions in connection with asset or property managers and investment managers that are Affiliates of the Credit Parties on market terms, (c) transactions between or among any Credit Party and its wholly owned Subsidiaries not involving any other Affiliate, and (d) any Restricted Payment permitted by Section 6.05.
SECTION 6.07 Parent Negative Covenants.  The REIT Guarantor will (a) own any assets other than the Equity Interests of the Borrower and other assets with no more than $10,000,000.00 in value; (b) give or allow any Lien on the Equity Interests of the Borrower; or (c) engage to any material extent in any business other than the ownership, development, operation and management of parking properties and businesses reasonably related thereto.
SECTION 6.08 Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower to create, incur or permit to exist any Lien upon any Pool Property or the Equity Interests in any Pool Property Owner, or (b) the ability of any Subsidiary Guarantor to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Credit Party or to Guarantee Indebtedness of the other Credit Parties; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Legal Requirement or by this Agreement or as otherwise approved by the Administrative Agent, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary Guarantor pending such sale, provided such restrictions and conditions apply only to the Subsidiary Guarantor that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
SECTION 6.09 Indebtedness.  The Borrower shall not, and shall not permit any other Credit Party or any of their Subsidiaries to, without the prior written consent of the Administrative Agent, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a recourse or non-recourse basis, except: (a) Indebtedness under this Agreement; (b) Indebtedness under any Hedging Obligations, (c)

Indebtedness of the Borrower or REIT Guarantor whose recourse is solely for Non-Recourse Exclusions, to the extent related to Indebtedness of the Borrower's Subsidiaries that is permitted hereunder;  (d) Indebtedness for trade payables and operating expenses incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services, (e) Indebtedness of the Borrower in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.05, (f) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default; (g) at any time after the WC Termination Date, Unsecured Debt (other than the Obligations) of the REIT Guarantor and its Subsidiaries provided (i) the Borrower remains in compliance with covenants set forth in SECTION 5.02 and no payment of the Obligations is required under SECTION 2.10(e) after giving effect to such Unsecured Debt, and (ii) no such Indebtedness shall be incurred by a Subsidiary Guarantor prior to the Security Interest Termination Date; (h) Non-Recourse Indebtedness of a Subsidiary (but not any Subsidiary Guarantor or parent thereof) of the Borrower which is secured only by the assets of such Subsidiary, with recourse to the Borrower or the REIT Guarantor limited to customary carve-outs and environmental indemnifications, in each case in compliance with covenants set forth in SECTION 5.02; and (i) at any time after the WC Termination Date, Secured Recourse Indebtedness of the REIT Guarantor or its Subsidiaries in an aggregate amount not to exceed the amount permitted under SECTION 5.02(e); provided, in each case, that the REIT Guarantor shall not at any time incur any Recourse Indebtedness other than (i) the Obligations and (ii) after the WC Termination Date, other Indebtedness in an aggregate amount outstanding at any one time not to exceed ten percent (10%) of Total Asset Value.
SECTION 6.10 Management Fees.  At any time that any Default or Event of Default exists under this Agreement or any other Loan Document, then in any of such event(s), no Credit Party may pay any management, property, asset or similar fees to any other Credit Party or to any Subsidiary or Affiliate thereof, including, without limitation, MVP Realty Advisor, LLC, MVP Capital Partners, LLC, or any of their Affiliates.  All such parties shall execute subordination agreements in form and substance acceptable to the Administrative Agent with respect to such fees.  Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, no Credit Party will amend, modify or waive any material provisions of a management or advisory agreement with an Affiliate of a Credit Party or enter into a new management or advisory agreement with any Affiliate of a Credit Party.  Borrower shall give Administrative Agent thirty (30) days written notice prior to terminating the Advisory Agreement or otherwise terminating its relationship with MVP Realty Advisors, LLC.
SECTION 6.11	Leases.
(a)
No Credit Party will, nor will it permit any of its Subsidiaries to, lease or sublease all or any portion of any Pool Property except pursuant to an Approved Lease.  Without the prior written consent in each instance of Administrative Agent: (i) no existing lease of the parking space at any Pool Property or of other rentable space at any

Pool Property that generates more than 25% of the gross revenue of such Pool Property (each such Lease, a "Major Lease") shall be terminated; provided that the Borrower may, without the prior consent of the Administrative Agent, terminate any lease with respect to a Pool Property if the tenant with respect to such lease has defaulted on its obligation to pay rent, additional rent, or any other material amounts due thereunder beyond any applicable grace or cure periods, (ii) no such existing Major Lease shall be modified or amended in any material respect, and (iii) no new Major Lease shall be entered into.  Administrative Agent and each of the Lenders shall be provided with a full and complete copy of each proposed Major Lease and any amendment or modification thereof.  Any Major Lease, or modification or amendment thereof, which has been so approved by Administrative Agent, and any lease, or modification or amendment of lease which does not require Administrative Agent's approval under this Section (including any lease that is not a Major Lease), shall be an "Approved Lease".
(b)
Any request by Borrower for an approval with respect to leasing matters shall be accompanied, at a minimum, by the following: (i) the proposed Lease or amendment or modification thereof complete with all applicable schedules and exhibits; (ii) a complete copy of any proposed guaranty; (iii) if available, comprehensive financial information with respect to the proposed tenant, sub-tenant or assignee and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes, and as to proposed sub-lets or assignments); (iv) a brief written summary of the proposed permitted uses and a discussion of how such uses relate to other tenancies then existing at the Property; (v) an executive summary of the terms and conditions of the proposed Lease, sub-Lease or assignment, and, if applicable, the proposed guaranty; and (vi) an executive summary of the facts and conditions relating to any proposed termination of Lease.

(c)
The Administrative Agent shall act on requests from Borrower for any approval under Section 6.11(a) in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within ten (10) Business Days following Administrative Agent's or Lenders' receipt thereof.  Administrative Agent's response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof.  In order to expedite the processing of requests for such approvals, Borrower agrees to provide Administrative Agent and each of the Lenders with as much advance information as is possible in a commercially reasonable manner in advance of Borrower's formal request for an approval.

(a) Amendment to Organizational Documents; Ground Leases.  Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, no Credit Party will amend, modify or waive any rights under its certificate of incorporation, bylaws or other organizational documents in any manner, except: (a) modifications necessary to clarify existing provisions of such organizational documents; (b) modifications which would not have a Material Adverse Effect, and (c) modifications in connection with mergers, consolidations, investments and other transactions not otherwise prohibited by the other provisions of this Agreement.  Without the prior consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed), no Credit Party will surrender the leasehold estate created by any applicable Eligible Ground Lease (accepted by the Agent) respecting a Pool Property or terminate or cancel any such Eligible Ground Lease or materially modify, change, supplement, alter, or amend any such Eligible Ground Lease, either orally or in writing.
SECTION 6.13 Sanctions.  No Credit Party shall permit the proceeds of any Loan or Letter of Credit:   (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Sanctioned Person or any Person located, organized, formed, incorporated or residing in any Designated Jurisdiction or who is the subject of any Sanctions; (c) in any other manner that will result in any material violation by any Person (including any Lender or Administrative Agent) of any Sanctions; or (d) to be used in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.
ARTICLE VII

Events of Default
SECTION 7.01 Events of Default.  If any of the following events ("Events of Default") shall occur:
(a)	the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)
any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of over three Business Days (such three Business Day period commencing after written notice from the Administrative Agent as to any such fee);

(c)
any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)	the Borrower or any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Article V or VI other than Sections 5.04, 5.05, 5.06, 5.07(a), 5.08, and 5.11;

(e)
any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of over 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and if such default is not curable within thirty (30) days and the Credit Party is diligently pursuing cure of same, the cure period may be extended for 30 days (for a total of 60 days after the original notice from the Administrative Agent) upon written request from the Borrower to the Administrative Agent;

(f)
an involuntary proceeding shall be commenced or an involuntary petition shall be filed (in each instance, other than by the Lender(s)) seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Subsidiary of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary of the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)
any Credit Party or any Subsidiary of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)	any Credit Party or any Subsidiary of the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(i)
one or more (i) judgments for the payment of money in an aggregate amount in excess of $1,000,000 or (ii) non-monetary final judgments against any Credit or Subsidiary that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Credit Party, any Subsidiary of the Borrower or any combination thereof, and, in each case, the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment;

(j)
an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(k)	the Guaranty of the Obligations and the Hedging Obligations by the Guarantors shall for any reason terminate or cease to be in full force and effect;
(l)
any Credit Party shall default under any Material Contract and such default shall continue unremedied for a period of over 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and if such default is not curable within thirty (30) days and the Credit Party is diligently pursuing cure of same, the cure period may be extended for 30 days (for a total of 60 days after the original notice from the Administrative Agent) upon written request from the Borrower to the Administrative Agent, provided further such cure period shall terminate in the event any such Material Contract shall be terminated as a result of such default;

(m)
any Credit Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document;

(n)
any provision of any Loan Document with respect to the Collateral shall for any reason cease to be valid and binding on, enforceable against, any Credit Party resulting in a Material Adverse Effect, or any lien created under any Loan Document ceases to be a valid and perfected first priority lien in any of the Collateral purported to be covered thereby;

(o)	a Change in Control shall occur; or
(p)
the Borrower, any Guarantor or any Subsidiary thereof defaults under (i) any Recourse Indebtedness prior to the occurrence of the WC Termination Date, (ii) after the occurrence of the WC Termination Date, any Recourse Indebtedness in an aggregate amount equal to or greater than $20,000,000 at any time, or (iii) any Non-Recourse Indebtedness in an aggregate amount equal to or greater than $50,000,000 at any time.

Then, and in every such event (other than an event described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take some or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans and all other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and all other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise any other rights or remedies provided under this Agreement or any other Loan Document, or any other right or remedy available by law or equity; and in case of any event described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.02 Performance by Administrative Agent.  Should any Credit Party fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents, and such failure continues beyond any applicable cure period, Administrative Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person.  In such event, each Credit Party shall, at the request of Administrative Agent promptly pay any amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent's office, together with interest thereon at the Default Rate from the date of such request until paid.  Notwithstanding the foregoing, it is expressly understood that neither Administrative Agent nor Lenders assume any liability or responsibility for the performance of any duties of any Credit Party, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of any Credit Party, or any related Person, nor by any such action shall Administrative Agent or Lenders be deemed to create a partnership arrangement with any Credit Party or any related Person.
SECTION 7.03 Distribution of Collateral Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Credit Parties, such monies shall be distributed for application as follows:
(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Administrative Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent or the Lenders to such monies;

(b) Second, to all other Obligations and Hedging Obligations (including any LC Exposure and any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in the following order; provided, that (i) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by SECTION 2.20; (ii) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders, pro rata; and (iii) Obligations owing to the Lender Hedge Providers with respect to Lender Hedging Obligations shall be made among the Lender Hedge Providers, pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable:
(i) To any other fees and expenses due to the Lenders or the Issuing Bank until paid in full;
(ii) to the payment of interest on all Swingline Loans until paid in full;
(iii) to payment of interest on all other Loans and LC Exposure, for the ratable benefit of the Lenders and the Issuing Bank, until paid in full;
(iv) to the payment of all principal Swingline Loans until paid in full;
(v) payments of principal of all other Loans and LC Exposure, to be paid to the Lenders and the Issuing Bank equally and ratably in accordance with the respective amounts thereof then due and owing to such Persons until paid in full; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent to be held as cash collateral; and
(vi) to any Hedging Obligations owed to the Lender Hedge Providers, pro rata;
(vii) to payment of all other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Administrative Agent, the Issuing Bank and/or the Lenders until paid in full; and
(c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
SECTION 7.04 Remedies in Respect of Hedge Obligations.  Notwithstanding any other provision of this Agreement or other Loan Document, each Lender Hedge Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Bank or the Lenders, and without limitation of other remedies available to such Lender Hedge Provider under contract or other Legal Requirements, to undertake any of the following:  (a)  to declare an event of default, termination event or other similar event under any Hedging Obligation and to create an "Early Termination

Date" (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Hedging Agreements to which it is a party in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Lender Hedge Provider and (d) to prosecute any legal action against the Borrower, any Credit Party or other Subsidiary to enforce or collect net amounts owing to such Lender Hedge Provider pursuant to any Hedging Agreement.
No Lender Hedge Provider that obtains the benefits of SECTION 7.03 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Agreements with respect to Hedging Obligations unless the Administrative Agent has received written notice of such Hedging Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Hedge Provider.
ARTICLE VIII

The Administrative Agent
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  In the event of conflicting instructions or notices given to the Borrower by the Administrative Agent and any Lender, the Borrower is hereby directed and shall rely conclusively on the instruction or notice given by the Administrative Agent.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default (other than a payment Default) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.   The Administrative Agent agrees that, in fulfilling its duties hereunder, it will use the same standard of care it utilizes in servicing loans for its own account.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower, and may be removed by the Required Lenders in the event of the Administrative Agent's gross negligence or willful misconduct.  Upon any such resignation or removal, the Required Lenders shall have the right, with the approval of Borrower (provided no Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or is removed, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a Lender, or a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent for its own behalf shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.  The Administrative Agent shall cooperate with any successor Administrative Agent in fulfilling its duties hereunder.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  Administrative Agent agrees to provide the Lenders with copies of all material documents and certificates received by the Administrative Agent from Borrower in connection with the Loans.

ARTICLE IX

Miscellaneous
SECTION 9.01 Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)	if to the Borrower, to
8880 W. Sunset Road, Suite 300
Las Vegas, NV 89148
Attention:  Daniel B. Stubbs
Telephone No.: (702) 938-2282
Fax No.: (702) 938-2281
E-mail: danny@mvpreits.com
With a copy to:
Craig D. Burr, Esq.
8880 W. Sunset Road Suite 360
Las Vegas, NV 89148
Attention:  Craig D. Burr
Telephone No.: (702) 566-8424
Fax No.: (702) 657- 8649
E-mail: craig@craigburr.com
Ira Levine, Esq.
8880 W. Sunset Road Suite 210
Las Vegas, NV 89148
Attention:  Ira Levine
Telephone No.: (702) 673-1608
Fax No.: (702) 735-2198
E-mail: ilevine@lgelaw.com

(b)	if to the Administrative Agent, to
KeyBank National Association
225 Franklin Street, 16th Floor
Boston, MA 02110
Attention:  Christopher T. Neil,
Telephone No.: (617) 385-6202
Fax No.: (617) 385-6293);
E-mail: christopher_t_neil@keybank.com

With a copy to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts  02108
Attn: Kevin J. Lyons, Esquire
Telephone No.: 617-880-3433
Fax No.: 617-692-3433
E-mail: klyons@riemerlaw.com
(c)	if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages of this Agreement, or as provided to Borrower in writing by the Administrative Agent or the Lender.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received (or if such day is not a Business Day, on the next Business Day); (ii) if given by mail (return receipt requested), on the earlier of receipt or three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.
Documents and notices required to be delivered to the Lenders pursuant to this Agreement may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrower's behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent).  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.  Notwithstanding the foregoing, no document shall be deemed to have been electronically delivered to the Administrative Agent or to any Lender unless such Internet or intranet website is set up to automatically deliver notice of postings thereon to the email address(es) that the Administrative Agent or such Lender may specify.
Borrower hereby acknowledges that (a) Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower and the other Credit Parties hereunder (collectively, "Borrower Materials") by posting Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the REIT Guarantor, Borrower or their Affiliates, or the respective Equity Interests of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' Equity Interests.  The REIT Guarantor and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the REIT Guarantor and Borrower shall be deemed to have authorized Administrative Agent, Lead Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the REIT Guarantor or Borrower or their Equity Interests for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information.  Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to Borrower or its Equity Interests for purposes of United States Federal or state securities laws.
THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE."  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of

Borrower's or Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) resulting therefrom. Similarly, each Lender acknowledges that the Credit Parties do not control the posting to, or operation of, the Platform.  Accordingly, the obligation of any Credit Parties under this Article are solely to identify and properly mark materials as "PUBLIC" where applicable.
SECTION 9.02	Waivers; Amendments.
(a)
No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.  Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrowers or any other Credit Party or Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower and the REIT Guarantor and any other Subsidiary which is a party thereto).

(b)
Neither this Agreement nor any provision hereof may be waived, amended or modified, nor may any Event of Default be waived  except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or reduce (except in accordance with Section 2.08) the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any

Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Majority Lenders" or "Required Lenders", or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Credit Party from its obligations under the Loan Documents or, release of any Collateral, except as specifically provided for herein, without the written consent of each Lender, (vii) subordinate the Loans or any Collateral without the written consent of each Lender, (viii) waive or modify any conditions of extending the Loans set forth in Section 2.20 without the written consent of each Lender affected thereby, or (ix) consent to the Collateral securing any other Indebtedness without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.
(c)
There shall be no amendment, modification or waiver of ARTICLE VIII or any other provision in the Loan Documents that affects the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents without the written consent of the Administrative Agent.  There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swingline Loans without the consent of the Swingline Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Bank.

(d)
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e)
Notwithstanding any provision of this Agreement to the contrary none of the Lenders or the Borrower will be required to execute assumption or amendment documents to add a Person as a Subsidiary Guarantor.  If Real Property assets are added to the Pool Properties in accordance with this Agreement and the Pool Property Owner (and/or any other Subsidiary required to become a Subsidiary Guarantor pursuant to the definition thereof) is not already a Subsidiary Guarantor, then (i) such Pool Property Owner and/or other Subsidiary shall be added as a Subsidiary Guarantor as required by Section 5.13 pursuant to a Joinder Agreement in the form attached hereto as Exhibit F executed by such owner and delivered to the Administrative Agent, and (ii) the ownership interests in such Pool Property Owner shall be pledged by Borrower as required by Section 5.13.
(f)
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above:  (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; and (2) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.  Administrative Agent may, after consultation with Borrower, agree to the modification of any term of this Credit Agreement or any other Loan Document to correct any printing, stenographic or clerical errors or omissions that are inconsistent with the terms hereof.

(g)
If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have given its consent to the request.

(h)
Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not materially adversely affect the interests of the Lenders and the Issuing Bank.  Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.  The Administrative Agent shall provide a copy of each such amendment to the Lenders promptly after execution thereof.

SECTION 9.03	Expenses; Indemnity; Damage Waiver
(a)
The Borrower and each other Credit Party shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during  any waivers, workout, restructuring or negotiations in respect of such Loans.
(b)
The and each Credit Party shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the items of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of law in a final non-appealable judgment, or the failure of the Indemnitee to make advances pursuant to its Commitment in breach of its obligations hereunder.

(c)
To the extent that the Credit Parties fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount and each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Revolving Lender's Applicable Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)
To the extent permitted by applicable law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this

Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)	All amounts due under this Section shall be payable not later than ten days after written demand therefor.
SECTION 9.04	Successors and Assigns.
(a)
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, (including any Affiliated of the Issuing Bank that issues any Letter of Credit) except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)
(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a natural Person, any Credit Party or any Affiliate or Subsidiary of any Credit Party) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)  the Borrower, provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee, and (ii) such consent shall be deemed granted unless the Borrower objects within five (5) Business Days of a receipt of written notice of the proposed assignment;
(B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C) the Issuing Bank.
Provided, no consent of the Borrower or the Administrative Agent or the Issuing Bank shall be required in connection with any assignment to an entity acquiring, or merging with, a Lender.

(ii)  Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000.00 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing and such consent shall not be unreasonably withheld;
(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; and
(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 9.04(b), the term "Approved Fund" has the following meaning:
"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)
Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that, except in the case of a Participant asserting any right of set-off pursuant to Section 9.08, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)
A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(e)
Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival.  All covenants, agreements, representations and warranties made by the Borrower and each other Credit Party herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06	Counterparts; Integration; Effectiveness; Joint and Several.
(a)
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)
This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c)
Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)	[Intentionally Omitted].
(e)
The Borrower agrees that it shall never be entitled to be subrogated to any of the Administrative Agent's or any Lender's rights against any Credit Party or other Person or any collateral or offset rights held by the Administrative Agent or the Lenders for payment of the Loans until the full and final payment of the Loans and all other obligations incurred under the Loan Documents and final termination of the Lenders' obligations, if any, to make further advances under this Agreement or to provide any other financial accommodations to any Credit Party.

SECTION 9.07 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized, upon the prior consent of the Administrative Agent or the Required Lenders,  at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits of Borrower (general or special, time or demand, provisional or final, but excluding any funds held by the Borrower on behalf of tenants or other third parties) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process.
(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)
The Borrower and each other Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts in Boston, Massachusetts and in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)
The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)
Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12 Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h)  to any Person in connection with any Hedging Agreement, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, or (j) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.  For the purposes of this Section, "Information" means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13 Interest Rate Limitation.  If at any time there exists a maximum rate of interest which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law (the "Maximum Rate"), then notwithstanding anything herein to the contrary, at any time the interest applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed such Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not payable as result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lenders.  If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate.  All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement.  The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto.  Without notice to the Borrower or any other person or entity, the Maximum Rate, if any, shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
SECTION 9.14 USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower and each other Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act.
SECTION 9.15 Fiduciary Duty/No Conflicts.
The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the "Lenders"), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.  Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person.  Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto in its capacity as a Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

BORROWER:
MVP REIT II OPERATING PARTNERSHIP, LP,
 a Delaware limited partnership

By: THE PARKING REIT INC., a Maryland corporation, its General Partner

By: ________________________
Name: Michael Shustek
Title:  Chief Executive Officer

REIT GUARANTOR:
THE PARKING REIT, INC., a Maryland corporation By: Name: Michael Shustek Title: Chief Executive Officer

SUBSIDIARY GUARANTORS:
MVP REAL ESTATE HOLDINGS, LLC, a Nevada limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP MERGER SUB, LLC, a Delaware limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP MILWAUKEE WELLS LLC,
 a Nevada limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP RAIDER PARK GARAGE, LLC,
 a Delaware limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP ACQUISITIONS, LLC,
a Delaware limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By:_____________________________
  Name:  Michael Shustek
Title:  Manager

ADMINISTRATIVE AGENT

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:
Name: Christopher T. Neil
Title: Vice President

SCHEDULE 1.01
Name	Revolving Commitment	Applicable Revolving Percentage
KEYBANK NATIONAL ASSOCIATION	$50,000,000.00	100.00%

TOTAL	$50,000,000.00	100.00%

SCHEDULE 3.05(F)
CASUALTY; DESIGNATED HAZARD AREAS

1.	Existing Casualty:

None as of Closing

2.	Earthquake or Seismic Area:

None as of Closing

2. Flood Hazard Area:

None as of Closing

SCHEDULE 3.07
 LITIGATION
None.

SCHEDULE 3.15
 LIST OF ALL SUBSIDIARIES
Parent Entity	Subsidiary	State of Formation	Ownership %
The Parking REIT, Inc.	MVP REIT II Operating Partnership, LP	DE	100%
MVP REIT II Operating Partnership, LP	MVP Merger Sub, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP San Jose 88 Garage, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MCI 1372 Street, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP Cincinnati Race Street Garage, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP St. Louis Washington, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP St. Paul Holiday Garage, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP Louisville Station Broadway, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP Houston Jefferson Lot, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP Houston San Jacinto Lot, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP Preferred Parking, LLC	DE	100%
MVP REIT II Operating Partnership, LP	MVP Raider Park Garage, LLC	DE	100%
MVP REIT II Operating Partnership, LP	Minneapolis Venture LLC	DE	12.91%
MVP REIT II Operating Partnership, LP	MVP Denver 1935 Sherman, LLC	NV	24.49%
MVP REIT II Operating Partnership, LP	MVP Bridgeport Fairfield Garage, LLC	DE	10%
MVP REIT II Operating Partnership, LP	Minneapolis City Parking, LLC	DE	12.91%
MVP REIT II Operating Partnership, LP	West 9th Street Properties II, LLC	OH	51%
MVP REIT II Operating Partnership, LP	MVP Acquisitions, LLC	DE	80%
MVP REIT II Operating Partnership, LP	Cleveland Lincoln Garage, LLC	DE	100%

MVP REIT II Operating Partnership, LP	MVP Houston Preston Lot, LLC	DE	60%
MVP REIT II Operating Partnership, LP	MVP Detroit Center Garage, LLC	DE	80%
MVP REIT II Operating Partnership, LP	MVP St. Louis Broadway, LLC,	DE	100%
MVP REIT II Operating Partnership, LP	MVP St. Louis Cerre, LLC	DE	100%
MVP Merger Sub, LLC	MVP Real Estate Holdings, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP PF Fort Lauderdale 2013, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP PF Memphis Court 2013, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP PF Memphis Poplar 2013, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP PF St. Louis 2013, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP PF Kansas City 2013, LLC	NV	100%
MVP Real Estate Holdings, LLC	Mabley Place Garage, LLC	DE	100%
MVP Real Estate Holdings, LLC	Mabley Place Garage II, LLC	DE	100%
MVP Real Estate Holdings, LLC	MVP Denver Sherman, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP Fort Worth Taylor, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP Milwaukee Old World, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP St. Louis Lucas, LLC	DE	100%
MVP Real Estate Holdings, LLC	MVP St. Louis Convention Plaza, LLC	DE	100%
MVP Real Estate Holdings, LLC	MVP KC Cherry Lot, LLC	DE	100%
MVP Real Estate Holdings, LLC	MVP Houston Saks Garage, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP Milwaukee Wells LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP Wildwood NJ Lot, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP Indianapolis City Park Garage, LLC	DE	100%
MVP Real Estate Holdings, LLC	MVP Indianapolis Washington Street Lot, LLC	DE	100%
MVP Real Estate Holdings, LLC	MVP Indianapolis Meridian Lot LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP Milwaukee Clybourn, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP Clarksburg Lot, LLC	NV	100%
MVP Real Estate Holdings, LLC	MVP Milwaukee Arena Lot, LLC	DE	100%
MVP Real Estate Holdings, LLC	Minneapolis Venture LLC	DE	87.09%
MVP Real Estate Holdings, LLC	MVP Denver 1935 Sherman, LLC	NV	75.51%
MVP Real Estate Holdings, LLC	MVP Bridgeport Fairfield Garage, LLC	DE	90%
MVP Real Estate Holdings, LLC	Minneapolis City Parking, LLC	DE	87.09%
MVP Real Estate Holdings, LLC	West 9th Street Properties II, LLC	OH	49%
MVP Real Estate Holdings, LLC	MVP Acquisitions, LLC	DE	20%
MVP Real Estate Holdings, LLC	MVP Houston Preston Lot, LLC	DE	40%
MVP Real Estate Holdings, LLC	MVP Detroit Center Garage, LLC	DE	20%
Chapman Properties, LLC	White Front Garage Partners, LLC	TN	100%
MVP Acquisitions, LLC	Chapman Properties, LLC	TN	100%
Cleveland Lincoln Garage, LLC	Cleveland Lincoln Garage Owner, LLC	DE	100%
MVP St. Louis Broadway, LLC	St. Louis Broadway Group, LLC	DE	100%
MVP St. Louis Cerre, LLC	St. Louis Seventh & Cerre, LLC	DE	100%

SCHEDULE 5.13
 POOL PROPERTIES
735 & 749 N. 2ND ST., 746-752 N. OLD WORLD 3RD ST., 215 W. WELLS ST., MILWAUKEE, WI
2522 MARSHA SHARP FREEWAY, LUBBOCK, TEXAS

SCHEDULE SG
 SUBSIDIARY GUARANTORS
MVP Milwaukee Wells LLC, a Nevada limited liability company
MVP Raider Park Garage, LLC, a Delaware limited liability company
MVP Real Estate Holdings, LLC, a Nevada limited liability company
MVP Merger Sub, LLC, a Delaware limited liability company
MVP Acquisitions, LLC, a Delaware limited liability company

CREDIT AGREEMENT
EXHIBIT A
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount, Class, and percentage interest identified below of all its Commitment and outstanding Loans of such Class and a corresponding interest in and to all other rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) related thereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Effective Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrower with respect to the Assigned Interest and to indemnify the Administrative Agent as provided therein (such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the "Assigned Obligations").  Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

1. Assignor: ______________________________

2. Assignee: ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	MVP REIT II Operating Partnership, LP

4.	Administrative Agent:	KeyBank National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of December 29, 2017, among MVP REIT II Operating Partnership, LP, as borrower, the Lenders parties thereto, KeyBank National Association, as Administrative Agent

6. Assigned Interest:

Class of Commitment/ Loans Assigned	Aggregate Amount of Commitment of such Class for all Lenders	Amount of Commitment of such Class Assigned	Applicable Percentage of Commitment/ Loans of such Class Assigned	Amount of Outstanding Loans of such Class Assigned
Revolving Commitment	$_____	$_____	_____%	$_____
Term Loan Commitment	$_____	$_____	_____%	$_____
	$_____	$_____	_____%	$_____

In consideration of the assignment made pursuant to this Assignment and Assumption, Assignee agrees to pay to Assignor on the Effective Date, an amount equal to the "Amount of Outstanding Loans of such Class Assigned" set forth in the table above.

Effective Date:	______________________, 20____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
   Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
   Title:

[Consented to and] Accepted:

[KeyBank National Association], as
  Administrative Agent

By:
  Title:

[Consented to:]

MVP REIT II OPERATING PARTNERSHIP, LP,
 a Delaware limited partnership

By:	THE PARKING REIT INC., a Maryland corporation, its General Partner

By: ________________________
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.
1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Administrative Agent.
3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

CREDIT AGREEMENT

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Key Bank, National Association,
as Administrative Agent
225 Franklin Street
Boston, MA 02110

Attn: Mr. Christopher Neil

RE: MVP REIT II Operating Partnership, LP Compliance Certificate for _________________________ through __________________________
Dear Ladies and Gentlemen:

This Compliance Certificate is made with reference to that certain Credit Agreement dated as of December 29, 2017 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among MVP REIT II Operating Partnership, LP, as borrower (the "Borrower"), the financial institutions party thereto, as lenders, and KeyBank National Association, as Administrative Agent.  All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Credit Agreement.  All Section references herein shall refer to the Credit Agreement.

I hereby certify that I am the Chief [Financial][Executive] Officer of MVP REIT II Operating Partnership, LP, and that I make this Certificate on behalf of the Borrower.  I further represent and certify on behalf of the Borrower as follows as of the date of this Compliance Certificate:

1.  Pursuant to the Credit Agreement, the Credit Parties are furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of the REIT Guarantor for the most recently available [fiscal quarter][fiscal year] (the "Reporting Period").  Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position in all material respects of the REIT Guarantor and its Subsidiaries at the date thereof and the results of its operations for the periods covered thereby.

2.  I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Borrower and its Subsidiaries, during the Reporting Period covered by the financial reports delivered simultaneous herewith pursuant to Section 5.01[(a)][(b)], and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

3. Neither the Borrower, any Guarantor or any Subsidiary thereof has defaulted under any Recourse Indebtedness or Non-Recourse under which it is obligated.
4. All referenced dollar amounts in this certificate are stated in thousands unless otherwise noted.

5. Attached hereto as Schedule A are the calculations evidencing compliance with the covenants set forth therein.

6.  Attached hereto as Schedule B is a list of the Real Properties that comprise the Pool Properties and the Pool Value, and Schedule B-2 is a list of the Real Property assets that were identified as being a Pool Property in the last Compliance Certificate and that are no longer qualified to be a Pool Property as of the last day of the Reporting Period.

7.  Attached hereto as Schedule C-1 is a detailed calculation of Interest Expense for the Reporting Period and Schedule C-2 is a detailed calculation of Interest Expense, principal paid and due and payable on Indebtedness, and cash dividends payable on the REIT Guarantor's preferred stock for the Reporting Period, which amounts aggregated:

Schedule C-1	$
Schedule C-2	$

8. Attached hereto as Schedule D is a detailed calculation of EBITDA and Core Funds from Operations for the Reporting Period, which amount was:

EBITDA	$
Core Funds from Operations	$

This Compliance Certificate has been executed and delivered as of the date set forth above.

________________________ Name: Title: Chief [Financial][Executive] Officer of Borrower

SCHEDULE A TO COMPLIANCE CERTIFICATE

COVENANT COMPLIANCE CALCULATIONS

SCHEDULE B TO COMPLIANCE CERTIFICATE

POOL PROPERTIES

SCHEDULE C-1 TO COMPLIANCE CERTIFICATE

INTEREST EXPENSE

SCHEDULE C-2 TO COMPLIANCE CERTIFICATE

INTEREST EXPENSE

SCHEDULE D TO COMPLIANCE CERTIFICATE

EBITDA AND CORE FUNDS FROM OPERATIONS

CREDIT AGREEMENT

EXHIBIT C

FORM OF GUARANTY

THIS GUARANTY dated as of December 29, 2017, executed and delivered by THE PARKING REIT, INC. and each of the undersigned Subsidiaries of the Borrower (together with any other Person that may join in this Guaranty from time to time as an "Additional Guarantor" pursuant to Section 22, each a "Guarantor", and collectively, the "Guarantors"), in favor of KEYBANK NATIONAL ASSOCIATION, in its capacity as administrative agent (the "Agent") for the Lenders under that certain Credit Agreement of even date herewith, (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Credit Agreement") by and among MVP REIT II Operating Partnership, LP, a Delaware limited partnership ("Borrower"), The Parking REIT, Inc. and the other Guarantors from time to time party thereto, the financial institutions party thereto and their assignees in accordance therewith (the "Lenders"), and the Agent.  Capitalized terms used herein and not otherwise defined herein including Section 30 hereof shall have the meanings set forth in the Credit Agreement.
WHEREAS, pursuant to the Credit Agreement, the Lenders have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, the Borrower and Guarantors, though separate legal entities, are members of an affiliated group of companies that includes the Borrower and Guarantors, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower's obligations to the Agent and the Lenders on the terms and conditions contained herein; and
WHEREAS, each Guarantor's execution and delivery of this Guaranty is one of the conditions precedent to the Agent and the Lenders making, or continuing to make, such financial accommodations to the Borrower;
NOW, THEREFORE, in consideration of the making of the Loans to Borrower and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment as and when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and performance of (a) all Obligations and Hedge Obligations of Borrower under the Credit Agreement and the other Loan Documents, including all such Obligations which shall become due but for the operation of any Debtor Relief Law (but for all of the purposes of this Guaranty and notwithstanding anything else contained herein, Obligations shall exclude all Excluded Swap Obligations) and (b) all expenses, including, without limitation, reasonable attorneys' fees and disbursements, that are incurred by the Lenders or the Agent in the enforcement of any of the foregoing or obligation of any Guarantor hereunder.  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.
Section 2. Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Agent and the Lenders shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Lenders or the Agent may have against the Borrower, any other Guarantor, any other Credit Party, or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of Borrower, any other Guarantor, any other Credit Party, or any other Person; or (c) to make demand of Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations, and each Guarantor hereby waives the right of such Guarantor to require any holder of the Obligations to take action against Borrower or any other Guarantor as provided by any legal requirement of any Governmental Authority.
Section 3. Guaranty Absolute.  Each Guarantor guarantees, jointly and severally, that the Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any legal requirement now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto.  Upon the failure by the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent, for the benefit of the Lenders, in cash the amount of such unpaid Obligations that are then required to be paid.  The liability of each Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and final payment and performance in full of the Obligations), including, without limitation, the following (whether or not any Guarantor consents thereto or has notice thereof):

(E) (i) any change in the amount, interest rate or due date or other term of any of the Obligations; (ii) any change in the time, place or manner of payment of all or any portion of the Obligations; (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Obligations; or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Obligations or any other instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of the foregoing;
(F) any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
(G) any furnishing to the Agent or the Lenders of any security for the Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral security for the Obligations other than the irrevocable payment in full of the Obligations;
(H) any settlement or compromise of any of the Obligations, any security therefor, or any liability of any other party with respect to the Obligations, or any subordination of the payment of the Obligations to the payment of any other liability of Borrower;
(I) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any other Guarantor, Borrower, or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(J) any nonperfection of any security interest or other Lien on any of the collateral securing any of the Obligations;
(K) any failure of the Agent or any Lender to assert any claim or demand or to enforce or exercise any right or remedy against any Credit Party under the provisions of the Credit Agreement, any other Loan Document or otherwise or against any other party with respect to any of the Obligations;
(L) any act or failure to act by Borrower or any other Person which may adversely affect such Guarantor's subrogation rights, if any, against Borrower or another Guarantor to recover payments made under this Guaranty;
(M) any application of sums paid by Borrower or any other Person with respect to the liabilities of Borrower to the Agent or the Lenders, regardless of what liabilities of Borrower remain unpaid;
(N) any defect, limitation or insufficiency in the borrowing powers of Borrower or in the exercise thereof;

(O) any change in the corporate existence, structure or ownership of the Borrower or any other Credit Party;
(P) any statement, representation or warranty made or deemed made by or on behalf of Borrower, any Guarantor or any other Credit Party under any Loan Document or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or
(Q) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor hereunder (other than the irrevocable payment in full of the Obligations).
The value of the consideration received and to be received by each Guarantor is reasonably worth at least as much as the liability and obligation of each Guarantor incurred or arising under the Loan Documents.  Each Guarantor has determined that such liability and obligation may reasonably be expected to substantially benefit each Guarantor directly or indirectly.  Each Guarantor has had full and complete access to the underlying papers relating to the transaction that is the subject of the Credit Agreement and all of the Loan Documents, has reviewed them and is fully aware of the meaning and effect of their contents.  Each Guarantor is fully informed of all circumstances which bear upon the risks of executing this Guaranty and which a diligent inquiry would reveal.  Each Guarantor has adequate means to obtain from each other Credit Party on a continuing basis information concerning such other Credit Party's financial condition, and is not depending on the Agent or the Lenders to provide such information, now or in the future.  Each Guarantor agrees that neither the Agent nor any of the Lenders shall have any obligation to advise or notify each Guarantor or to provide each Guarantor with any data or information regarding any other Credit Party.
Section 4. Action with Respect to Obligations. The Lenders and the Agent may in accordance with the Credit Agreement, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder take any and all actions described in Section 3  and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Obligations, including, but not limited to, extending or shortening the time of payment of any of the Obligations or the interest rate that may accrue on any of the Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any Person liable in any manner for the payment or collection of the Obligations; (e) exercise, or refrain from exercising, any rights against Borrower or any other Person (including, without limitation, any other Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders or the Agent shall elect in accordance with the Credit Agreement.
Section 5. Representations and Warranties.  Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6. Covenants.  Subject to the terms of the Credit Agreement, each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any other Loan Documents.
Section 7. Waiver.  Each Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
Section 8. Inability to Accelerate Loan.  If the Agent and/or the Lenders are prevented from demanding or accelerating payment of any Obligations or Hedge Obligations by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from the Guarantors, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 9.  Reinstatement of Obligations.  Each Guarantor agrees that this Guaranty and each Guarantor's obligations hereunder shall continue to be effective or be reinstated, as the case may be, with respect to any Obligations  if at any time any payment of the principal of or interest under the Loans, the Notes or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, and in any such case, each Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
Section 10.  Subrogation.  Until all of the Obligations shall have been indefeasibly paid in full, any right of subrogation that any Guarantor may have against the Borrower or any other Credit Party shall be subordinate to the rights of Agent and the other Lenders and each Guarantor hereby waives any right to enforce any remedy which the Agent and/or the Lenders now have or may hereafter have against Borrower or any other Credit Party, and each Guarantor hereby waives, until all of the Obligations and Hedge Obligations shall have been indefeasibly paid in full, any benefit of, and any right to participate in, any security or collateral given to the Agent and the Lenders to secure payment or performance of any of the Obligations.
Section 11.  Payments Free and Clear.  All sums payable by any Guarantor hereunder shall be made free and clear of and without deduction for any tax or other charge; provided that if any Guarantor shall be required by applicable law to deduct any taxes or other charge from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; (ii) such Guarantor shall make such deductions; and (iii) such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  Each applicable Guarantor shall promptly provide the Agent with an original receipt or certified copy issued by the relevant Governmental Authority evidencing the payment of any such amount required to be deducted or withheld.

Section 12.  Set-off.  Each Guarantor hereby grants to Agent, on behalf of the Lenders, a security interest in and lien on all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Agent to or for the credit or the account of any Guarantor.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding any funds held by Borrower or Guarantor on behalf of tenants or other third parties) at any time held and other obligations at any time owing by such Person to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty held by such Agent or Lender then due and payable.
Section 13.  Subordination.   Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of Borrower or any other Guarantor to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from Borrower or any other Guarantor (collectively, the "Junior Claims") shall be subordinate and junior in right of payment to all Obligations; provided, however, that payment thereof may be made so long as no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, then no Guarantor shall accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from Borrower, any other Guarantor, or any other Person on account of or in any manner in respect of any Junior Claim until all of the Obligations have been indefeasibly paid in full.  If any Guarantor shall receive any direct or indirect payment (in cash, property, securities by setoff or otherwise) with respect to a Junior Claim at any time when an Event of Default shall have occurred and is continuing, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.
Section 14. Acknowledgement of Benefits; Contribution; Avoidance Provisions.
(a) Acknowledgement of Benefits.  Each Guarantor acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Borrower pursuant to the Credit Agreement; that the benefits received by each Guarantor are reasonably equivalent consideration for such Guarantor's execution of this Guaranty; and that such benefits include, without limitation, the access to capital afforded to the Borrower pursuant to the Credit Agreement from which the activities of such Guarantor will be supported, as applicable. Each Guarantor is executing this Guaranty and the other Loan Documents to which it is a party in consideration of those benefits received by it. This Guaranty is independent of (and shall not be limited by) any other guaranty now existing or hereafter given.  Further, each Guarantor's liability under this Guaranty is in addition to any and all other liability such Guarantor may have in any other capacity, including without limitation, any other credit facilities or guaranties between and among Agent, Lenders and such Guarantor in connection with the Borrower.

(b) Contribution.  Each Guarantor hereby agrees that, in connection with payments made hereunder, such Guarantor shall have a right of contribution from each other Guarantor or any other guarantor of the Loans in accordance with applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been indefeasibly and irrevocably paid in full, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been indefeasibly and irrevocably paid in full.
(c) Avoidance Provisions.  It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor's maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code") and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the "Avoidance Provisions." Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor nor any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower, the other Guarantors, the other Credit Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16. Governing Law.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS, PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 17.  Jurisdiction; Venue; JURY WAIVER.
(a) EACH PARTY HERETO HEREBY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS OR THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  EACH PARTY HERETO FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS GUARANTY AND (ii) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  IN ADDITION TO THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF ANY GUARANTOR EXIST AND EACH OF THE GUARANTORS CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS.  EACH GUARANTOR EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THE CREDIT AGREEMENT AND IN MAKING THE LOANS THEREUNDER.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH GUARANTOR FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON IT BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 25 HEREOF.
(b) WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, THE CREDIT AGREEMENT, OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS,

THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
Section 18.  Loan Accounts.  The Agent may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of Obligation or otherwise, the entries in such account shall be binding upon each Guarantor as to the outstanding amount of such Obligations and the amounts paid and payable with respect thereto absent manifest error.  The failure of the Agent to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19.  Waiver of Remedies.  No delay or failure on the part of the Agent or the Lenders in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Lenders of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.
Section 20.  Successors and Assigns.  Each reference herein to the Agent or the Lenders shall be deemed to include such Person's respective successors and assigns (including, but not limited to, any holder of the Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to any Guarantor shall be deemed to include such Guarantor's successors and assigns, upon whom this Guaranty also shall be binding.  The Lenders and the Agent may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any portion of the Obligations, or grant or sell participation in the Loans, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying such Guarantor's obligations hereunder.  Each Guarantor hereby consents to the delivery by the Agent or any Lender to any assignee, transferee or participant of any financial or other information regarding Borrower or any Guarantor or their Subsidiaries. No Guarantor may assign or transfer its obligations hereunder to any Person.
Section 21.  Amendments.  No amendment, modification, termination, or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor from the terms and conditions hereof, shall in any event be effective unless the same shall be in writing and signed by Agent and each Guarantor or Guarantors with respect to whom such waiver, amendment or modification is to apply.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  This Guaranty shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
Section 22.  Additional Guarantors.  The initial Guarantors hereunder shall be each of the Subsidiaries of Borrower that are signatories hereto. From time to time after the date hereof,

additional Subsidiaries of the Borrower may become parties hereto as additional Guarantors (each an "Additional Guarantor") by executing a Guaranty Joinder Agreement in the form of Exhibit A attached hereto. Upon delivery of any such Guaranty Joinder Agreement to Agent, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor hereunder and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by Agent not to cause any Subsidiary of Borrower to become an Additional Guarantor hereunder.
Section 23.  Release of Guarantors.  Each applicable Guarantor shall be released from its obligations under this Guaranty as and when provided in Section 5.17 of the Credit Agreement.  Upon Borrower's request, Agent shall confirm the release of any applicable Guarantor by the execution of a Release of Guarantor in the form of Exhibit B attached hereto (the "Release of Guarantor").  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the release of any other Guarantor hereunder.
Section 24.  Payments.  All payments made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the place and time provided for in the Credit Agreement on the date that is five (5) days after written demand therefor to such Guarantor by the Agent.
Section 25.  Indemnification and Expenses.
(a) The Guarantors, jointly and severally, agree to pay to the Agent upon demand the amount of any and all reasonable, out-of-pocket costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Agent may incur in connection with the administration of this Guaranty, including, without limitation, any such costs and expenses incurred in the preservation, protection, or enforcement of any rights of the Agent or any Lender in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.
(b) To the fullest extent permitted by applicable Law, no Guarantor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, the Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, or the transactions contemplated hereby or thereby.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Guaranty, the Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) The agreements in this Section 25 shall survive the resignation of the Agent, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
Section 26.  Notices.  All notices, requests and other communications hereunder shall be in writing and shall be given as provided in the Credit Agreement and, with respect to each Guarantor, at the following address:
c/o The Parking REIT, Inc.
8880 W. Sunset Road, Suite 300
Las Vegas, NV  89148
Attn:  Daniel B. Stubbs
Fax: (702) 657-8649

With a copy to:
Craig D. Burr, Esq.
8880 W. Sunset Road Suite 360
Las Vegas, NV 89148
Attention:  Craig D. Burr
Telephone No.: (702) 566-8424
Fax No.: (702) 657- 8649
E-mail: craig@craigburr.com
Ira Levine, Esq.
8880 W. Sunset Road Suite 210
Las Vegas, NV 89148
Attention:  Ira Levine
Telephone No.:(702) 673-1608
Fax No.: (702) 735-2198
E-mail: ilevine@lgelaw.com
Section 27.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT (BUT NOT ITS LIMITED PARTNERS, SHAREHOLDERS OR MEMBERS EXCEPT TO THE EXTENT THE SAME ARE A PARTY HERETO) IS LIABLE FOR THE FULL AMOUNT OF THE "OBLIGATIONS" AND ALL OF THE OTHER OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
Section 28.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 29.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 30.  Keepwell.  Each Guarantor that is a Qualified ECP Party at the time that this Guaranty becomes effective with respect to any Hedging Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor that is not then an "eligible contract participant" under the Commodity Exchange Act (a "Specified Guarantor") to honor all of its obligations under this Guaranty in respect of Hedging Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Party's obligations and undertakings under this Section 30 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Party under this Section shall remain in full force and effect until the obligations guarantied hereby have been indefeasibly paid and performed in full.  Each Qualified ECP Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Specified Guarantor for all purposes of the Commodity Exchange Act.
Section 30.  Definitions.  (a) For the purposes of this Guaranty:
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Excluded Swap Obligation"  means, with respect to the Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of the Guarantor of, or the grant by the Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of the Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
"Proceeding" means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code or any other applicable bankruptcy laws; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
"Swap Obligation"  means, with respect to the Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.
THE PARKING REIT, INC., a Maryland corporation By: ______________________________ Name: Title:

MVP MERGER SUB, LLC, a Delaware limited liability company

By:  MVP REIT II Operating Partnership LP, a
        Delaware limited partnership

By:  The Parking REIT, Inc., a Maryland
        corporation, its General Partner

By: ________________________
Name: Michael Shustek
Title:  Chief Executive Officer

MVP REAL ESTATE HOLDINGS, LLC, a Nevada limited liability company

By:  MVP Realty Advisors, LLC,
a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP RAIDER PARK GARAGE, LLC,
a Delaware limited liability company

By: MVP Realty Advisors, LLC,
a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP MILWAUKEE WELLS LLC,
a Nevada limited liability company

By: MVP Realty Advisors, LLC,
a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP ACQUISITIONS, LLC,
a Delaware limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By:_____________________________
  Name:  Michael Shustek
Title:  Manager

EXHIBIT A

FORM OF GUARANTY JOINDER AGREEMENT
Date:  ___________, _____
To:	KeyBank National Association, as Agent

Ladies and Gentlemen:

This Guaranty Joinder Agreement is made and delivered pursuant to Section 22 of that certain Guaranty, dated as of December 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Guaranty"), by The Parking REIT, Inc. and certain Subsidiaries thereof, party thereto, in favor of KeyBank National Association, as Agent.  All capitalized terms used in this Guaranty Joinder Agreement and not otherwise defined herein shall have the meanings assigned to them in the Guaranty.

Each of ______________________ ([the][each, an] "Additional Guarantor") hereby confirms, represents and warrants to the Agent and the Lenders that the Additional Guarantor is a Subsidiary of Borrower.

By executing and delivering this Guaranty Joinder Agreement, [the][each] Additional Guarantor, as provided in Section 22 of the Guaranty, hereby becomes a party to the Guaranty as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

Effective as of the date of this Guaranty Joinder Agreement, [the][each] Additional Guarantor confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Guaranty.  [The][Each] Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 5 of the Guaranty is true and correct on and as of the date hereof as if made on and as of such date.

This Guaranty Joinder Agreement shall constitute a Loan Document under the Credit Agreement.

THIS GUARANTY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty Joinder Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[ADDITIONAL GUARANTOR]

By: ________________________________
 Title: _______________________________

EXHIBIT B

FORM OF RELEASE OF GUARANTOR
In witness whereof, the undersigned Agent, for itself and on behalf of each of the Lenders (as defined in the Guaranty), hereby releases and discharges ___________________ from any and all obligations and liabilities to the Agent and the Lenders under that certain Guaranty dated as of December 29, 2017 executed by The Parking REIT, Inc. and certain subsidiaries thereof, described therein in favor of the Agent and the Lenders defined therein (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Guaranty")
KEYBANK NATIONAL ASSOCIATION, as Agent

By:   ____________________________
Name: ___________________________
Title: ____________________________

CREDIT AGREEMENT
EXHIBIT D-1

FORM OF REVOLVING NOTE

$_________________ __________, 20__

FOR VALUE RECEIVED, MVP REIT II Operating Partnership, LP (the "Maker") promises to pay without offset or counterclaim to the order of [insert name of Lender], ("Payee"), the principal amount equal to the lesser of (x) __________________________ ($_____________) or (y) the outstanding amount advanced by Payee as a Revolving Loan (or Revolving Loans) under the Credit Agreement (as hereinafter defined), payable in accordance with the terms of the Credit Agreement.
Maker also promises to pay interest on the unpaid principal amount of this Note (this "Note") at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of December 29, 2017, among Maker, the Lenders named therein, and KeyBank National Association, as Administrative Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Administrative Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Administrative Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Administrative Agent.
Subject to the terms and provisions of the Credit Agreement, amounts borrowed with respect to Revolving Loans may be repaid and reborrowed at any time prior to the termination of the BB Availability Period and/or WC Availability Period.
This Note is subject to (a) mandatory prepayment and (b) prepayment at the option of the Maker, as provided in the Credit Agreement.
This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  MAKER AGREES THAT JURISDICTION AND VENUE FOR ANY ACTION REGARDING THIS NOTE SHALL BE AS SET FORTH IN THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement.  Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

[Signature Pages Follow]

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.

MVP REIT II OPERATING PARTNERSHIP, LP,
 a Delaware limited partnership

By: THE PARKING REIT INC., a Maryland corporation, its General Partner

By: ________________________
Name: Michael Shustek
Title: Chief Executive Officer

EXHIBIT D-2

FORM OF TERM NOTE

$_________________ __________, 20__

FOR VALUE RECEIVED, MVP REIT II Operating Partnership, LP (the "Maker") promises to pay without offset or counterclaim to the order of [insert name of Lender], ("Payee"), the principal amount equal to the lesser of (x) __________________________ ($_____________) or (y) the outstanding amount advanced by Payee as a Term Loan (or Term Loans) under the Credit Agreement (as hereinafter defined), payable in accordance with the terms of the Credit Agreement.
Maker also promises to pay interest on the unpaid principal amount of this Note (this "Note") at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of December 29, 2017, among Maker, the Lenders named therein, and KeyBank National Association, as Administrative Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Administrative Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Administrative Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Administrative Agent.
Amounts repaid with respect to the Term Loans and this Note may not be reborrowed.
This Note is subject to (a) mandatory prepayment and (b) prepayment at the option of the Maker, as provided in the Credit Agreement.
This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  MAKER AGREES THAT JURISDICTION AND VENUE FOR ANY ACTION REGARDING THIS NOTE SHALL BE AS SET FORTH IN THE CREDIT AGREEMENT.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement.  Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

[Signature Pages Follow]

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.

MVP REIT II OPERATING PARTNERSHIP, LP,
 a Delaware limited partnership

By: THE PARKING REIT INC., a Maryland corporation, its General Partner

By: ________________________
Name: Michael Shustek
Title: Chief Executive Officer

EXHIBIT D-3

FORM OF SWINGLINE NOTE

$______________ _____________, 20__
FOR VALUE RECEIVED, MVP REIT II Operating Partnership, LP (the "Maker") promises to pay without offset or counterclaim to the order of [KEYBANK NATIONAL ASSOCIATION], ("Payee"), to the extent not sooner paid or payable in accordance with the terms of the Credit Agreement, on or before 10 Business Days after the making of such Swingline Loan, the principal amount equal to the lesser of (x) __________________________ ($_____________) or (y) the outstanding amount advanced by Payee as a Swingline Loan (or Swingline Loans) under the Credit Agreement (as hereinafter defined), payable.
Maker also promises to pay interest on the unpaid principal amount of this Note (this "Note") at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of December 29, 2017, among Maker, the Lenders named therein, and KeyBank National Association, as Administrative Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the "Credit Agreement").  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Payments hereunder shall be made to the Administrative Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Administrative Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Administrative Agent.
Subject to the terms and provisions of the Credit Agreement, amounts borrowed with respect to Swingline Loans and this Note may be repaid and reborrowed at any time prior to the termination of the BB Availability Period and/or WC Availability Period.
This Note is subject to (a) mandatory prepayment and (b) prepayment at the option of the Maker, as provided in the Credit Agreement.
This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  MAKER AGREES THAT JURISDICTION AND VENUE FOR ANY ACTION REGARDING THIS NOTE SHALL BE AS SET FORTH IN THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement.  Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Swingline Note on the day and year first above written.

MVP REIT II OPERATING PARTNERSHIP, LP,
 a Delaware limited partnership

By: THE PARKING REIT INC., a Maryland corporation, its General Partner

By: ________________________
Name: Michael Shustek
Title: Chief Executive Officer

CREDIT AGREEMENT
EXHIBIT E

[FORM OF] BORROWING REQUEST/INTEREST ELECTION REQUEST

[Date]

KeyBank National Association
as Administrative Agent
225 Franklin Street, 18th floor
Boston, Massachusetts 02110

Attn:  Mr. Christopher Neil

Re: MVP REIT II Operating Partnership, LP, Borrowing Request

Dear Ladies and Gentlemen:

This Borrowing Request is made with reference to that certain Credit Agreement dated as of December 29, 2017 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among MVP REIT II Operating Partnership, LP, as borrower (the "Borrower"), the financial institutions party thereto, as lenders, and KeyBank National Association, as Administrative Agent.  All capitalized terms used in this Borrowing Request (including any attachments hereto) and not otherwise defined in this Borrowing Request shall have the meanings set forth for such terms in the Credit Agreement.  All Section references herein shall refer to the Credit Agreement.  This request is made by MVP REIT II Operating Partnership, LP, as the Borrower.
The Borrower hereby requests [check as applicable]
□ a conversion of an existing Loan as provided below and/or
□ an advance under the Credit Agreement, of [BB Revolving Loans][Acquisition WC Revolving Loans][Specified WC Revolving Loans][Term Loans] in the amount of $____________ [minimum of $1,000,000.00 and in multiples of $100,000.00].

1. Total Commitment of such Class $__,000,000.00

2. [Maximum BB Loan Available Amount] $_____________
[Maximum WC Loan Available Amount]

3.	The amount outstanding of [BB Credit Exposure][WC Credit Exposure][Term Loans] $_____________

4. Available amount (lesser of 1 or 2, minus 3) $_____________

5. Less amount requested ($____________)

7. Amount remaining to be advanced $____________

8.	Account for funding:

The advance or conversion is to be made as follows:
A. ABR Borrowing.

1.	Class of ABR Borrowing: [BB Revolving Loans][WC Revolving Loans][Term Loans]

2.	Amount of ABR Borrowing:$_____________

3.	Date of ABR Borrowing_____________

B. Eurodollar Borrowing:

1.	Class of Eurodollar Borrowing: [BB Revolving Loans][WC Revolving Loans][Term Loans]

2.	Amount of Eurodollar Borrowing:$_____________

3.	Amount of conversion of existing
Loan to Eurodollar Borrowing: $_____________

4.	Number of Eurodollar
Borrowing(s) now in effect: _____________
[cannot exceed six (6)]

5.	Date of Eurodollar Rate Borrowing
or last conversion: _____________

6.	Interest Period Requested:_____________

7.	Expiration date of current Interest
Period as to this conversion: _____________

The Borrower hereby represents and warrants that the amounts set forth above are true and correct, that the amount above requested has actually been incurred, that the representations and warranties contained in the Credit Agreement are true and correct as if made as of this date (except to the extent relating to a specific date).
No Default or Event of Default exists and is continuing on and as of such date.
 [Attached hereto is a Borrowing Base Certificate submitted in form of Exhibit G to the Credit Agreement.]
 [In connection with the Borrowing requested herein, Borrower hereby represents, warrants, and certifies to Administrative Agent for the benefit of Lenders that on and as of the date of the Borrowing requested herein, except as disclosed in writing on or before the date of this Notice of Continuation/Conversion, each representation and warranty made by Borrower in Section 3 of the Credit Agreement will be true and correct in all material respects both immediately before such Borrowing and after giving effect to such Borrowing, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties specifically refer to any earlier date, in which case they shall be true and correct as of such earlier date and except that for the purposes of this Loan Notice, the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01).]
[Such Borrowing shall be used for purposes permitted by the Credit Agreement.]

Borrower has performed and fulfilled each and every one of its obligations under the Credit Agreement as of the date hereof [except as follows: _______________]

Very truly yours,

MVP REIT II OPERATING PARTNERSHIP, LP,
 a Delaware limited partnership

By: THE PARKING REIT INC., a Maryland corporation, its General Partner

By: ________________________
Name: Michael Shustek
Title: Chief Executive Officer

EXHIBIT F

JOINDER AGREEMENT
FORM OF JOINDER AGREEMENT
Effective Date:  _______________
To: KeyBank National Association, as Agent
Ladies and Gentlemen:
This Joinder Agreement is made and delivered by the undersigned ____________ ([each, a][the] "Joining Party") pursuant to Section 5.17 of that certain Credit Agreement, dated as of December 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement"), by and among MVP REIT II OPERATING PARTNERSHIP, LP, a Delaware limited partnership ("Borrower"), THE PARKING REIT, INC., a Maryland corporation ("REIT Guarantor"), and certain of its Subsidiaries, as Guarantors, KEYBANK NATIONAL ASSOCIATION ("KeyBank"), the other lending institutions which are parties thereto as "Lenders", and the other lending institutions that may become parties thereto, as lenders, KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the "Agent"), and KEYBANC CAPITAL MARKETS, as Lead Arranger. All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
Reference is also made to that certain:
1.
Guaranty, dated as of December 29, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Guaranty"), by the REIT Guarantor, and certain Subsidiaries of the Borrower, in favor of Agent;

2.
 Equity Interests Pledge and Security Agreement, dated as of December 29, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the "Equity Interests Pledge Agreement"), by and among Borrower and certain of its Subsidiaries, as pledgors (each an "Equity Interests Pledgor" and collectively, the "Equity Interests Pledgors"), and Agent, for its own benefit and the benefit of the Lenders; and

3.
 Environmental Indemnity dated as of December 29, 2017, (as amended, restated, supplemented, or otherwise modified from time to time, the "Environmental Indemnity"), by and among the REIT Guarantor, the Borrower, and certain of their Subsidiaries (each an "Indemnitor" and collectively, the "Indemnitors"), and Agent, for its own benefit and the benefit of the Lenders.

By executing and delivering this Joinder Agreement, [the][each] Joining Party hereby becomes a party to the Credit Agreement and the Guaranty as a "Guarantor" and a "Credit Party"

thereunder and the Environmental Indemnity as an "Indemnitor" thereunder, in each case, with the same force and effect as if originally named therein as a Guarantor, Credit Party, and Indemnitor therein and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor, Credit Party, and an Indemnitor thereunder.
Effective as of this date of this Joinder Agreement, [the][each] Joining Party confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement, Guaranty, and Environmental Indemnity. [The][Each] Joining Party hereby represents and warrants that each of the representations and warranties contained in the Credit Agreement, Guaranty, and Environmental Indemnity is true and correct on and as the date hereof as if made on and as of such date, except to the extent any such representation or warranty was expressly made as of an earlier date, in which case such representation or warranty was true and correct as of such earlier date.
By its signature below, as security for the full and punctual payment and performance of the Obligations and Hedging Obligations, [____] ([each, a][the] "Pledgor") hereby grants, pledges, hypothecates, transfers and assigns to Agent a continuing lien on, and security interest in, all of its right, title, and interest in and to the Equity Interests set forth on Schedule I hereto and all other Collateral (as defined in the Equity Interests Pledge Agreement) associated with such Equity Interests, and agrees that Schedule I hereto may be attached to the Equity Interests Pledge Agreement and shall supplement the existing Schedule II to the Equity Interests Pledge Agreement and that the Equity Interests listed on Schedule I  to this Supplement shall be deemed to be and shall become Pledged Interests under the Pledge Agreement and part of the Collateral thereunder.
By executing and delivering this Joinder Agreement, [the][each] Joining Party acknowledges receipt of a copy of the Equity Interests Pledge Agreement, consents to the pledge of the interests provided for therein, has noted the same on its books and records, and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it.  [The][Each] Joining Party also agrees that until receipt of written notice from the Agent that the Equity Interests Pledge Agreement has been terminated, it shall:  (a) upon receipt of notice from the Agent that an Event of Default as defined in the Equity Interests Pledge Agreement has occurred and is continuing, pay to the Agent all amounts then due and thereafter as they become due to the applicable Pledgor; (b) upon the receipt of notice from the Agent that the Agent (or any successor or assign of the Agent) has become the owner of the membership interest or partnership interest (as the case may be) as the result of the exercise by the Agent of the Agent's rights and remedies under the Equity Interests Pledge Agreement, admit and recognize the Agent (or any such successor and assign of the Agent) as a member or limited partner (as provided for the organizational documents [the][each] Joining Party), with the full right to exercise all of the rights of a member, general partner or a limited partner as the case may be; (c) upon receipt of notice from the Agent that an Event of Default as defined in the Equity Interests Pledge Agreement has occurred and is continuing, to the extent provided in the Equity Interests Pledge Agreement, comply with the instructions of the Agent in connection with the exercise of the Agent's rights and remedies as set forth in the Equity Interests Pledge Agreement, without any further consent from any Borrower or any other Person in respect of the Pledged Collateral.

 [The][Each] Joining Party represents and warrants to the Agent that, as of the date hereof, (i) the Pledgor listed on Schedule I hereto with respect to such Joining Party's Equity Interests is the owner of the percentage of the limited liability company membership interests or partnership interests of, and possesses the percentage of the economic, management and voting rights in, such Joining Party set forth on such Schedule I; (ii) such Joining Party has no knowledge of any Lien or other security interest in such Pledged Interest (other than the Agent's) that has not been terminated on or prior to the date hereof; and (iii) the pledgee of such Pledged Interests is noted on the books of such New Issuer is KeyBank National Association, as Agent, and there is no other pledge currently noted on the books and records of such Joining Party with respect to such Pledged Interests.
This Joinder Agreement shall constitute a Loan Document for all purposes under the Credit Agreement.  This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.  Each of the counterparts shall constitute but one in the same instrument and shall be binding upon each of the parties individually as fully and completely as if all had signed but one instrument so that the joint and several liability of each of the Indemnitors hereunder shall be unaffected by the failure of any of the undersigned to execute any or all of said counterparts.
THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[JOINING PARTY]

By: ________________________________
 Title: _______________________________

[PLEDGOR]

By: ________________________________
 Title: _______________________________

SCHEDULE I
Additional Equity Issuers

Equity Pledgor	Additional Equity Issuer	Corporate Form	Jurisdiction of Organization	Percentage Owned	Certificate Number

EXHIBIT G

BORROWING BASE CERTIFICATE

To:  KeyBank National Association, as Administrative Agent
       225 Franklin Street, 18th Floor
        Boston, Massachusetts 02110
       Attention:  Christopher T. Neil

Re: Borrowing Base Certificate

This Borrowing Base Certificate (the "Certificate") is furnished pursuant to that certain Credit Agreement dated as of December 29, 2017, by and among MVP REIT II OPERATING PARTNERSHIP, LP, as borrower (the "Borrower"), the Lenders party thereto, KEYBANK NATIONAL ASSOCIATION, a national banking association, as lender and administrative agent (the "Administrative Agent") for the Lenders, (such Credit Agreement  as it may be amended, modified, supplemented, extended, renewed, or restated from time to time, the "Credit Agreement").  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.
The Borrower hereby CERTIFIES to Administrative Agent and the Lenders as follows:
The information set forth in Schedule 1 and Schedule 2 hereto is in all material respects true, correct and complete, and has been prepared in accordance with the requirements of the Credit Agreement.
The Pool Properties identified on, and the calculation of Borrowing Base Availability shown on, Schedule 1 hereto comply with all applicable conditions, terms, warranties, representations and covenants set forth in the Credit Agreement.
To the extent this Certificate is being submitted in connection with the requested addition of a new Pool Property, the Borrower hereby certifies that (a) such Real Property is free of any material environmental, structural, architectural, mechanical or title defects and (b) the applicable Pool Property Owner and each other Subsidiary of the Borrower that is required to become a Subsidiary Guarantor under SECTION 5.17 of the Credit Agreement in connection with such Real Property being accepted as a Pool Property, has no Indebtedness or liabilities other than trade payables incurred in the ordinary course of business.
As of the date hereof, the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects.
As of the date hereof, no Default or Event of Default exists.
[remainder of page intentionally left blank]

Very truly yours,

MVP REIT II OPERATING PARTNERSHIP, LP,
 a Delaware limited partnership

By: THE PARKING REIT INC., a Maryland corporation, its General Partner

By: ________________________
Name: Michael Shustek
Title: Chief Executive Officer

SCHEDULE 1

Current Outstanding Amounts (including requested amounts):

(a)	BB Revolving Loans	$
(b)	BB LC Exposure	$
(c)	BB Swingline Loans	$
(d)	BB Revolving Credit Exposure (sum of (a), (b) and (c)):	$

(e)	BB Term Loans	$
(f)	BB Total Credit Exposure (sum of (d) and (e))	$

(g)	WC Revolving Loans	$
(h)	WC LC Exposure	$
(i)	WC Swingline Loans	$
(j)	WC Revolving Credit Exposure (sum of (g), (h) and (i)):	$

(k)	Unsecured Debt (other than the Obligations)	$
(l)	Total Unsecured Debt ((f) plus (k)):	$

Borrowing Base Availability: the lesser of: (a) BB Total Credit Exposure such that Pool Leverage Ratio would not exceed 55%, (b) BB Total Credit Exposure such that the Pool Debt Yield would equal 10.5%; Full calculations are more particularly detailed in Schedule 2 annexed hereto (note: See definition for separate calculation for Milwaukee Wells Asset):
Name of Subsidiary Guarantor	Location of Pool Property	Ground Lease?	Net Operating Income	Pool Value ((x) for first 12 months, undepreciated costs basis, and (y) thereafter NOI/ 6.75%)

TOTAL:	N/A	N/A	$	$

(a)	Pool Value of ground-leased Pool Properties in excess of 15% of Total Pool Value [LIST EACH APPLICABLE POOL PROPERTY]	$
(b)	Excess Pool Value of single Pool Property in excess of 25% of Total Pool Value [LIST APPLICABLE POOL PROPERTY]	$
Adjusted Total Pool Value (Total Pool Value from table above less (a) and/or (b)):

(c)	Total Unsecured Debt such that Pool Leverage Ratio would not exceed 55%	$
(d)	Total Unsecured Debt such that the Pool Debt Yield would equal 10.5%	$
(e)	Unsecured Debt (other than Obligations)	$
	Borrowing Base Availability (lesser of (c) and (d) minus (e)):	$

Maximum BB Loan Available Amount:  lesser of (a) the Total Commitment minus the sum of the BB Total Credit Exposure and the WC Revolving Credit Exposure as of such date and (b) the aggregate Borrowing Base Availability

(a)	Revolving Commitment:	$
(b)	Term Commitment	$
(c)	Total Commitment (sum of (a) and (b))	$
(d)	BB Total Credit Exposure
(e)	WC Revolving Credit Exposure
(f)	(c) minus (d) minus (e)
(g)	Borrowing Base Availability
	Maximum BB Loan Available Amount (lesser of (f) and (g)):	$

Maximum BB Revolving Available Amount:  lesser of (a) the Total Revolving Commitments minus the WC Revolving Credit Exposure as of such date and (b) the aggregate Borrowing Base Availability minus the outstanding principal amount of all Term Loans

(a)	Revolving Commitment:	$
(b)	WC Revolving Credit Exposure	$
(c)	(a) minus (b)	$
(d)	Borrowing Base Availability
(e)	Outstanding Term Loan
(f)	(d) minus (e)
	Maximum BB Revolving Available Amount (lesser of (c) and (f)):	$

Maximum WC Revolving Loan Available Amount: the lesser of (a) the Total Revolving Commitment minus the BB Revolving Credit Exposure as of such date and (b) WC Sublimit.

(a)	Revolving Commitment:	$
(b)	BB Revolving Credit Exposure	$
(c)	(a) minus (b)	$
(d)	WC Sublimit	$
	Maximum WC Revolving Available Amount (lesser of (c) and (d)):	$

SCHEDULE 2

Detailed Calculations

EXHIBIT H-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 29, 2017 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among MVP REIT II OPERATING PARTNERSHIP, L.P. ("Borrower"), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the lenders, and each lender from time to time party thereto.
Pursuant to the provisions of SECTION 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[  ]

EXHIBIT H-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December 29, 2017 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among MVP REIT II OPERATING PARTNERSHIP, L.P. ("Borrower"), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the lenders, and each lender from time to time party thereto.
Pursuant to the provisions of SECTION 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[  ]

EXHIBIT H-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December 29, 2017 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among MVP REIT II OPERATING PARTNERSHIP, L.P. ("Borrower"), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the lenders, and each lender from time to time party thereto.
Pursuant to the provisions of SECTION 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[  ]

EXHIBIT H-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of December 29, 2017 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among MVP REIT II OPERATING PARTNERSHIP, L.P. ("Borrower"), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the lenders, and each lender from time to time party thereto.
Pursuant to the provisions of SECTION 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title: Date: ________ __, 20[ ]

EXHIBIT I

FORM OF ENVIRONMENTAL INDEMNITY

ENVIRONMENTAL COMPLIANCE AND INDEMNITY AGREEMENT
THIS ENVIRONMENTAL COMPLIANCE AND INDEMNITY AGREEMENT (this "Environmental Indemnity" or this "Agreement") is given by each of Indemnitors as of December 29, 2017, pursuant to the terms and conditions of that certain Credit Agreement dated as of the date hereof (hereinafter, as same may be amended, restated, renewed, replaced, or modified, the "Credit Agreement") by and among MVP REIT II OPERATING PARTNERSHIP, LP, a Delaware limited liability company (the "Borrower"), the other Credit Parties party thereto from time to time, certain lenders party thereto from time to time (the "Lenders") and KEYBANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for itself and the Lenders (the "Agent"), having a place of business at 225 Franklin Street, Boston, Massachusetts 02110.  Capitalized terms used in this Agreement which are not otherwise specifically defined herein shall have the same meanings herein as in the Credit Agreement.
As used herein:
1. The term "Environmental Legal Requirements" shall mean all applicable past (which have current effect), present or future federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, or any judicial or administrative interpretations thereof, and the requirements of any Governmental Authority, applicable to pollution, the regulation or protection of the environment, the health and safety of persons and property and all other environmental matters and shall include, but not be limited to, all orders, decrees, judgments and rulings imposed through any public or private enforcement proceedings, relating to Hazardous Materials or the existence, use, discharge, release, containment, transportation, generation, storage, management or disposal thereof, or otherwise regulating or providing for the protection of the environment applicable to the Property and relating to Hazardous Materials, or to the existence, use, discharge, release or disposal thereof.  Environmental Legal Requirements presently include, but are not limited to, the following laws: Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§9601 et seq.); Clean Air Act of 1966 as amended (42 U.S.C. §§7401 et seq.); Emergency Planning and Community Right-To-Know Act of 1986 (42 U.S.C. §§11001 et seq.); Federal Clean Air Act (42 U.S.C. §7401 et seq.); Federal Clean Water Act (33 U.S.C. §1251 et seq.); Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.); Hazardous Materials Transportation Act (49 U.S.C. App. §§1808 et seq.); National Environmental Policy Act of 1969 (42 U.S.C. §§4321 et seq.); Occupational Safety and Health Act of 1970 as amended (29 U.S.C. §§651 et seq.); Oil Pollution Act of 1990 (33 U.S.C. §§2701 et seq.); Pollution Prevention Act (42 U.S.C. §13101 et seq.), Public Health Service Act (42 U.S.C. §201 et seq.); Safe Drinking Water Act of 1974 as amended (42 U.S.C. §§300(f) et seq.); Solid Waste Disposal Act as Amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. §§6901 et seq.); Toxic

Substances Control Act of 1976 (15 U.S.C. §§2601 et seq.) and the applicable laws and regulations of each state in which any Property is located.
2. The term "Hazardous Materials" shall mean asbestos, mold, flammable materials, explosives, radioactive or nuclear substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, urea formaldehyde, chemicals, gases, solvents, pollutants or contaminants that could be a detriment or pose a danger to the environment or to the health or safety of any person, and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, by-laws, rules, regulations, codes or ordinances or any judicial or administrative interpretation thereof.
3. The term "Property" shall mean, individually and collectively, as the context requires, any Pool Property at any time owned or leased (as lessee or sublessee) by the Borrower, the Parent Guarantor, any other Indemnitor, or any of their respective Subsidiaries.
4. The term "Surrounding Property" shall mean any property located within close proximity of the perimeter of each Property.
5. The term "Indemnitor" or "Indemnitors" shall mean, singly and collectively, and jointly and severally, the Borrower, the Parent Guarantor, the other Subsidiary Guarantors that have executed this Agreement, and each other Additional Indemnitor that may be party hereto in accordance with Section 16 hereof.
6. The term "Indemnified Party" shall mean (i) Agent and each of the Lenders; (ii) all those claiming by, through or under Agent or any Lender, including any subsequent holder of any portion of the Obligations and any present or future owner of a participation interest therein; and (iii) any party acquiring title to the Property from the holder of any portion of the Obligations whether by right of foreclosure or by deed in lieu thereof or by becoming the owner of the Equity Interests in the owner of such Property; and (iv) as to each of the foregoing, their respective Affiliates, parent and subsidiary corporations, and, as applicable, the respective officers, directors, stockholders, agents, employees (including in-house accountants and in-house attorneys) of any one or more of them, and any Affiliate thereof; all of the foregoing as may be applicable at any time with respect to any portion of the Obligations.
7. The term "Environmental Enforcement Action" shall mean all actions, orders, requirements or liens instituted, threatened, required, completed, imposed or placed by any Governmental Authority, and all claims initiated by any other Person, against or with respect to the Property or any Surrounding Property, arising out of or in connection with any of the Environmental Legal Requirements, any environmental condition, or the assessment, monitoring, clean-up containment remediation or removal of, or damages caused or alleged to be caused by, any Hazardous Materials (i) present on or under the Property (whether as a result of activities on the Property or on any Surrounding Property), (ii) emanating from the Property or a Surrounding Property (and actually impacting the Property), or (iii) generated, stored, transported, utilized, disposed, managed, or released by any Indemnitor (whether or not on, under or from) on or across the Property or the Surrounding Property.

8. The terms "generated," "stored," "transported," "utilized," "disposed," "managed," "released" and "threat of release," and all conjugates thereof, shall have the meanings and definitions set forth in the applicable Environmental Legal Requirements.
FOR VALUE RECEIVED, and to induce Agent and the Lenders to grant the Loans and extend credit to Borrower as provided for in the Credit Agreement and the other Loan Documents, respectively, Indemnitors, jointly and severally, hereby unconditionally agree as follows:
1. Compliance with Environmental Legal Requirements.
1.1 Compliance.  Until such time as all Obligations of Borrower have been paid in full, Indemnitors guaranty and agree that each Credit Party, or the other indemnitors on behalf any Credit Party, shall materially comply with all Environmental Legal Requirements applicable to the Property owned by each Credit Party or Subsidiary thereof and that each Credit Party, or any other indemnitors on behalf of any Credit Party, shall take (or cause to be taken) all remedial action required pursuant to any Environmental Legal Requirements to avoid any liability of any Credit Party (or Subsidiary thereof), Agent, Lenders or any Indemnified Party, or any subsequent owner of the Property, and to avoid the imposition of, or to discharge, any liens on the Property, as a result of any failure to materially comply with Environmental Legal Requirements applicable to any Property.

1.2 Prohibitions. Without limitation upon the generality of foregoing, Indemnitors and each of them agree that they shall not:

(ii)	Release or permit any release of any Hazardous Materials on the Property in violation of Environmental Legal Requirements;

(iii)	Generate or permit any Hazardous Materials to be generated on the Property in violation of Environmental Legal Requirements;
(iv)	Except in strict compliance with all Environmental Legal Requirements, store, or utilize, or permit any Hazardous Materials to be stored or utilized on the Property;
(v)	Dispose of or permit any Hazardous Materials to be disposed of on the Property in violation of Environmental Legal Requirements; and
(vi)	Fail to operate, maintain, repair and use the Property in accordance with applicable Environmental Legal Requirements.

The matters described in clauses (a) through (e) above, except as otherwise provided in Section 1.3 below, are referred to collectively in this Agreement as "Prohibited Activities or Conditions".
1.3 Prohibited Activities or Conditions shall not include the safe and lawful use and storage of quantities of (1) construction materials, pre-packaged supplies, cleaning materials, petroleum products, household products, paints, solvents, lubricants, pest-control products, cooking supplies and other materials customarily used in the construction, development, operation, maintenance or use of comparable properties to the applicable Property, (2) cleaning materials, household products, personal grooming items and other items sold in pre-packaged containers for consumer use and used by tenants and occupants of the applicable Property; (3) petroleum products and other materials used in the operation and maintenance of motor vehicles from time to time located on the applicable Property's parking areas (if any), so long as all of the foregoing are used, stored, handled, transported and disposed of in compliance with Environmental Legal Requirements.  Any Hazardous Materials expressly disclosed in the Environmental Reports (as defined in Exhibit B) shall not cause a breach of this Section on the Closing Date but shall relieve the Indemnitors of their obligations under this Agreement, including Section 1.1 hereof.

1.4 Each Indemnitor shall take all commercially reasonable actions to prevent its employees, agents, and contractors, and all tenants and other occupants from causing or permitting any Prohibited Activities or Conditions.  Indemnitor shall not lease or allow the sublease or use of all or any portion of the Property to any tenant or subtenant for use by any user that, in the ordinary course of its business, would cause or permit any Prohibited Activities or Conditions and shall not otherwise permit any Prohibited Activities or Conditions.

2.
Notice of Conditions.  Indemnitors shall provide Agent with prompt written notice, but in no event later than five (5) Business Days after obtaining any actual knowledge or actual notice thereof, of any of the following conditions: (i) the presence, or any release or imminent threat of release, of any Hazardous Materials on, under or from the Property, or any Surrounding Property in violation of Environmental Legal Requirements whether or not caused by any of Indemnitors; (ii) any Environmental Enforcement Action instituted or threatened in writing; or (iii) any condition or occurrence on the Property, or any Surrounding Property, that is reasonably likely to constitute a violation of any of the Environmental Legal Requirements with respect to the Property.

3.	Indemnitors' Agreement to take Remedial Actions.
3.1 Remedial Actions.  Upon any of Indemnitors becoming aware of the violation of any Environmental Legal Requirement related to the Property, or the presence, or any release or any threat of release, of any Hazardous Materials on, under, or from the Property or any Surrounding Property, whether or not caused by any of Indemnitors, Indemnitors shall, subject to the rights to contest set forth in Section 6, promptly take all actions: (A) to cure or eliminate any such violation of any such

Environmental Legal Requirement and, where applicable, to arrange for the assessment, monitoring, clean-up, containment, removal, remediation, or restoration of the Property and, (B) to the extent that the presence of any Hazardous Materials on the Surrounding Property originated on, under, or from the Property, or constitutes a danger to the Property, as are required pursuant to any Environmental Legal Requirements or by any Governmental Authority.
3.2 Intentionally Omitted.
3.3 Environmental Assessments.  Agent shall have the right to require Indemnitors, at their own cost and expense, to obtain a professional environmental assessment of the Property in accordance with Agent's then standard environmental assessment requirements and sufficient in scope to comply with the requirements of Section 4 upon the occurrence of any one or more of the following events: (i) an Event of Default; or (ii) upon receipt of any notice of any of the conditions specified in Section 2 of this Agreement.
4.	Agent's Rights to Inspect the Property and Take Remedial Actions.
4.1 Agent's Rights.  Agent may exercise its rights and remedies under this Section 4 only upon and following the existence of one or more of the following events or conditions: (i) the Obligations  becomes due and payable upon acceleration based upon the occurrence and during the continuance of an Event of Default; (ii) an Indemnified Party, or an affiliate thereof, has taken possession of all or some portion of the Property based upon the occurrence and continuance of an Event of Default, including by becoming the owner of the Equity Interest of the owner of such Property; (iii) an Indemnified Party, or an affiliate thereof, has acquired title to all or some portion of the Property by virtue of becoming the owner of the Equity Interest of the owner of such Property; or (iv) a claim has been asserted against an Indemnified Party for which indemnification is provided in this Agreement, but none of Indemnitors has undertaken and is continuing to pursue commercially reasonable efforts to remediate, defend and otherwise indemnify any such Indemnified Party and to provide such Indemnified Party with reasonable assurances of such Indemnitor's ability, financially and otherwise, to satisfy Indemnitors' obligations.  Agent shall have the right, but not the obligation, through such representatives or independent contractors as it may designate, to enter upon the Property and to expend funds to:
4.1.1 Assessments.  Cause one or more environmental assessments of the Property to be undertaken, if Agent in its reasonable discretion determines that such assessment is appropriate.  Upon request by an Indemnitor (and at such Indemnitor's expense) Agent shall disclose or otherwise make available to Indemnitors such results or any other information obtained by Agent in connection with environmental assessments that Agent commissioned.  Such environmental assessments may include, without limitation, (i) detailed visual inspections of the Property, including without limitation all storage areas, storage tanks, drains, drywells and leaching areas; (ii) the taking of soils and surface and sub-surface water samples; (iii) the performance of soils and ground water analysis; and (iv) the performance of such other investigations or analysis as are necessary or appropriate and consistent with sound professional environmental engineering practice in order for Agent to obtain a complete assessment of the compliance of the Property and the use thereof with all Environmental Legal Requirements and to make a determination as to whether or not there is any risk of contamination (x) to the Property resulting from Hazardous Materials originating on, under, or from any Surrounding Property or (y) to any Surrounding Property resulting from Hazardous Materials originating on, under, or from the Property;
4.1.2 Cure.  Cure any breach of the representations, warranties, covenants and conditions made by or imposed upon Indemnitors under this Agreement including without limitation any violation by any of Indemnitors, or by the Property, or by any other occupant, prior occupant  or prior owner thereof, of any of the Environmental Legal Requirements applicable to the Property;
4.1.3 Prevention and Precaution.  Take all actions as are necessary to (i) prevent the migration of Hazardous Materials on, under, or from the Property to any Surrounding Property; (ii) clean-up, contain, remediate or remove any Hazardous Materials on, under, or from any Surrounding Property (with the consent of the owner of such Surrounding Property) which Hazardous Materials originated on, under, or from the Property; or (iii) prevent the migration of any Hazardous Materials on, under, or from any Surrounding Property to the Property;
4.1.4 Environmental Enforcement Actions. Comply with, settle, or otherwise satisfy any Environmental Enforcement Action including, but not limited to, the payment of any funds or penalties imposed by any Governmental Authority and the payment of all amounts required to remove any lien on or affecting the Property; and
4.1.5 General.  Comply with, settle, or otherwise satisfy any Environmental Legal Requirement and correct or abate any environmental condition on, or which threatens, the Property and which could cause damage or injury to the Property or the Surrounding Property or to any person.
4.2 Recovery of Costs.  Any amounts paid or advanced by Agent or any Lender and all reasonable out-of-pocket costs and expenditures incurred in connection with any action taken pursuant to the terms of this Agreement, including but not limited to environmental consultants' and experts' fees and expenses, court costs and all costs of assessment monitoring clean-up, containment, remediation, removal and restoration, shall be a demand obligation of Indemnitors to Agent and, to the extent not prohibited by law, shall be added to the Obligations secured by the Security Documents when paid by Agent or any Lender and shall be secured by the lien of the Security Documents as fully and as effectively and with the same priority as every other obligation secured thereby.

4.3 Agent and the Lenders Not Responsible.  The exercise by Agent or any Lender of any one or more of the rights and remedies set forth in this Section 4 shall not operate or be deemed (a) to place upon Agent or any Lender any responsibility for the operation, control, care, service, management, maintenance or repair of the Property or (b) make Agent or any Lender the "owner" or "operator" of the Property or a "responsible party" within the meaning of any of the Environmental Legal Requirements.
4.4 Agent's and the Lenders' Subrogation.  Furthermore, Agent and/or any Lender by making any such payment or incurring any such costs shall be subrogated to all rights of each of Indemnitors to seek reimbursement from any other person including, without limitation, any predecessor, owner or occupant of the Property who may be a "responsible party" under any of the Environmental Legal Requirements in connection with the presence of Hazardous Materials on or under or which emanated from, the Property.
4.5 Agent/Lender May Stop.  Without limiting the generality of the other provisions of this Agreement, any partial exercise by Agent or any Lender of any one or more of the rights and remedies set forth in this Section 4 including, without limitation, any partial undertaking on the part of Agent or any Lender to cure any failure by any of Indemnitors, or of the Property, or any other occupant or owner thereof, to comply with any of the Environmental Legal Requirements shall not obligate Agent or any Lender to complete such actions taken or require Agent or any Lender to expend further sums to cure such non-compliance.
5.
Indemnification.  At all times, both before and after the repayment of any portion of the Obligations, but subject in all cases to the terms of Section 20 hereof, Indemnitors hereby jointly and severally agree that they shall at their sole cost and expense indemnify, defend, exonerate, protect and save harmless each Indemnified Party against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgment, suits, proceedings, costs, disbursements or expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys' and experts' fees and disbursements (collectively, "Losses"), which may at any time be imposed upon, incurred by or asserted or awarded against any Indemnified Party and arising from or out of any of the following:

5.1 Hazardous Materials.  Any Hazardous Materials on, in, under, affecting, or emanating from, all or any portion of the Property or any Surrounding Property on or before the date hereof, or which may hereafter affect all or any portion of the Property or any Surrounding Property, whenever existing and whenever discovered;
5.2 Environmental Legal Requirements.  The violation of any Environmental Legal Requirement by any Credit Party or with respect to the Property or any Surrounding Property, whenever discovered;

5.3 Breach of Warranty, Representation or Covenant.  Any breach of warranty or representation or covenant made by any Indemnitor under or pursuant to this Agreement; and
5.4 General.  The enforcement of this Agreement or the assertion by any Indemnitor of any defense to the obligations of an Indemnitor hereunder, whether any of such matters arise before or after foreclosure of the lien of the Security Documents or other taking of title to or possession of all or any portion of the Property by Agent or any other Indemnified Party, and specifically including therein, without limitation, the following: (i) costs incurred for any of the matters set forth in Section 4 of this Agreement; and (ii) costs and expenses incurred pursuant to the terms of this Agreement in ascertaining the existence or extent of any asserted violation of any Environmental Legal Requirements relating to the Property and any remedial action taken on account thereof including, without limitation, the reasonable, documented and out-of-pocket costs, fees and expenses of engineers, geologists, chemists, other scientists, attorneys, surveyors, and other professionals, or testing and analyses performed in connection therewith.  Notwithstanding the foregoing, nothing in this Agreement shall require Indemnitors to indemnify for any matter caused by the gross negligence or willful misconduct of any Indemnified Party.
6.
Right to Contest.  Any Credit Party, or any other Indemnitor, may contest in good faith any claim, demand, levy or assessment under any Environmental Legal Requirements, including, but not limited to, any claim with respect to Hazardous Materials, by any person or entity if:

6.1 Material Question In Good Faith. The contest is based upon a material question of law or fact raised by such Credit Party or such other Indemnitor in good faith;
6.2 Diligent Pursuit.  Such Credit Party or such other Indemnitor properly commences and thereafter diligently pursues the contest;
6.3 No Impairment.  The contest will not materially impair the taking of any required remedial action with respect to such claim, demand, levy or assessment;
6.4 Adequate Resources.  Such Credit Party, or such other Indemnitor, demonstrates to Agent's reasonable satisfaction that such Credit Party, or such other Indemnitor, has the financial capability to undertake and pay for such contest and any remedial action then or thereafter necessary;
6.5 Resolve By Maturity.  There is no reasonable reason to believe that the contest will not be resolved prior to the maturity of any portion of the Obligations; and
6.6 No Event of Default.  No Event of Default exists under the Loan Documents unrelated to the matters being contested in good faith in connection with this Section 6.

7.	Waivers. Indemnitors each hereby waive and relinquish to the fullest extent now or hereafter not prohibited by applicable law:
7.1 Suretyship Defenses. All suretyship defenses and defenses in the nature thereof, including without limitation, any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
7.2 Marshalling. Any right or claim of right to cause a marshalling of any Credit Party's assets or of any security or to cause Agent to proceed against any of the Collateral for the Obligations before proceeding under this Agreement against any Indemnitor, or to require Agent to proceed against Indemnitors in any particular order;
7.3 Contribution. All rights and remedies against any other Indemnitor, including, but not limited to, any rights of subrogation, contribution, reimbursement, exoneration or indemnification pursuant to any express or implied agreement, or now or hereafter accorded by applicable law to indemnitors, guarantors, sureties or accommodation parties;
7.4 Notice. Other than as expressly required by the terms hereof, notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of nonpayment, nonperformance, nonobservance or default or other proof or notice of demand whereby to charge Indemnitors therefor;
7.5 Statute of Limitations. The pleading of any statute of limitations as a defense to such Indemnitor's obligations hereunder;
7.6 Intentionally Deleted;
7.7 Election of Remedies.  Any and all rights and defenses arising out of an election of remedies by Lender;
7.8 Financial Conditions.  Any defense based upon Agent's failure to disclose to Indemnitors any information concerning any Credit Party's financial condition or any other circumstances bearing on any Credit Party's ability to perform its Obligations under the Loan Documents;
7.9 Release.  Any act or omission by Agent which directly or indirectly results in, or contributes to, the release of any Credit Party or any other person or any collateral for any obligation to Agent in connection with any portion of the Obligations;
7.10 Collateral.  The unenforceability or invalidity of any collateral assignment or guaranty with respect to any Obligation to Agent in connection with the Loan Documents, or the lack of perfection or continuing perfection or lack of priority of any Lien which secures any Obligation to Agent in connection with the Loan Documents; and

7.11 Procedure. EACH INDEMNITOR, AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTIES IN CONNECTION HEREWITH; THIS WAIVER BEING A MATERIAL INDUCEMENT FOR AGENT AND THE LENDERS TO ACCEPT THIS AGREEMENT AND TO MAKE THE LOANS AND OTHERWISE EXTEND CREDIT UNDER THE LOAN DOCUMENTS;
8.
Cumulative Rights.  Agent's rights under this Agreement shall be in addition to and not in limitation of all of the rights and remedies of Agent under the other Loan Documents, respectively.  All rights and remedies of Agent shall be cumulative and may be exercised in such manner and combination as Agent may determine.

9.
No Impairment.  The liability of Indemnitors hereunder shall in no way be limited or impaired by, and each Indemnitor hereby assents to and agrees to be bound by, any amendment or modification of the provisions of the respective Loan Documents to or with Agent and the Lenders by any Credit Party or any Indemnitor or any person who succeeds any Credit Party as owner of any Property.  In addition, the indemnification obligations of Indemnitors under this Agreement shall in no way be limited or impaired by:

9.1 Extensions.  Any extensions of time for performance required by any of the respective Loan Documents;
9.2 Amendments.  Any amendment to or modification of any of the respective Loan Documents;
9.3 Transfer.  Other to the extent set forth in Section 20 hereof, any sale or assignment of any portion of the Obligations, or any sale, assignment or foreclosure of the Obligations or lien of the Security Documents or any sale, transfer or all or part of the Property, respectively;
9.4 Exculpatory Language.  Any exculpatory, or nonrecourse, or limited recourse, provision in any of the respective Loan Documents limiting Agent's or any Lenders' recourse to the Collateral or to any other property or limiting Agent's or any Lenders' rights to a deficiency judgment against any Credit Party or any other party;
9.5 Inaccuracies.  The accuracy or inaccuracy of any of the representations or warranties made by or on behalf of any Indemnitor under the respective Loan Documents or otherwise;

9.6 Release.  The release of any Indemnitor, or of any other person or entity from performance or observance of any of the agreements, covenants, terms of conditions contained in any of the respective Loan Documents by operation of law, Agent's or any Lenders' voluntary act, or otherwise;
9.7 Bankruptcy or Reorganization.  The filing of any bankruptcy or reorganization proceeding by or against any Indemnitor, any member or general partner or owner of any Credit Party, or any subsequent owner of the Property;
9.8 Substitution.  The release or substitution in whole or part of any collateral or security for the Obligations;
9.9 Failure To Perfect.  Agent's failure to record or file any UCC financing statements (or Agent's improper recording or filing of any thereof) or to otherwise perfect, protect, secure, or insure any security interest or lien given as security for any portion of the Obligations;
9.10 Release of Parties.  The release of any one or more of Indemnitors or any other party now or hereafter liable upon or in respect of this Agreement or any portion of the Obligations; or
9.11 Invalidity.  The invalidity or unenforceability of all or any portions of any of the Loan Documents as to any Indemnitor or to any other person or entity.
Any of the foregoing may be accomplished with or without notice to any Credit Party or any Indemnitor or with or without consideration.
10.
Delay Not Waiver.  No delay on Agent's part in exer-cising any right, power or privilege hereunder or under any of the respective Loan Documents shall operate as a waiver of any such privilege, power or right.  No waiver by Agent in any instance shall constitute a waiver in any other instance.

11.
Warranties and Representations.  The Indemnitors each represent and warrant to Agent, the same to be true as of the date hereof, that except as otherwise disclosed in the Environmental Reports and subject to Section 1.3 hereof:

11.1 No Hazardous Materials at Property.  To the best of Indemnitors knowledge,  Hazardous Materials has been or is currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Property, whether or not in reportable quantities, or in any manner introduced onto the Property including without limitation into any septic, sewage or other waste disposal systems servicing the Property;
11.2 No Violations Claimed Re Property or Indemnitors.  None of the Indemnitors (or their Subsidiaries) has received any notice from any Governmental Authority in the state in which any Property is located or the United States Environmental Protection Agency claiming that (i) the Property or any use thereof violates any of the

Environmental Legal Requirements or (ii) any of the Indemnitors or any of their respective Subsidiaries, employees or agents have violated any of the Environmental Legal Requirements with respect to the Property or any Surrounding Property;
11.3 No Liability to Governmental Authorities.  None of the Indemnitors (nor  its Subsidiaries) has incurred any outstanding liability to any Governmental Authority in the state in which any Property is located or the United States of America under any of the Environmental Legal Requirements;
11.4 No Lien on Property.  No lien against the Property has arisen under or related to any of the Environmental Legal Requirements has been recorded or filed against the Property;
11.5 No Enforcement Actions.  There are no Environmental Enforcement Actions pending; or to the best of the Indemnitors' information, knowledge threatened;
11.6 No Knowledge of Hazardous Materials at Surrounding Property.  Without investigation or inquiry, none of the Indemnitors has any knowledge that any Hazardous Materials have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from the Surrounding Property in violation of or allegedly in violation of any of the Environmental Legal Requirements;
11.7 No Knowledge of Violations Re Surrounding Property.  Without investigation or inquiry, none of the Indemnitors has any knowledge of any action or order instituted or threatened by any person or Governmental Authority arising out of or in connection with the Environmental Legal Requirements involving the assessment, monitoring, cleanup, containment, remediation or removal of or damages caused or alleged to be caused by any Hazardous Materials generated, stored, transported, utilized, disposed of, managed, released or located on, under or from any Surrounding Property;
11.8 No Underground Storage Tanks.  There are no underground storage tanks on or under the Property;
11.9 No Dangerous Conditions. To Indemnitor's knowledge, no environmental condition exists on the Property which could cause any damage or injury to the Property, any Surrounding Property or to any person;
11.10 Valid and Binding.  This Agreement constitutes the legal, valid and binding obligation of each of the Indemnitors in accordance with the respective terms hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors'  rights and general principles of equity.
11.11 Entity Matters.  That each Indemnitor is a duly organized validly existing entity in good standing under the laws of its organization or formation and has all requisite power and authority to conduct its business and to own its properties as now conducted or owned;

11.12 Material Economic Benefit.  The granting of the Loans and other extensions of credit pursuant to the Loan Documents to Borrower will constitute a material economic benefit to each Indemnitor.
12.
Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.  Each of the counterparts shall constitute but one in the same instrument and shall be binding upon each of the parties individually as fully and completely as if all had signed but one instrument so that the joint and several liability of each of the Indemnitors hereunder shall be unaffected by the failure of any of the undersigned to execute any or all of said counterparts.

13.	Notices. Any notice or other communication in connection with this Agreement shall be made in the manner set forth in the Credit Agreement.
14.
No Oral Change.  No provision of this Agreement may be changed, waived, discharged, or terminated orally by telephone or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver or discharge or termination is sought.

15.
Parties Bound; Benefit.  This Agreement shall be binding upon the Indemnitors and their respective successors, assigns, heirs and personal representatives and shall be for the benefit of Agent and the Lenders, and of any subsequent holder of any portion of the Obligations and of any owner of a participation interest therein.  In the event any portion of the Obligations is sold or transferred, then the indemnification obligations of the Indemnitors to Agent and the Lenders hereunder shall then be in favor of both Agent and the Lenders originally named herein and each subsequent holder of any portion of the Obligations and any of interest therein, respectively.

16.
Additional Indemnitors.  Subject to and in accordance with the terms of the Credit Agreement, additional Subsidiaries of the Borrower may become parties hereto as additional Indemnitors (each an "Additional Indemnitor") by executing and delivering a Joinder to Environmental Indemnity (a "Joinder Agreement"), substantially in the form of Exhibit A or such other form as approved by Agent. Upon delivery of any such Joinder Agreement to Agent, notice of which is hereby waived by the Indemnitor, each such Additional Indemnitor shall be an Indemnitor hereunder and shall be a party hereto as if such Additional Indemnitor were an original signatory hereof. Each Indemnitor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Indemnitor hereunder, or by any election by Agent not to cause any Subsidiary of Borrower to become an Additional Indemnitor hereunder.  Each Indemnitor hereby authorizes Agent, for the benefit of the Lenders, to attach any Joinder to Environmental Indemnity executed by such Additional Indemnitor to this Agreement and agrees that all real property owned or leased by such Additional Indemnitor shall, for all purposes hereunder, be considered a Property for the purposes of this Agreement.

17.	Joint and Several. The obligations of each of the Indemnitors and their respective successors, assigns, heirs and personal representatives shall be joint and several.

18.
Partial Invalidity.  Each of the provisions hereof shall be enforceable against each Indemnitor to the fullest extent now or hereafter permitted by law.  The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of each other provision hereof.

19.
Governing Law and Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws, pursuant to Section 5-1401 of the New York General Obligations Law.  Section 9.09 of the Credit Agreement is hereby incorporated by reference with the same force and effect as if fully set forth herein.  Notwithstanding the foregoing, for the purpose of defining Hazardous Materials and for the purpose of determining the nature and extent of Environmental Legal Requirements and Environmental Legal Requirements applicable to the Property, applicable federal law and applicable law of the state or commonwealth in which each applicable Property is located, shall govern.

20.
Survival.  The provisions of this Agreement shall continue in effect and shall survive (among other events) any payment and satisfaction of the Loans and the Obligations thereunder, respectively, any termination or discharge of the lien of the Security Documents, foreclosure, a deed-in-lieu transaction, or release of any Collateral.  The foregoing notwithstanding, the Indemnitors shall have the right to terminate their continuing liability hereunder upon fulfillment of each of the following conditions to the reasonable satisfaction of Agent:

20.1 Agent and the Lenders shall have received Non-Contestable Payment in full of all Obligations, including but not limited to repayment in full of the Loans and any other Obligations arising on or prior to such date, but excluding any Obligations which might arise in the future under the provisions of this Agreement.  The term "Non-Contestable" shall mean the receipt of payment of the Loans or other satisfaction of all respective Obligations, the termination of all Commitments under the Credit Agreement, the expiration of all outstanding Letters of Credit (or granting of cash collateral with respect thereto on terms and conditions acceptable to the Issuing Lender in its sole discretion) and the expiration of all periods of time within which a claim for the recovery of a preferential payment, or fraudulent conveyance, or fraudulent transfer, in respect of payments received by Agent and the Lenders as to the Obligations could be filed or asserted with (A) no such claim having been filed or asserted, or (B) if so filed or asserted, the final, non-appealable decision of court of competent jurisdiction denying the claim or assertion.
20.2 The Indemnitors shall have delivered to Agent and the Lenders a phase 1 environmental report and such report does not disclose the existence of any violation of Environmental Legal Requirements applicable to the Property, or the lawful assertion by any governmental agency or third party of any violation which has not been cured of any Environmental Legal Requirements, on or with respect to the Property, which report shall be dated, or last updated, to a date which is not earlier than the date on which the lien of the Security Documents was discharged or released of record.
20.3 No Environmental Enforcement Action shall be pending or threatened in writing with respect to the Property.
20.4 The Obligations have been repaid without Agent or any Lender or any affiliate thereof ever having taken actual or possession of any of the Property, or constructive possession through either: (A) the appointment of a receiver, or (B) any other exercise of Agent's or any Lenders' rights and remedies following an Event of Default under any of the Loan Documents.
20.5 No change shall have occurred in applicable Environmental Legal Requirements or in any official interpretation thereof (including governmental, judicial or administrative) which could result in any Indemnified Party being held responsible for causing the Property to be in compliance with Environmental Legal Requirements.
20.6 At least twenty-four (24) months have passed since the date the principal, interest and fees due Agent and the Lenders in respect of the Obligations was paid (without regard to the passage of time required to establish Non-Contestable Payment) and no claim has been asserted for which any indemnification is provided for in this Agreement.
Such termination of Indemnitors' liability hereunder shall become effective only upon the delivery by Agent to the Indemnitors of a specific written acknowledgment of the satisfaction of the foregoing conditions and the termination of such obligations, which Agent agrees to provide unless Agent makes the good faith determination that the conditions to such termination have not been satisfied.

[Remainder of Page Intentionally Left Blank]

Witness the execution and delivery hereof as of the date first written above.
INDEMNITORS:
BORROWER:

MVP REIT II OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: THE PARKING REIT, INC., a Maryland corporation, its General Partner

By: ____________________
Name: ____________________
Title: _____________________

PARENT GUARANTOR:

THE PARKING REIT, INC., a Maryland corporation By: ____________________ Name: ____________________ Title: _____________________

[Signatures Continue on Following Page]

SUBSIDIARY GUARANTORS:

MVP MERGER SUB, LLC, a Delaware limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP REAL ESTATE HOLDINGS, LLC, a Nevada limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP MILWAUKEE WELLS LLC,
 a Nevada limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP RAIDER PARK GARAGE, LLC,
 a Delaware limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By: ________________________
Name: Michael Shustek
Title: Manager

MVP ACQUISITIONS, LLC,
a Delaware limited liability company

By: MVP Realty Advisors, LLC, a Nevada limited liability company, its Manager

By:_____________________________
  Name:  Michael Shustek
Title:  Manager

EXHIBIT A
FORM OF JOINDER TO ENVIRONMENTAL INDEMNITY
THIS JOINDER TO ENVIRONMENTAL INDEMNITY ("Joinder Agreement") is executed as of ______20__, by _______________, a _______________ ("Joining Party"), and delivered to KEYBANK NATIONAL ASSOCIATION, as Agent, pursuant to Section 16 of that certain Environmental Indemnity dated as of December 29, 2017, as from time to time in effect (the "Environmental Indemnity"), among MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the "Borrower"), The Parking REIT, Inc., and the other Indemnitors listed as a party thereto (together with the Borrower, individually and collectively, jointly and severally, the "Indemnitors"), and KeyBank National Association, for itself and as Agent for such other Lenders from time to time party to that certain Credit Agreement dated December 29, 2017 between and among Borrower, Guarantors, Agent and the Lenders.  Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Environmental Indemnity.
RECITALS
A. Joining Party has entered into that certain Subsidiary Guaranty as of the date hereof and has become a "Subsidiary Guarantor" as defined by the terms of the Credit Agreement as of the date hereof.  Joining Party is required pursuant to the terms of the loan arrangement to become an additional Indemnitor under the Environmental Indemnity.
B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.
NOW, THEREFORE, Joining Party agrees as follows:
AGREEMENT
i. Joinder.  By this Joinder Agreement, Joining Party hereby becomes an "Indemnitor" under the Environmental Indemnity and agrees that Joining Party is and shall be bound by, and hereby assumes, all obligations, representations, warranties, covenants, terms, conditions, duties and waivers applicable to an Indemnitor under the Environmental Indemnity from and after the Effective Date (as defined below).
ii. Representations and Warranties of Joining Party.  Joining Party represents and warrants to Agent that, as of the Effective Date, except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing, the representations and warranties contained in the Environmental Indemnity are true and correct in all material respects as applied to Joining Party as an Indemnitor on and as of the Effective Date as though made on that date.  As of the Effective Date, all covenants and agreements in the Environmental Indemnity of the Joining Party are true and correct with respect to Joining Party.

iii. Joint and Several.  Joining Party hereby agrees that, as of the Effective Date, the Environmental Indemnity shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party.
iv. Further Assurances.  Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.
v. GOVERNING LAW.  SECTION 22 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE.
vi. Counterparts.  This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
vii. Effective Date.  The effective date (the "Effective Date") of this Joinder Agreement is ___________, 20__.
[End of Text. Signatures on following page.]

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

JOINING PARTY:	_________________________________________ a, _______________________________________

ACKNOWLEDGED:
KEYBANK NATIONAL ASSOCIATION, as Agent
By:

Its:
 [Printed Name and Title]

EXHIBIT B

Environmental Reports

EXHIBIT J

FORM OF LETTER OF CREDIT REQUEST

[DATE]
KeyBank National Association, as Agent
 225 Franklin Street, 18th Floor
Boston, Massachusetts 02110
Attention:  Christopher T. Neil
Re:	Letter of Credit Request under Credit Agreement dated as of December 29, 2017
Ladies and Gentlemen:
Pursuant to Section 2.05 of the Credit Agreement dated as of December 29, 2017, among you, certain other Lenders, MVP REIT II OPERATING PARTNERSHIP, L.P. ("Borrower"), and KEYBANK NATIONAL ASSOCIATION, as administrative agent (the "Credit Agreement"), we hereby request that you issue a Letter of Credit as follows:
(i)	Name and address of beneficiary:
(ii)	Face amount: $
(iii)	Proposed Issuance Date:
(iv)	Proposed Expiration Date:
(v)	Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.
(vi)	Purpose of Letter of Credit:
(vii)	Class: [BB Letter of Credit][WC Letter of Credit]
This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in Section 2.05 of the Credit Agreement.
The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing.  Attached hereto is a Borrowing Base Certificate setting forth a calculation of the Maximum BB Loan Available Amount,

Maximum BB Revolving Available Amount, and, prior to the WC Termination Date, the Maximum WC Revolving Loan Available Amount, in each case, after giving effect to the Letter of Credit requested hereby.
We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by Section 2.11 of the Credit Agreement.  All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Authorized Officer or chief financial officer or chief accounting officer of Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of each Credit Party or its respective Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents or except to the extent it would not have a Material Adverse Effect (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).
The undersigned is providing the certifications and other statements set forth herein solely in the undersigned's representative capacity and not in the undersigned's personal capacity.
Very truly yours,
MVP REIT II OPERATING PARTNERSHIP, LP,
 a Delaware limited partnership

By: THE PARKING REIT INC., a Maryland corporation, its General Partner

By: ________________________
Name: Michael Shustek
Title: Chief Executive Officer

EXHIBIT K

FORM OF LETTER OF CREDIT APPLICATION
 KeyBank National Association

Application and Agreement for Irrevocable Standby Letter of Credit
To: Standby Letter of Credit Services 4910 Tiedeman, 4th floor Cleveland, Ohio 44144 Mailcode: OH-01-51-0531 Fax Number: (216) 813-3719
Please issue your Irrevocable Letter of Credit and notify the Beneficiary no later than ______ (date) by Swift (Advising Bank Swift Address) Courier (Contact Name) (Telephone Number)

Beneficiary: (show full name & complete street address)			Applicant: (show full name & complete street address)

Expiration Date:			Dollar Amount $ and currency if other than USD
☐ Automatic Extension Clause Days Notice:			(Amount in words):
Ultimate Expiration Date:
Available by Drafts at sight drawn on you and accompanied by the following documents:
☐	1.
Beneficiary's statement signed by an authorized individual of (Beneficiary) certifying "The Principal, (Applicant), has not performed or fulfilled all the undertakings, covenants and conditions in accordance with the terms of the agreement dated ___________   between (Applicant) and (Beneficiary)".

☐	2.
Beneficiary's statement signed by an authorized individual or (Beneficiary) certifying "We hereby certify that invoices under sales agreement between (Applicant) and (Beneficiary) have been submitted for payment and said invoices are past due and payable".

☐	3.
Beneficiary's statement signed by an authorized individual of (Beneficiary) certifying "We hereby certify that (Applicant) has failed to honor their contractual agreement dated ___ ______________ between (Applicant) and (Beneficiary) and that payment has not been made and is _____ past due.

☐	4.
Beneficiary's statement signed by one of its authorized individuals certifying that _________________________ (Applicant) was the successful bidder under the Tender No. __________ dated ________________ for supply of _______________ and that _________________________ (Applicant) has withdrawn their bid or failed to enter into contract.

☐	5.	Beneficiary's statement signed by an authorized individual reading: (Please indicate below the wording that is to appear in the statement to be presented.)

☐	6.	No statement or document by the beneficiary other than a draft is required to be presented under this Letter of Credit.
Partial Drawings: ☐ Permitted ☐ Not Permitted			Charges for: Applicant
Special instructions or conditions:
☐ Issue per attached sample

Applicant shall keep and maintain Demand Deposit Account No. ____ at all times.  KeyBank is authorized to debit the Demand Deposit Account or any successor account to pay any amounts which become due by Applicant in connection with the Letter of Credit, including any fees charged to Applicant or the amount of any draw(s) made under the Letter of Credit by the Beneficiary.

This application and agreement are subject to either the current uniform customs and practice for documentary credits established by the International Chamber of Commerce or the current International Standby Practices established by the International Chamber of Commerce, (whichever may be determined to be appropriate by Keycorp Affiliates under the circumstances), and to the terms and conditions set forth in the Letter of Credit Reimbursement and Security Agreement executed by the Applicant.

____________________________________________ (Customer's Signature) Signer's name		___________________________________ (Customer's Bank Sign Here – if other than a Keycorp Affiliate)	Date: __________